As filed with the Securities and Exchange Commission on February 27, 2012

Registration No. 000-54576

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

RICHFIELD OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Nevada	35-2407100
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15 W. South Temple, Suite 1050

Salt Lake City, Utah 84101

(801) 519-8500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copies to:

Reed W. Topham, Esq.

Robbie G. Yates, Esq.

Stoel Rives LLP

201 S. Main Street, Suite 1100

Salt Lake City, Utah 84111

(801) 328-3131

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller
reporting company)

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EXPLANATORY NOTE

We are filing this Amendment No. 1 to our General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement will become effective automatically by lapse of time 60 days from the date of the original filing pursuant to Section 12(g)(1) of the Exchange Act or within such shorter period as the United States Securities and Exchange Commission (the “SEC”) may direct. As of the effective date we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Registrant,” the “Company,” “we,” “our” or “us” means Richfield Oil & Gas Company. Our principal place of business is located at 15 W. South Temple, Suite 1050, Salt Lake City, Utah 84101. Our telephone number is (801) 519-8500.

FORWARD-LOOKING STATEMENTS

This registration statement may contain forward-looking statements. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. These forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We believe that these factors include but are not limited to the following:

•	questions on the part of our auditors regarding our ability to continue as a going concern;
•	our limited operating history and negative operating cash flows;
•	our substantial capital requirements that, if not met, may hinder our growth and operations;
•	loss of our directors or key management and technical personnel or our ability to attract and retain experienced technical personnel;
•	our ability to acquire or develop additional reserves;
•	our dependence on drilling partners for successful development and exploitation of certain oil properties in which we hold an interest;
•	lack of insurance against all of the operating hazards to which our business is exposed;
•	title claims to which our properties may be subject;
•	our exposure to third-party credit risk and defaults by third parties;
•	our issuance of additional indebtedness in the future;
•	our ability to realize anticipated benefits of acquisitions and dispositions;
•	our ability to adequately manage growth;
•	unforeseen economic events and the state of the global economy;
•	concentration of our producing properties in two major geographic areas;
•	uncertainties involved in drilling for and producing oil and gas;
•	market conditions or operational impediments that may hinder our access to oil and gas markets or delay production;
•	the effect of the market price of oil and gas on our profitability and cash flow;
•	shortages of rigs, equipment, supplies and personnel and any resulting delays in our production;
•	uncertainty relating to estimates of our possible reserves and proven reserves;
•	complex laws and regulations, including environmental regulations, that can materially increase the cost, manner and feasibility of doing business;
•	intense competition in the oil and gas industry;
•	delays in business operations that could reduce cash flows and subject us to credit risk;
•	recently proposed legislation relating to changes in income taxation of independent producers;
•	seasonal weather conditions and other factors affecting our drilling operations;
•	proposals to increase U.S. federal income taxation of independent producers;

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•	proposed legislation related to climate changes and global warming;
•	loss of leases or increases in lease renewal costs due to failure to drill acreage prior to lease expiration; and
•	alternatives to and changing demand for petroleum products.

You can often identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “estimates,” “intends,” “potential,” “projected,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

These statements are based on current expectations and assumptions regarding future events and business performance and involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this registration statement.  For a more detailed discussion of the principal factors that could cause actual results to be materially different, you should read our risk factors included below under “Item 1A. Risk Factors.”

Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will assume no obligation to update any of the forward-looking statements after the effective date of this registration statement to conform these statements to actual results or changes in our expectations, except as required by law.  You should not place undue reliance on these forward-looking statements, which apply only as of the effective date of this registration statement.

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GLOSSARY OF TERMS

The following definitions shall apply to the technical terms used in this report.

“Anticlinal structure or fold” are geological formations where layers of rock have been folded into an arch shape, which can include favorable formations for oil and gas drilling, such as doubly plunging or faulted anticlines, culminations, and structural domes.

“Bbl” – barrel or barrels.

“BOE” – barrels of crude oil equivalent.

“Boepd” – barrels of crude oil equivalent per day.

“Bopd” – barrels of crude oil per day.

“Condensates” are hydrocarbons that exist in a gaseous state within the native reservoir environment, but condense to a liquid state due to pressure and/or temperature changes caused during the drilling, completion, or production stages of well development.

“Development well” is a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved crude oil or natural gas reserves.

“Dry hole” is an exploratory or development well found to be incapable of producing either crude oil or natural gas in sufficient quantities to justify completion as a crude oil or natural gas well.

“Farm-in” is a contractual relationship where a company acquires an interest in an operation owned by another operator.

“Gross acres” refer to the number of acres in which we own a gross working interest.

“Gross well” is a well in which we own a working interest.

“MBbl” – thousand barrels.

“Mcf” – thousand cubic feet of gas.

“MMBbls” – million barrels.

“MMcf” – million cubic feet of gas.

“Mud-log report” is a report which sets forth data regarding geological structure and hydrocarbon presence maintained at the time a well is drilled.

“Net acres” represent the Company’s percentage ownership of gross acreage.  Net acres are deemed to exist when the sum of fractional ownership working interests in gross acres equals one (e.g., a 10% working interest in a lease covering 640 gross acres is equivalent to 64 net acres).

“Net well” is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

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“Possible reserves” – are those additional reserves which analysis of geoscience and engineering data suggest are less likely to be recoverable than probable reserves.

“Probable reserves” – are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but which together with proved reserves, are as likely as not to be recovered.

“Productive well” is an exploratory or a development well that is not a dry hole.

“Proved developed producing reserves (PDPs)” – are those reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional crude oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“Proved reserves” or “reserves” – means proved crude oil and natural gas reserves are those quantities of crude oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.  The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“Proved undeveloped reserves (PUDs)” – are those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation. Reserves on undrilled acreage shall be limited to those drilling units offsetting units that are reasonably certain of production when drilled.

“Seismic imaging” – is a tool that bounces sound waves off underground rock structures to reveal possible oil- and gas-bearing formations. Seismologists use ultrasensitive devices called geophones to record the sound waves' echoes within the earth. By studying the echoes, petroleum geologists seek to calculate the depth and structures of buried geologic formations. This analysis may help them identify oil- and gas-bearing reservoirs hidden beneath the earth's surface.

“Sidetrack” – to use a whipstock, turbodrill, or other mud motor to drill around broken drill pipe or casing that has become lodged permanently in the hole, or is used to bypass other formation damage.

“SWD” – saltwater disposal well.

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ITEM 1. BUSINESS

Our History

Our Predecessor

Our predecessor company, Hewitt Petroleum, Inc., a Delaware corporation, (“HPI”) was incorporated on May 18, 2008. On January 1, 2009, HPI entered into a Purchase and Sale Agreement with Hewitt Energy Group, LLC (“HEGLLC”) for the acquisition of certain subsidiaries, other assets and liabilities including Hewitt Energy Group, Inc., a Texas corporation (“HEGINC”), Hewitt Operating, Inc., a Utah corporation (“HOPIN”), certain oil and gas leases, well equipment, and certain liabilities (the “Subsidiary Acquisition”). At the time of the Subsidiary Acquisition, HEGLLC was owned and controlled by Douglas C. Hewitt, Sr., our Executive Chairman, President and Chief Executive Officer.

On March 4, 2011, HPI entered into a Stock Exchange Agreement with Freedom Oil & Gas, Inc., a Nevada corporation (“Freedom”), which called for the exchange of stock in HPI for all of the outstanding stock of Freedom (the “Freedom Acquisition”). The Freedom Acquisition was approved by HPI’s Board of Directors and a majority of the stockholders of Freedom as required by Nevada law, and the exchange took place effective March 31, 2011. As a result of the Freedom Acquisition, Freedom became a wholly owned subsidiary of HPI. The Freedom Acquisition allowed for the consolidation of working interests held by HPI and Freedom in several Utah exploration projects, as well as the acquisition by HPI of the remaining assets and liabilities of Freedom.

Transactions Relating to Our Formation

Richfield Oil & Gas Company (the “Company”) was incorporated in Nevada on April 8, 2011. Contemporaneously with the incorporation, we merged with our predecessor company, HPI (the “HPI Merger”). In connection with the HPI Merger, HPI was merged out of existence and the Company assumed all of the assets and liabilities of HPI. The HPI Merger was approved by our Board of Directors and a majority of the stockholders of HPI as required by Delaware law.

Following the HPI Merger, Freedom was a wholly-owned subsidiary of the Company until June 20, 2011. On June 20, 2011, Freedom was merged with and into our Company (the “Freedom Merger”). In connection with the Freedom Merger, Freedom was merged out of existence and the Company assumed all of the assets and liabilities of Freedom. We refer to the Subsidiary Acquisition, the Freedom Acquisition, the HPI Merger and the Freedom Merger as the “Consolidation.”

Our Business Strategy

We are an oil and gas exploration and production company with eight projects in Utah, Kansas and Oklahoma. We are currently producing oil from four projects in Kansas. In January 2012, we began drilling a well in Kansas that we refer to as the “Koelsch #25-1 Well” located in Stafford County, Kansas, which is currently in the completion stage of development. In April 2010, we began drilling a well we refer to as the “Liberty #1 Well” located in Juab County, Utah, which is also currently in the completion stage of development. The focus of our business is acquiring, retrofitting, and operating or selling oil and gas production. We have two strategic directions:

a)	We used our research technology to identify properties in Kansas that were initially developed between the 1920s and 1950s. We identified significant oil and gas reserves from these early exploration properties, which were previously underdeveloped due to inefficient and antiquated exploration and production methods and low commodity prices. In most cases these wells were developed and left fallow by major oil and gas companies. Using current technology and methodologies, we successfully developed both production and proved reserves within these fields and others, and we intend to continue to develop our Kansas properties.

b)	We have conducted a limited amount of exploration for oil and gas reserves in the Utah Overthrust region, where we have accumulated 20,522 total acres since our inception. We lease 100% of the mineral rights on these properties, and we have not granted working interests or net royalty interests to any other parties with respect to these leases. We intend to conduct drilling operations on some of our Utah properties, and to conduct additional exploration activities.

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We use a systematic approach for the acquisition of leases and development of drilling programs. Our approach focuses on three areas of development planning:

a)	Activities involving the identification, acquisition and development of leases of property in which oil or gas is known to exist. This represents approximately 20% of our development planning.

b)	Activities involving low or moderate exploration and development risk. These include leases of property where oil and gas has been produced in the past but there are no existing wells. This represents approximately 20% of our development planning.

c)	Activities involving the acquisition of projects where it is reasonably believed that potential hydrocarbon values exist based on analysis involving geochemical, radiometric, gravitational and supportable seismic data. This may include projects that have never been drilled or tested for oil and gas in the past. This represents approximately 60% of our development planning.

We have developed a database to evaluate every well on record in our Kansas areas of operation. The database contains extensive well records, including information on historic production, seismic data, geological data, well depth, well logs and drilling records, and where available, handwritten driller notes concerning rock formation depths and other relevant information. This system has been developed internally from data obtained from appropriate state agencies and private organizations. The database enables us to identify potential bypassed hydrocarbons throughout the state of Kansas.

Through statistical modeling and data evaluation, we believe greater oil and gas reserves exist and can be found, measured and produced in areas where initial reserves were previously found but abandoned prior to full development. We believe that with our current technologies and systems, acquiring and developing older fields mitigates exploration risk and is a safe and predictable method of managing our business.

Properties

We maintain our headquarters at 15 West South Temple, Suite 1050, Salt Lake City, Utah 84101 and have temporary operational facilities in Russell County, Kansas and Juab County, Utah. The Kansas facilities include a storage yard for equipment and the Utah facilities include a trailer located on the current Liberty #1 Well site in Juab County, Utah.

We own leases equal to approximately 23,308 total acres in Kansas, Oklahoma and Utah, where we have leased 100% of mineral rights in connection with each lease. As of February 27, 2012, we have 11 producing wells and 24 non-producing wells, including the Koelsch #25-1 Well, which is in the completion stage of development. In addition, we operate seven saltwater disposal wells. As of January 1, 2012, the effective date of the Pinnacle Reserve Report (defined below), we had 11 producing wells.

Kansas/Oklahoma

In 2009, we began development of our leases in Kansas and Oklahoma by selling working interests to a foreign publicly held company to provide development funding. Over the following two years we purchased and sold working interests in our Kansas and Oklahoma properties. As of February 27, 2012, we have three Kansas properties (Gorham Field, South Haven Field and Trapp Field) in which we own a 100% working interest and which contain 31 total wells, including nine producing wells, 17 shut-in wells, and four saltwater disposal wells. We have a Kansas property (Perth Field) in which we own a 75% working interest and which contains four total wells, including two producing wells, one shut-in well, and one saltwater disposal well. We have a Kansas property (Koelsch Field) in which we own a 75.5% working interest and which contains four total wells, including one well which is currently in the completion stage of development (in which we own a 73.5% working interest in the one well bore), two shut-in wells, and one saltwater disposal well. We have one property in Oklahoma (Bull Field) in which we own a 95% working interest and which contains a total of two wells, including one shut-in well and one saltwater disposal well. Our total acreage position in Kansas and Oklahoma is 2,944, with respect to which we lease 100% of mineral rights.

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Utah

In Utah, we have three projects—the Liberty Project, the Fountain Green Project and the Independence Project. We are the operator of all three projects through our subsidiary HOPIN. We own a 28.15% working interest before payout (return of capital) and a 24.75% working interest after payout in the Liberty #1 Well, and a 58% working interest in the Liberty Project incorporating approximately 1,184 acres. We have sold working interests in the Liberty #1 Well and in the Liberty Project to accredited investors to raise capital for development of the Liberty #1 Well. We began drilling the Liberty #1 Well in April 2010, which is currently in the completion stage of development. We own a 74.5% working interest in the deep zones and a 37.25% working interest in the shallow zones of the Fountain Green Project incorporating approximately 14,178 acres. We own a 20% working interest in the Independence Project incorporating approximately 4,680 acres and a 48.25% working interest in the shut-in well we refer to as the “Moroni #1 AXZH Well” and the surrounding 320 acres.

Business Opportunity

Our development plan is designed to generate production increases in the initial phase of the development of both our Kansas and Utah projects. We will continue to develop our Kansas properties where the reserves are proven and drilling costs are modest. For example, all drilling objectives in Kansas are shallow in nature, with depths ranging from 3,100 to 4,300 feet, and are supported by geological and engineering studies. In contrast, the Utah projects entail greater exploration risk. The Fountain Green Project will require drilling down to depths of 6,000 to 15,000 feet range. The Liberty Project will require drilling in the 3,000 to 12,000 feet range. The Independence Project will require drilling in the 8,000 to 15,000 feet range. We believe that the Utah wells, while expensive and risky, have the greatest potential return of any projects in our inventory. With the information gained from drilling and completing the Liberty #1 Well and completing the Moroni #1 AXZH Well, we will be able to better define our drilling objectives within our Utah projects.

Project Methodology

Each of the Kansas and Oklahoma fields we acquired contain old wells that previously produced only a few barrels of oil a day or were shut-in. When these wells were originally developed, they had initial production rates of 200 to over 4,000 barrels of oil per day—an indication of superior reservoir permeability.  Reservoirs with these characteristics are typically good candidates for hydrostatic reduction/hydrocarbon expansion methodologies, which are often used to obtain higher production rates. These methodologies aim to increase oil production by reducing hydrostatic pressure. Hydrostatic pressure is reduced by pumping fluid out of a well at very high rates. The decrease in hydrostatic pressure allows oil that was trapped by water to enter the well in greater proportions. We refer to the proportion of oil to water contained in extracted fluid as the “oil cut rate.” With continued production, the oil cut rate increases as the amount of water contained in extracted fluid decreases. We plan to equip many of our Kansas wells with submersible pumps and saltwater disposal systems. These pumps are expected to allow for a high rate of fluid extraction, and therefore higher oil production. The submersible pumps should also allow the water pressure in the reservoir to be reduced at a significantly increased rate than is possible using traditional pumps.

Corporate Structure

The following chart shows the current corporate structure of the Company and its subsidiaries.

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Richfield Oil & Gas Company, a Nevada corporation, is the successor corporation to Hewitt Petroleum, Inc., a Delaware corporation. Hewitt Energy Group, Inc., a Texas corporation was formed in 1989 and is licensed and bonded as a Kansas operator. HOPIN was formed in 2005 and is licensed and bonded as a Utah operator. Both Hewitt Energy Group, Inc. and HOPIN were acquired by Hewitt Petroleum, Inc. from Hewitt Energy Group, LLC effective on January 1, 2009.

General Development of the Business

We have raised capital through private placements of equity and debt financings. During the twelve-month period ended December 31, 2011, we raised $1,108,744 in cash from the private placements of common stock and $712,050 in cash from debt financings. During the twelve-month periods ended December 31, 2010 and 2009, we raised $471,221 and $556,000 in cash from the private placements of common stock and $17,500 and $355,500 in cash from debt financings, respectively. In 2008, we did not raise any cash either from the private placement of common stock or from debt financing, but we raised $424,000 from the private placements of preferred stock.

We acquired oil and gas properties, including wells and related equipment, in exchange for common stock and cash totaling $1,008,841 during the twelve-month period ended December 31, 2011. During the twelve-month periods ended December 31, 2010, 2009 and 2008, we acquired oil and gas properties, including wells and related equipment, in exchange for common stock and cash totaling $3,947,245, $2,087,941 and $167,600, respectively.

In addition, on January 1, 2009, we acquired oil and gas properties, including wells and related equipment, from HEGLLC valued at $2,976,077 in exchange for common stock and assumption of debt. On March 31, 2011, we acquired additional oil and gas properties from Freedom valued at $6,904,067 in exchange for common stock and assumption of debt. See “Item 10. Recent Sales of Unregistered Securities” for additional information relating to these offerings.

We have six full-time employees, one part-time employee and two consultants providing services for the Company in the field, and we expect to increase the number of our employees in 2012 as field operations expand. Our technical staff focuses on the development and exploration of oil drilling projects, and evaluating the probability of encountering economically recoverable hydrocarbons.

We employ integrated analysis including geology, geophysics and reservoir engineering to determine the viability of a drilling project. We prefer to drill in areas where there are multiple zones potentially containing hydrocarbons rather than a single target, which we refer to as “stacked pay.” Although we cannot be certain whether any of the zones contain hydrocarbons, the stacked pay approach reduces the risk of a dry hole. Additionally, we look for projects with access to existing infrastructure to transport and process the products produced. Once we have conducted a full review of these factors and confirmed the viability of a project, we proceed with acquiring rights to the lands and resources. These lands may be acquired through direct acquisition of existing oil and gas production, leasehold acquisitions or farm-ins.

Projects

We have initiated the development of eight projects to date. We have four oil producing projects, and we are currently selling approximately, on a gross basis, 32 barrels of oil per day (net 23 barrels of oil per day). Subject to obtaining adequate financing, we intend to initiate drilling of 18 production wells during 2012. Our development plans may be delayed and are dependent on certain conditions, including the receipt of necessary permits and the ability to obtain adequate financing. Uncertainties associated with these factors could result in unexpected delays. In addition, the feasibility of a number of the projects described below is still subject to further geological testing and/or drilling to determine whether commercial quantities of hydrocarbons are present.

In addition to the projects currently under development, we intend to initiate the development of additional projects from time to time. However, the number of projects we initiate each year will depend on a number of factors, including the availability of adequate financing, the availability of mineral leases, the demand for oil and gas, the number of projects we have under development, and our available resources to devote to our project development efforts.

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The current status of each of our projects is described below:

Kansas/Oklahoma

We hold rights with respect to five fields in Kansas and one field in Oklahoma. These projects are described below:

Bull Field

Bull Field is located in Kay County, Oklahoma, an area where oil and gas has been produced since the 1920s. Bull Field consists of 40 acres, situated between two fields that have each produced more than 25 million barrels of oil according to data maintained by the Oklahoma Corporation Commission. Several different formations on this 40-acre project have produced oil in the past, and are still productive today. Bull Field contains at least one shut-in well and one saltwater disposal well. We own a 95% working interest in Bull Field.

Based upon recent engineering evaluations, we have determined that the Bull #2-16 Wilcox reservoirs have good probable reserves.

Perth Field

Perth Field is located in Sumner County, Kansas. Perth Field was discovered in 1945, and has produced a total of 1.84 million barrels of oil from the Wilcox Formation based on information maintained by the Kansas Corporation Commission (the “KCC”). The field was mostly abandoned in the 1980s. Our research indicates that this field has high water content that is compatible with our production methodology and has the potential of producing a significant amount of additional oil. There are also other zones in this field, which have not been fully tested, that we believe could contain additional reserves. These zones include Lansing/Kansas City, Mississippi, and Arbuckle.

We have drilled and completed two production wells in the Wilcox Formation and equipped the wells with submersible pumps. We have also drilled a high-capacity saltwater disposal well, in the lower portions of the Arbuckle zone, to facilitate the production of the Wilcox Formation. We own a 75% working interest in Perth Field, which incorporates 480 acres. For our next phase of operations, we intend to drill a new production well, and possibly reconfigure the AJ Dowis #1 Well, a well that was originally drilled in 1945.

South Haven

South Haven Field is located in Sumner County, Kansas. South Haven Field was discovered in 1954 and produced over 600,000 barrels of oil through 1977, when the field was abandoned, according to data maintained by the KCC. All of the oil production came from the Wilcox Formation. Our research indicates that this field has high water content compatible with our production methodology. We believe that the South Haven Field has the capability of producing substantially more oil than has been produced in the past. There has been evidence of petrochemicals present during testing of the field. However we have not conducted any operations in the Layton, Cleveland, or Mississippi Chat Formations. We own a 100% working interest in South Haven Field, which incorporates 406 acres. Our drilling plans call for drilling four new production wells and a saltwater disposal well during the third quarter of 2012.

Koelsch Field

Koelsch Field is located in Stafford County, Kansas and consists of 640 acres in which we own a 75.5% working interest. This field was discovered in 1952 and has produced over 500,000 barrels of oil with some reported gas production, according to data maintained by the KCC. The Arbuckle reservoir in this field has been largely abandoned since 1957. We believe that the Koelsch Field has the capability of producing substantially more oil than has been produced in the past. Our plans relating to the Koelsch Field include: i) drilling four new production wells; ii) reconfiguring two existing wells in the Arbuckle reservoir zone; iii) drilling two new wells in the Mississippi zone; and iv) drilling a saltwater disposal well. On January 29, 2012, we completed drilling on the Koelsch #25-1 Well.  We intend to begin the completion stage of development within the Arbuckle formation in March 2012, depending upon weather conditions. We currently own a 73.5% working interest in the Koelsch #25-1 Well, and a 75.5% working interest in all future wells and leases in the Koelsch Field.

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Additionally, we have reviewed mud-log reports that indicate the presence of at least 22 shallow gas zones in the Koelsch Field, which exhibit low British Thermal Unit (“BTU”) content gas. The low BTU gas content of these wells is due in large part to significant Helium deposits together with nitrogen. Helium by itself is a valuable gas and the wells will require the installation of portable separation plants to extract Helium and waste nitrogen from the natural gas. This process is expected to increase the BTU content of the natural gas and create additional value from the sale of Helium.

Gorham Field

Gorham Field is located in Russell County, Kansas. We currently have a 100% working interest in a total of 1,218 acres with respect to which we lease 100% of the mineral rights. The field was discovered in 1926 and has produced approximately 98,000,000 barrels of oil for former producers, 67% of which has come from the Upper Arbuckle and Reagan Reservoirs, and 25% of which has come from the Lansing/Kansas City formation, according to data maintained by the KCC. Our research indicates that this field has high water content compatible with our production methods and has the potential to produce more oil than has previously been produced. Other areas with potential for future production include several other zones in the Arbuckle Reservoir that have not yet been exploited in the Lansing/Kansas City, Tarkio, Topeka, Lower Arbuckle Reservoir, and the weathered granite basement rocks. In 2012, we intend to drill seven new wells, reconfigure 14 existing wells in the Arbuckle Reservoir, reconfigure one existing saltwater disposal well, and drill two new saltwater disposal wells. Extended plans call for the drilling of as many as 33 new Arbuckle/Reagan or Gorham Sand wells, and as many as seven new saltwater disposal wells.

Trapp Field

Trapp Field is located in Russell and Barton Counties in Kansas. Trapp Field is the largest producing oil field in Kansas and has produced approximately 299,000,000 barrels of oil with very little reported gas production for previous producers, according to data maintained by the KCC. This oil has been obtained almost exclusively from the upper two to 15 feet of the Arbuckle formation. Our research indicates that this field has high water content which is compatible with our production methodology. As a result of our water extraction capabilities, we have the potential to produce additional oil and add reserves relating to Trapp Field. We believe that substantially more productive area exists within the Arbuckle zone, previously categorized as PUD.

The Hoffman lease is located in a portion of Trapp Field. We own a 100% working interest in the Hoffman lease. This project consists of 160 acres with respect to which we lease 100% of the mineral rights. The Hoffman lease contains four wells, including one producing well, two shut-in wells, and one saltwater disposal well. In addition, we plan to drill two new wells on the Hoffman lease.

Utah

Fountain Green Project - Utah Overthrust

The Fountain Green Project is currently owned by Hewitt Utah Overthrust Partners (“HUOP”).  Ownership in the Fountain Green Project has been split stratigraphically into two groups, deep rights and shallow rights.  The working interest owners of HUOP have defined deep rights as all stratigraphic intervals located below the Jurassic Twin Creek Formation, including the Jurassic Twin Creek Formation, and have defined shallow rights as all stratigraphic intervals located above, but not including, the Jurassic Twin Creek Formation. With respect to the Fountain Green Project, we currently own a 74.5% working interest in the deep rights, and a 37.25% working interest in the shallow rights.

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The Fountain Green Project consists of 14,178 acres along the Central Utah Overthrust in Sanpete County, Utah, with respect to which we lease 100% of the mineral rights.  The Fountain Green Project has attractive oil and gas potential relating to multiple large subsurface anticlinal structures near Fountain Green, Utah indicated by surface geology, gravity data, geochemical evidence and seismic surveys.  We believe this data suggests structural closure over several square miles with a high possibility of the presence of oil and gas under the acres leased by HUOP.  This evidence is bolstered by discoveries southwest of Fountain Green, Utah and traces of oil in wells surrounding the project. Based upon independent geological and engineering reviews prepared by Pinnacle Energy Services, L.L.C., the Twin Creek-Navajo formations of the Fountain Green Project hold possible reserves from each of the three repeated reservoirs at approximate depths of 6,000, 9,000 and 12,000 feet, in four separate locations on acres leased by us.  Extensive seismic imaging over the Fountain Green Project indicates repeated structures of possible productive zones which is consistent with the stacked Navajo discoveries in both the Covenant and the Providence Fields on the same thrust (Gunnison) in Central Utah. We believe these recent discoveries indicate that the Fountain Green Project also has the potential to be a significant oil field.

Entrada Sandstone is a project within the anticlinal fold on the eastern edge of HUOP’s leases at depths of 6,000 to 10,000 feet range. We believe this formation holds possible reserves. We also believe the Cretaceous zones of the Emery, Ferron, Tununk and Dakota formations, also hold possible reserves. We have identified several drilling locations where these zones could be tested simultaneously with one well being drilled. The zones indentified above range in depth from approximately 4,000 to 9,000 feet over the Entrada Sandstone project and are accessible through conventional drilling techniques.

We plan to drill wells on the Fountain Green Project so that three overlapping Navajo layers in three different structures can be tested in one well, all within project boundaries. Our long-term development plans for the Fountain Green Project include drilling on 80-acre spacing in multiple reservoirs within two years from the date of this registration statement.

Liberty Project - Utah Overthrust

The Liberty Project is owned by multiple parties. We own a 28.15% working interest before payout (return of capital) and a 24.75% working interest after payout in the Liberty #1 Well, and a 58% working interest after payout in the remaining Liberty Project acreage. The Liberty #1 Well is currently in the completion stage of development.

The Liberty Project incorporates 1,184 acres in which we lease 100% of the mineral rights. The Liberty Project is on the Paxton Thrust in the northernmost part of the Central Utah Overthrust in Juab County, Utah. We drilled the Liberty #1 Well in 2010, and as a result, we have discovered about 1,700 feet of hydrocarbon charged zone in the Twin Creek Limestone and the Navajo Sandstone, including oil, gas and condensates. These formations are naturally fractured, resulting in excellent permeability and enhanced secondary porosity. Petrographic analysis confirms the presence of gas and oil throughout the hydrocarbon charged zone, as well as 15% to 20% primary porosity in the Navajo Sandstone. The oil is similar to that of the Covenant Field and has been classified as coming from a Mississippian-aged source rock. Fluid Inclusion Stratigraphy also confirms the presence of a large column of reservoir rock saturated with hydrocarbons in the shut-in Liberty #1 Well.

On February 7, 2012, we finished plugging the Liberty #1 Well to a shallower depth.  A drilling rig is currently scheduled to begin drilling a new sidetrack in the Liberty #1 Well in early April 2012, subject to weather conditions and rig mobilization. After consultation and third-party analysis with industry experts, we believe this last phase of drilling a new sidetrack in the Liberty #1 Well will prevent formation damage that had occurred previously.

Independence Project

The Independence Project lies directly east of the Gunnison Thrust of the Central Utah Overthrust belt, in Sanpete County, Utah. We currently own a 48.25% working interest in the Moroni #1 AXZH Well and the surrounding 320 acres. In addition, we own a 20% working interest in approximately 4,680 leased acres surrounding the well. As disclosed in records maintained by the Utah Division of Oil, Gas and Mining, several wells in the area have had positive tests of oil and gas in Cretaceous zones. We believe that these Cretaceous zones have yet to be properly exploited.

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In 1976, Hanson Oil Co., Inc. and True Oil, LLC drilled the Moroni #1 AXZH Well to a total depth of 21,260 feet looking for a Mississippian zone. During the drilling process, mud circulation was lost in the Tununk Shale at 11,551 feet. It took four months to drill past the Tununk Shale zone and install steel casing in the well and the well was later plugged. While lost circulation is a problem when drilling, it is also a indication that the reservoir has good porosity and permeability. During the four months of drilling in the Tununk Shale, oil flowed to the surface, which is an indication that a significant amount of hydrocarbons are likely present.

In 1996, Cimarron Energy, Inc. re-entered the Moroni #1 AXZH Well and drilled a vertical sidetrack in the well. During drilling, Cimarron measured a gas flare of 20,800 units in the Tununk Shale, in addition to oil flowing to the surface.

In 1998, Cimarron Energy, Inc. drilled five horizontal sidetracks in the Tununk Shale in the Moroni #1 AXZH Well. On Cimarron’s final failed attempt, its drill pipe became stuck. Limited perforations through the drill pipe in the Tununk Shale have tested as much as 720 Bopd, but such rates were only sustained for one to two hours at a time. Severe mechanical constrictions and formation damage have combined to make this well non-economical in its current mechanical configuration.

We plan to drill a new sidetrack in this well in an attempt to circumvent the existing damage and perform a mechanically sound completion in early 2012.

Trends and Cycles

Over the past several years, the prices for oil and gas have been volatile. We expect this volatility to continue. Prolonged increases or decreases in the price of oil and gas could have a significant impact on our results of operations and our ability to execute our business plan. There is a strong relationship between energy commodity prices and access to both equipment and personnel. High commodity prices also affect the cost structure of services which may impact our ability to accomplish drilling, completion and equipping goals in a timely fashion. In addition, weather patterns are unpredictable and can cause delays in implementing and completing field projects.

The oil and gas business is cyclical by nature, due to the volatility of oil and gas commodity pricing as described above. Additionally, seasonal interruptions in drilling and construction operations can occur but are expected and accounted for in the budgeting and forecasting process.

Competitive Conditions

We actively compete for reserve acquisitions, exploration leases, licenses and concessions and skilled industry personnel with a substantial number of competitors in the oil and gas industry, many of whom have significantly greater financial resources than our Company. Competitors include major integrated oil and gas companies and numerous other independent oil and gas companies and individual producers and operators.

The oil industry is highly competitive. Our competitors for the acquisition, exploration, production and development of oil and gas properties, and for capital to finance such activities, include companies that have greater financial and personnel resources than our Company.

Certain of our customers and potential customers are also exploring for oil and gas, and the results of such exploration efforts could affect our ability to sell or supply oil to these customers in the future. Our ability to successfully bid on and acquire additional property rights, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will be dependent upon developing and maintaining close working relationships with our future industry partners and joint operators and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. Hiring and retaining technical and administrative personnel continues to be a competitive process. We believe our distinct competitive advantage is through our unique projects, our use of innovative scientific and engineering methods, and our integrated approach to generating and implementing drilling projects.

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Regulation of the Oil and Gas Industry

Our operations are substantially impacted by U.S. federal, state and local laws and regulations. In particular, oil and gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which we plan to own or operate properties for oil and gas production have statutory provisions regulating the exploration for and production of oil and gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Our operations are also subject to various conservation laws and regulations. These include regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of oil and gas wells, as well as regulations that generally prohibit the venting or flaring of gas and that impose certain requirements regarding the ratability or fair appointment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties and the regulatory burden on the industry in the U.S. and increases the cost of doing business and affects profitability. Additional proposals and proceedings that affect the oil and gas industry are regularly considered by Congress, states within the U.S., the Federal Energy Regulatory Commission (“FERC”), and U.S. federal and state courts. We cannot predict when or whether any such proposals may become effective or the costs of complying therewith.

Regulation of Transportation of Oil

Sales of crude oil, condensate and gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could re-enact price controls in the future.

Sales of crude oil will be affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate and access regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index ceiling slightly, effective July 2001. Following the FERC’s five-year review of the indexing methodology, the FERC issued an order in 2006 increasing the index ceiling.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect operations in any way that is of material difference from those of competitors who are similarly situated.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to similarly situated competitors.

Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce has been regulated by the FERC under the Natural Gas Act of 1938 (“NGA”), the Natural Gas Policy Act of 1978 (the “NGPA”), and regulations issued under those statutes. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at market prices, Congress could re-enact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the NGPA and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed all price controls affecting wellhead sales of natural gas effective January 1, 1993.

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Regulation of Production

The production of oil and gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The jurisdictions in which we anticipate operating have regulations governing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum allowable rates of production from oil and gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and gas that we can produce from and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each jurisdiction generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids.

The failure to comply with these rules and regulations can result in substantial penalties. Competitors in the oil and gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Other Federal Laws and Regulations Affecting the Industry

The Energy Policy Act of 2005 (the “EPAct2005”) is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the U.S. energy industry. Among other matters, EPAct2005 amends the NGA to add an anti-manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. EPAct2005 provides the FERC with the power to assess civil penalties of up to $1,000,000 per day for violations of the NGA and increases the FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to $1,000,000 per violation per day. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-manipulation provision of EPAct2005, and subsequently denied rehearing. The rule makes it unlawful for any entity, directly or indirectly, in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, (1) to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act, practice, or course of business that operates as a fraud or deceit upon any person. The new anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but do apply to activities of gas pipelines and storage companies that provide interstate services, such as Section 311 service, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under Order 704. The anti-manipulation rules and enhanced civil penalty authority reflect an expansion of FERC’s NGA enforcement authority. Should we fail to comply with applicable FERC administered statutes, rules, regulations, and orders, we could be subject to substantial penalties and fines.

FERC Market Transparency Rules

On December 26, 2007, FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing, or Order No. 704. Under Order No. 704, wholesale buyers and sellers of more than 2.5 million MMBtu of physical natural gas in the previous calendar year, including interstate and intrastate natural gas pipelines, natural gas gatherers, natural gas processors, natural gas marketers and natural gas producers, are required to report, on May 1 of each year beginning in 2009, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to or may contribute to the formation of price indices. In order to provide respondents time to implement new regulations to Order No. 704, the FERC extended the deadline for calendar year 2009 until October 1, 2010. The report for calendar year 2010 and subsequent years remains May 1 of the following calendar year. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order No. 704. Order No. 704 also requires market participants to indicate whether they report prices to any index publishers and, if so, whether their reporting complies with FERC’s policy statement on price reporting.

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Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC and the courts. We cannot predict the ultimate impact of these or the above regulatory changes to our natural gas operations. We do not believe that we would be affected by any such action materially differently than similarly situated competitors.

Environmental, Health and Safety Regulation

Exploration, development and production operations will be subject to various federal, state and local laws and regulations governing health and safety, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may, among other things, require the acquisition of permits to conduct exploration, drilling and production operations; govern the amounts and types of substances that may be released into the environment in connection with oil and gas drilling and production; restrict the way we handle or dispose of wastes; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; require investigatory and remedial actions to mitigate pollution conditions caused by operations or attributable to former operations; and impose obligations to reclaim and abandon well sites and pits. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of orders enjoining some or all operations in affected areas.

These laws and regulations may also restrict the rate of oil and gas production below the rate that would otherwise be possible. The complexity and comprehensive nature of the environmental laws and regulations affecting the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, the Congress and federal and state agencies frequently revise environmental, health and safety laws and regulations, and any changes that result in more stringent and costly waste handling, disposal, cleanup and remediation requirements for the oil and gas industry could have a significant impact on operating costs.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, particularly under air quality and water quality laws and standards, and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal, or remediation requirements, could have a material adverse effect on operations and financial position. Of particular note, the U.S. Environmental Protection Agency (“EPA”) has recently made the enforcement of environmental laws in the oil and gas exploration and production sector a formal enforcement priority. Increased compliance costs may not be able to be passed on to purchasers or customers. Moreover, accidental releases or spills may occur in the course of operations, and we cannot assure prospective investors that we will not incur significant costs and liabilities as a result of such releases or spills, including any third party claims for damage to property, natural resources or persons.

Hazardous Substances and Waste

The Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (“CERCLA”), also known as the Superfund law, and comparable state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include current and prior owners or operators of the site where a release occurred and entities that disposed or arranged for the disposal for the hazardous substances found at the site. Under CERCLA, these “responsible persons” may be subject to joint and several, strict liability for the costs of cleaning up hazardous substances that have been released into the environment, for damages to natural resources, and for the cost of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in respect to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. The Company’s operations will generate materials that may be regulated as hazardous substances.

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We anticipate that the operations will also generate solid and hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act, as amended (the “RCRA”), and comparable state statutes. RCRA imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. We anticipate that our operations will generate petroleum hydrocarbon wastes and ordinary industrial wastes that may be regulated as hazardous wastes.

We own or lease and, in connection with future acquisitions, we anticipate that we will acquire, properties that have been used for numerous years to explore and produce oil and gas. Hydrocarbons and wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these hydrocarbons and wastes have been taken for treatment or disposal. In addition, certain of these properties may have been operated by third parties whose treatment and disposal or release of hydrocarbons and wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) and to perform remedial operations to prevent future contamination.

Air Emissions

The Clean Air Act, as amended, and comparable state laws and regulations restrict the emission of air pollutants from many sources and also impose various monitoring and reporting requirements. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions. Obtaining permits has the potential to delay the development of oil and gas projects. In addition, the EPA and state regulators are developing a number of regulatory changes (including the EPA’s new compressor engine emissions standards and the potential aggregation of exploration and production-related emissions sources to make what have historically been multiple “minor” sources into larger “major” sources) that may significantly increase the regulatory burdens and costs of U.S. oil and gas exploration.

Climate Change

In response to certain scientific studies suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic changes, the U.S. Congress has been actively considering legislation to reduce such emissions. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009 (the “ACESA”), which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of “greenhouse gases” including carbon dioxide and methane that may contribute to warming of the Earth’s atmosphere and other climatic changes. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The U.S. Senate considered pursuing its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not possible at this time to predict when the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil and gas produced.

In addition, on December 15, 2009, the EPA published its finding that emissions of greenhouse gases presented an endangerment to human health and the environment. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Consequently, the EPA proposed two sets of regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and could trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA also published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the U.S. beginning in 2011 for emissions occurring in 2010. On March 23, 2010, the EPA announced a proposal to expand its final rule on greenhouse gas emissions reporting to include owners and operators of onshore oil and gas production. If the proposed rule is finalized in its current form, reporting of greenhouse gas emissions from such onshore production would be required on an annual basis beginning in 2012 for emissions occurring in 2011. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with operations or could adversely affect demand for the oil and gas produced.

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Even if such legislation is not adopted at the national level, more than one-third of the states have begun taking actions to control and/or reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Although most of the state-level initiatives have to date focused on large sources of greenhouse gas emissions, such as coal-fired electric plants, it is possible that smaller sources of emissions could become subject to greenhouse gas emission limitations or allowance purchase requirements in the future. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Water Discharges

The Federal Water Pollution Control Act, as amended, or the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters. Pursuant to the Clean Water Act and analogous state laws, permits must be obtained to discharge pollutants into state waters or waters of the U.S. Any such discharge of pollutants into regulated waters must be performed in accordance with the terms of the permit issued by the EPA or the analogous state agency. Spill prevention, control and countermeasure requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities.

The Oil Pollution Act of 1990, as amended, (the “OPA”), which amends the Clean Water Act, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the U.S. The OPA and its associated regulations impose a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. A “responsible party” under the OPA includes owners and operators of certain onshore facilities from which a release may affect waters of the U.S.

Employee Health and Safety

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, as amended (the “OSHA”), and comparable state statutes, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens.

We are committed to conducting our activities in a manner that will safeguard the health and safety of our employees, contractors and the general public. Our management is responsible for providing and maintaining a safe work environment with proper procedures, training, equipment and programs to ensure that work is performed in compliance with accepted and legislated standards. Employees share the responsibility to work in a manner which safeguards themselves with equal concern for co-workers, contractors and the general public. We will administer a comprehensive health and safety program, which will include corporate commitment, risk assessment and monitoring, capability, development, emergency response plans and systems for incident reporting, tracking and investigation.

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Summary of Oil and Gas Reserves

The following table summarizes our estimated quantities of proved and probable reserves as of January 1, 2012. See—"Preparation of Reserves Estimates" below for additional information regarding our estimated proved reserves.

	Reserves
	Oil (gross)	Oil (net)	Natural Gas (gross)	Natural Gas (net)
Reserve Category	mbbls	mbbls	mmcf	mmcf
PROVED
Developed	141.66	106.10	-	-
Undeveloped	992.00	745.10	465.00	348.50
TOTAL PROVED	1,133.66	851.20	465.00	348.50
PROBABLE
Developed	-	-	562.00	416.40
Undeveloped	3,891.00	2,906.50	5,240.00	3,586.10
TOTAL PROBABLE	3,891.00	2,906.50	5,802.00	4,002.50
TOTAL PROVED AND PROBABLE	5,024.66	3,757.70	6,267.00	4,351.00

Estimated Future Income

The future net revenue set forth in our Reserves and Engineering Evaluation, dated January 18, 2012 and effective as of January 1, 2012 (the “Pinnacle Reserve Report”) was prepared by Pinnacle Energy Services, L.L.C. (“Pinnacle”), and includes deductions for state production (severance) taxes. Future net income is calculated by deducting these taxes, future capital costs, and operating expenses, but before consideration of any state and/or federal income taxes. The future net income has not been adjusted for any outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. The future net income has been discounted at various annual rates, including the standard 10%, to determine its “present worth.” The present worth is shown to indicate the effect of time on the value of money.

	Discounted Present Value (in thousands)
Category	0%	10%
PDP	$5,186	$2,521
PDNP	$10	$9
PUD	$32,854	$15,232
Total Proved	$38,050	$17,762
Probable Developed	$886	$640
Probable Undeveloped	$174,898	$87,379
Total Probable	$175,784	$88,019

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The reserve values in the table above are based upon the information found in the Pinnacle Reserve Report. The values are as of January 1, 2012, based on SEC Guidelines, and using fixed prices of $96.19/Bbl of oil and $4.163/Mcf of gas as set forth above.

Economic Assumptions

Pricing

In accordance with applicable requirements under SEC rules, estimates of our net proved reserves and future net revenues were determined according to the SEC pricing guidelines adjusted for an effective date of January 1, 2012. The regulations state that the prices for each product are to be calculated by using the unweighted arithmetic average of the first-day-of-the-month price for each month of the 12-month reporting period.

The price of natural gas is based on the NYMEX Henry Hub postings and the price of oil is based on NYMEX Cushing postings. For January 1, 2011 through December 31, 2011, the unweighted arithmetic average of the first-day-of-the-month price was $96.19 per Bbl for oil and $4.163 per MMBTU for gas. Product prices for each well were adjusted from SEC prices to reflect estimated differentials, BTU content, field losses and usage, or gathering and processing costs.

For the evaluated Kansas properties, we receive 3.40 $/Bbl above posted NCRA Kansas Common pricing, which has a NYMEX (Cushing) oil differential of 7.00 $/Bbl; thus resulting in an oil price differential of (3.60) $/Bbl to NYMEX oil postings. For natural gas, prices are projected to be 75% of the NYMEX natural gas price, (25.0)% differential, based on prevailing area contracts. For the Utah properties, a (10.00) $/Bbl differential was applied to the economics.

Expenses and Production Taxes

Well operating expenses were estimated and provided by us to Pinnacle. Expenses were held constant going forward. For non-producing (including behind pipe) and undeveloped locations, capital and operating expenses were based on analogy wells and provided by us, and are reasonable based on producing areas, depths, formations, and projected activity.

If a property is calculated to be uneconomic based on rate, expenses, and pricing, the rate, reserves, and expenses will show zero in the reserves and economic results. However, the operator of many of these wells may continue to produce oil or gas and we will realize income and expenses from the properties not captured in this evaluation.

Abandonment costs were assumed to be offset by future salvageable equipment values for our properties in Kansas and Oklahoma, which is a reasonable and common assumption for the activities projected and producing wells in the mid-continent region. With respect to our Utah properties, abandonment costs of $50,000 per well were included.

Severance and ad valorem taxes were applied to all wells in the economic evaluation. Severance (production) tax rates were based on applicable current state published rates for oil and gas. Ad valorem taxes on reserves and equipment vary by county within the states and were estimated to be 6% for the Kansas properties.

Preparation of Reserves Estimates

The Pinnacle Reserve Report was completed on January 18, 2012, representing our oil and gas properties as of January 1, 2012. The Pinnacle Reserve Report was prepared by Pinnacle based on a complete package of geology, production data, and other information provided by us. We accumulated historical production data for our wells, calculated historical lease operating expenses, obtained current lease ownership information, obtained authorizations for expenditures (“AFEs”) from our operations department and obtained geological and geophysical information from the geological department.

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The Company does not produce an internal engineering report, and instead provides all necessary information to a third-party engineer in connection with the preparation of a reserves and engineering evaluation.  Our Geologist, Jeremiah J. Burton, provides all necessary empirical and interpreted data, including geological descriptions, cross sections, structure maps, isopach maps, well logs, and production histories for each well.  This information is reviewed by our Chief Executive Officer, Douglas C. Hewitt, Sr., as well as our Independent Engineering Consultant, William A. Alexander.  Operating expenses and AFEs are prepared by our operations department, and are reviewed by our Geologist, our Chief Executive Officer, and our Independent Engineering Consultant.  All working interests and lease net revenue interests are reviewed by our General Counsel.  Upon completion of the foregoing procedures, we provided the applicable information to Pinnacle for use in preparing the Pinnacle Reserve Report.

Jeremiah J. Burton, our Geologist, has in excess of thirteen years of experience in oil and gas exploration and production.  Mr. Burton has held his position with the Company since July 2003. Prior to joining the Company, Mr. Burton held various positions in exploration geology, development planning, operations management, and environmental permitting with Flying J Oil and Gas Inc, and The Shipley Group, LLC.  Mr. Burton received a Bachelor of Science degree in Geology from Utah State University in 1998.  He has been a member of the American Association of Petroleum Geologists and the Utah Geological Association for over thirteen years.

William A. "Bill" Alexander Jr., our Independent Engineering Consultant has in excess of 50 years of petroleum engineering, geology and operations.  Mr. Alexander has gained experience by roughnecking, participating in seismic data acquisition, surveying, engineering and geologic data gathering and analysis.  Mr. Alexander obtained a degree in mining engineering (petroleum option) from the University of Wisconsin in 1960.  He has worked with Shell Oil Co., Kirby Exploration, and has worked as a consultant in the oil and gas industry since 1974.  He has worked in nearly all of the oil and gas provinces in the U.S., as well as the Middle East, North Sea and Columbia.

The geological and production data prepared by our Geologist and operations department was provided to Pinnacle for use in generating the Pinnacle Reserve Report. Pinnacle uses the data provided by us, as well as other publicly available data for our properties and surrounding properties to estimate our reserves. Our Chief Executive Officer along with our consulting engineer and internal geologist, provided a final review of the Pinnacle Reserve Report and the assumptions relied upon therein.

Pinnacle is licensed as a Registered Professional Engineering Firm in the states of Oklahoma and Texas. The managing engineer at Pinnacle primarily responsible for overseeing the preparation of estimates of our reserves is a Registered Professional Engineer in the States of Oklahoma and Texas, is a member of the Society of Petroleum Economic Evaluators, is certified by The National Council of Examiners for Engineering and Surveying, is a qualified reserves evaluator and reserves auditor under Canadian law, and holds a bachelor of science degree in Petroleum Engineering from the University of Tulsa, Tulsa, Oklahoma.

Evaluation of Reserves

The reserves and values included in the Pinnacle Reserve Report are estimates only and should not be construed as being exact quantities. The reserve estimates were performed using accepted engineering practices and were primarily based on historical rate decline analysis for existing producers. As additional pressure and production performance data becomes available, reserve estimates may increase or decrease in the future. The revenue from such reserves and the actual costs related may be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the prices actually received for the reserves included in the report and the costs incurred in recovering such reserves may vary from the price and cost assumptions referenced. Therefore, in all cases, estimates of reserves may increase or decrease as a result of future operations.

Remaining recoverable reserves are those quantities of petroleum that are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty depending primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty is conveyed by classifying reserves as proved (highly certain) or non-proved (less certain).

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The estimated reserves and revenues shown in the Pinnacle Reserve Report were determined by SEC standards for proved and probable reserve categories. Possible reserves were calculated by Pinnacle, but were not included in the above. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing for the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. A project to extract hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable period.

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved developed producing (“PDP”) is assigned to wells with sufficient production history to allow material balance and decline curve analysis to be the primary methods of estimation. PDP reserves are the most reliable reserves, generally with a high degree of confidence that quantities actually recovered will equal or exceed published reserve estimates.

Proved developed non-producing (“PNP”) reserves include reserves from zones that have been penetrated by drilling but have not produced sufficient quantities to allow material balance or decline curve analysis with a high degree of confidence. This category includes proved developed behind-pipe (“PNPBP”) zones and tested wells awaiting production equipment (“PNP”).

Proved undeveloped (“PUD”) oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.

The proven undeveloped and non-producing wells were forecasted based on geological data presented, volumetric calculations, and analog comparisons to existing completions. Non-proved (probable and possible) undeveloped locations have been evaluated to be likely productive but do not meet SEC criteria to be classified as proved at this time.

Drilling Activities

Since our inception, our drilling activity relates to two wells: (i) the Liberty #1 Well, which was drilled starting in April 2010 and is currently in the completion stage of development; and (ii) the Koelsch #25-1 Well, which was drilled starting in January 2012 and is also currently in the completion stage of development. Since our inception, we have drilled no net productive, dry exploratory or dry development wells.

Oil and Gas Properties, Wells, Operations and Acreage

Productive Wells

We started acquiring properties in January 2009. Since that time we have focused on acquiring leases and developing minimal field production in order to maintain our leases. To date, we have made no investments to convert proved undeveloped reserves to proved developed producing reserves, and there have been no changes in proved undeveloped reserves that have occurred since January 1, 2010. Subject to permitting and adequate financing, we plan to return to each field and commence drilling or complete additional wells over the next three years.

The following table summarizes our producing and non-producing wells as of February 27, 2012. Productive wells consist of producing wells and wells capable of production, including shut-in wells. As of February 27, 2012, we owned interests in 11 gross wells.

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	Producing		Non-Producing(3)		SWD
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Oil	11.00	10.50	24.00	19.84	7.00	6.55
Gas	-	-	-	-	-	-

(1) “Gross” is a well in which we own a working interest.

(2) “Net” is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

(3) The summary of non-producing wells includes the Koelsch #25-1 Well. The Koelsch #25-1 Well was drilled in January 2012, and is currently undergoing completion activities.

Acreage

As of December 31, 2011, we own leases in Kansas, Oklahoma and Utah. We own one lease containing 40 acres of land and one well capable of production in Oklahoma. The Oklahoma well is currently shut-in. Information about our leases is shown below:

	Undeveloped		Developed		Total
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Utah	25,064	20,203	160	160	25,224	20,363
Kansas	2,297	2,206	740	740	3,037	2,946
Total	27,361	22,409	900	900	28,261	23,309

(1) “Gross” means the total number of acres in which we have a working interest.

(2) “Net” means the aggregate of the percentage working interests of the Company.

Our Production History and Costs of Production

The following table presents information about our produced oil volumes during the year ended December 31, 2011 compared to the year ended December 31, 2010, and compared to the year ended December 31, 2009. We produced no oil or gas in 2008.  We did not produce natural gas during any of the years ended December 31, 2011, 2010 or 2009. As of December 31, 2011, we were selling oil from a total of 11 gross wells (approximately 10.5 net wells), compared to 10 gross wells (7.5 net wells) at December 31, 2010.  All data presented below is derived from accrued revenue and production volumes for the relevant period indicated.

	Years Ended December 31,
	2011	2010	2009
Net Production:
Oil (Bbl)	7,161	11,844	4,865
Natural Gas (Mcf)	-	-	-
Barrel of Oil Equivalent (Boe)	7,161	11,844	4,865

Average Sales Price:
Oil (per Bbl)	$99.51	$61.96	$56.45

Average Production Costs:
Oil (per Bbl)	$79.06	$14.27	$20.49

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Delivery Commitments

We have not entered into any commitments for the sale of crude oil or natural gas. We have made arrangements with two refineries in Kansas for the delivery of our oil on a spot price basis.

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ITEM 1A. RISK FACTORS

Our business operations and the implementation of our business strategy are subject to significant risks inherent in our business, including, without limitation, the risks and uncertainties described below. The occurrence of any one or more of the risks or uncertainties described below could have a material adverse effect on our consolidated financial condition, results of operations and cash flows and could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this registration statement. While we believe we have identified and discussed below the key risk factors affecting our business, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may adversely affect our business, operations, industry, financial position and financial performance in the future. Because of the following risks and uncertainties, as well as other variables affecting our operating results, past financial performance should not be considered a reliable indicator of future performance and historical trends may not be consistent with results or trends in future periods. Our consolidated financial statements and the notes thereto and the other information contained in this registration statement should be read in connection with the risk factors discussed below.

Risks Related to Our Business

Our independent registered public accounting firm’s report on our financial statements questions our ability to continue as a going concern.

Our independent registered public accounting firm’s report on our financial statements for the years ended December 31, 2011 and 2010 expresses doubt about our ability to continue as a going concern. The report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern due to substantial losses from operations, negative working capital, negative cash flow, and the lack of sufficient capital, as of the date the report was issued, to support our planned capital expenditures to continue our drilling programs.

We can provide no assurance that we will be able to obtain sufficient additional financing that we need to develop our properties and alleviate doubt about our ability to continue as a going concern. If we are able to obtain sufficient additional financing proceeds, we cannot be certain that this additional financing will be available on acceptable terms, if at all. To the extent we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. Inclusion of a “going concern qualification” in the report of our independent accountants or any future report may have a negative impact on our ability to obtain financing and may adversely impact our stock price.

We have a limited operating history and negative operating cash flows, which may make it difficult to evaluate our business prospects.

An investment in our securities is subject to certain risks related to the nature of our business in the acquisition, exploration, development and production of oil resources in the United States and our early stage of development. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and gas industry. We first generated revenues from operations in the fiscal year ended December 31, 2009. There can be no assurance that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;
•	success of our development and exploration;
•	demand for oil and gas;
•	the level of our competition;
•	our ability to attract and maintain key management and employees; and
•	our ability to efficiently explore, develop and produce sufficient quantities of marketable oil or gas in a highly competitive and speculative environment while maintaining quality and controlling costs.

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To sustain profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some of our wells may never produce oil or gas.

We will have substantial capital requirements that, if not met, may hinder our growth and operations.

Our future growth depends on our ability to make large capital expenditures for the exploration and development of our oil and gas properties. Future cash flows and the availability of financing will be subject to a number of variables, such as:

•	the success of drilling and exploration;
•	success in locating and producing new reserves; and
•	prices of oil and gas.

Additional financing sources may be required in the future to fund developmental and exploratory drilling. Issuing equity securities to satisfy our financial requirements could cause substantial dilution to our existing stockholders and may result in a change of control. Debt financing could lead to:

•	a substantial portion of operating cash flow being dedicated to the payment of principal and interest;
•	increased vulnerability to competitive pressures and economic downturns; and
•	restrictions on our operations.

Financing might not be available in the future, or we might not be able to obtain necessary financing on acceptable terms, if at all. If sufficient capital resources are not available, we might be forced to curtail drilling and other activities or be forced to sell some assets on an untimely or unfavorable basis, which could have a material adverse affect on our business, financial condition and results of operations.

The loss of our directors or key management and technical personnel or our inability to attract and retain experienced technical personnel could adversely affect our ability to operate our business.

We depend, to a large extent, on the efforts and continued employment of our senior management team. At this time, the loss of certain key individuals could adversely affect our business operations. Successful exploration, development and commercialization of oil and gas interests rely on a number of factors, including the technical skill of the personnel involved. Our success will depend, in part, on the performance of our key managers and consultants. Failure to attract and retain managers, consultants and other key personnel with the necessary skills and experience could have a materially adverse effect on our growth and profitability.

We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition would be adversely affected.

In general, production from oil and gas properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. If we are not successful in our exploration and development activities or in acquiring additional properties containing proved reserves, our proved reserves will decline as reserves are produced. Our future oil and gas production is highly dependent upon our ability to economically find, develop or acquire reserves in commercial quantities.

To the extent cash flow from operations is reduced, either due to a decrease in prevailing prices for oil and gas or an increase in exploration and development costs, and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired. Even with sufficient available capital, our future exploration and development activities may not result in additional proved reserves, and we might not be able to drill productive wells at acceptable costs.

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Our oil and gas reserves, production, and cash flows to be derived therefrom are highly dependent on our ability to successfully acquire or discover new reserves. Without the continual addition of new reserves, any existing reserves we may have at any particular time and the production therefrom will decline over time as such existing reserves are exploited. A future increase in our reserves will depend not only on our ability to develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or projects. There can be no assurance that our future exploration and development efforts will result in the discovery and development of additional commercial accumulations of oil and gas. Competition may also be presented by alternate fuel sources.

Our projects may be adversely affected by risks outside of our control including labor unrest, civil disorder, war, subversive activities or sabotage, fires, floods, explosions or other catastrophes, epidemics or quarantine restrictions.

We depend on drilling partners for the successful development and exploitation of certain oil and gas properties in which we hold an interest.

While we operate a majority of our oil and gas properties, we do not operate all oil and gas properties in which we hold an interest. As a result, we have limited influence and control over the operation of properties we do not operate. The success and timing of drilling, development and exploitation activities on properties operated by others depend on a number of factors that are beyond our control, including the operator’s expertise and financial resources, approval of other participants for drilling wells and utilization of appropriate technology. If our drilling partners are unable or unwilling to perform, our financial condition and results of operation could be adversely affected.

We may not be insured against all of the operating hazards to which our business is exposed.

The ownership and operation of oil and gas wells, pipelines and facilities involve a number of operating and natural hazards which may result in blowouts, environmental damage and other unexpected or dangerous conditions resulting in damage to our properties and potential liability to third parties. We intend to employ prudent risk-management practices and maintain suitable liability insurance, where available. We may become liable for damages arising from such events against which we cannot insure or against which we may elect not to insure because of high premium costs or other reasons. Costs incurred to repair such damage or pay such liabilities could have a material adverse effect on us, our operations and financial condition.

Our properties may be subject to title claims in the future.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While it is our practice to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.

We may be exposed to third-party credit risk and defaults by third parties could adversely affect us.

We are or may be exposed to third-party credit risk through our contractual arrangements with our current or future joint venture partners, marketers of our petroleum production and other parties. In the event such entities fail to meet their contractual obligations to us, such failures could have a material adverse effect on us and our funds from operations.

Issuance of debt may adversely affect operating results.

From time to time, we may enter into transactions to acquire the assets or ownership interests of other companies. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Neither our articles of incorporation nor our by-laws limit the amount of indebtedness that we may incur. The level of our indebtedness from time to time could impair our ability to obtain additional financing, on a timely basis, needed to take advantage of business opportunities that may arise.

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We may fail to realize anticipated benefits of acquisitions and dispositions.

We may make acquisitions and dispositions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends, in part, on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner as well as the ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with ours. The integration of acquired businesses may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters. Management continually assesses the value and contribution of services provided and assets required to provide such services. In this regard, non-core assets are periodically disposed of, so that we can focus our efforts and resources more efficiently. Depending on the state of the market for such non-core assets, certain of our non-core assets, if disposed of, could be expected to realize less than their carrying value on our financial statements.

Failure to adequately manage growth could have an adverse effect on business and operations.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operations and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth could have a material adverse impact on our business, operations and prospects.

The global economy has not fully recovered and unforeseen events may negatively impact our financial condition.

Market events and conditions including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions caused significant volatility to commodity prices over the last few years. The credit crisis and related turmoil in the global financial system may adversely impact our business and our financial condition. Our ability to access the capital markets may be restricted at a time when we would need to raise capital, which could adversely affect our ability to react to changing economic and business conditions. If the economic climate in the U.S. or the world generally deteriorates further, demand for petroleum products could diminish and prices for oil and gas could decrease, which could adversely impact our results of operations, liquidity and financial condition.

Substantially all of our producing properties and operations are located in the west and mid-west of the United States, making us vulnerable to risks associated with operating in two major geographic areas.

All of our proved reserves and all of our expected oil and gas production are located in Oklahoma, Kansas and Utah. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or gas produced from the wells in these areas. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas which may cause these conditions to occur with greater frequency or magnify the effect of these conditions on us. Due to the concentrated nature of our portfolio of properties, a number of these properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Risks Related to our Industry

Drilling for and producing oil and gas are high-risk activities with many uncertainties that could adversely affect our business, financial condition or results of operation.

Oil operations involve many risks, many of which are beyond our control. Our long-term commercial success depends on our ability to find, acquire, develop and commercially produce oil and gas reserves. Without the continual addition of new reserves, our existing reserves and the production therefrom will decline over time as such reserves are exploited. A future increase in our reserves will depend not only on our ability to explore and develop our existing properties, but also on our ability to select and acquire suitable producing properties or projects. We can give no assurance that we will continue to locate satisfactory properties for acquisition or participation. Moreover, if we identify suitable properties for acquisition or participation, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic. We have no assurance that we will discover or acquire further commercial quantities of oil and gas.

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Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include:

•	unexpected drilling conditions,
•	delays in obtaining governmental approvals or consents,
•	shut-ins of connected wells resulting from extreme weather conditions,
•	insufficient storage or transportation capacity, or
•	other geological and mechanical conditions.

While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Our oil exploration, development and production activities are subject to all the risks and hazards typically associated with such activities, including hazards such as fire, explosion, blowouts, cratering, sour gas releases and spills. Each of these hazards could result in personal injury or death, or substantial damage to oil and gas wells, production facilities, other property and the environment. In accordance with industry practice, we are not fully insured against all of these risks, nor are all such risks insurable. Although we maintain liability insurance in an amount that is considered consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits, in which event we could incur significant costs that could have a material adverse effect upon our financial condition. Our oil and gas production activities are also subject to all the risks typically associated with such activities, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks could have a material adverse effect on our future results of operations, liquidity and financial condition.

Upon a commercial discovery, market conditions or operational impediments may hinder our access to oil and gas markets or delay its production.

Upon a commercial discovery, the marketability of our production depends in part upon the availability, proximity and capacity of pipelines, trucks, railways, storage, gathering systems and processing facilities. This dependence is heightened where this infrastructure is less developed. Therefore, if drilling results are positive in certain areas, we would need to build production facilities to handle the potential volume of oil and gas produced. We might be required to shut in wells, at least temporarily, due to the inadequacy or unavailability of transportation facilities. If that were to occur, we would be unable to realize revenue from those wells until we could make arrangements to deliver production to market.

Our ability to produce and market oil and gas is affected and also may be harmed by:

•	the lack of transportation, storage, pipeline transmission facilities or carrying capacity;
•	government regulation of oil and gas production;
•	government transportation, tax and energy policies;
•	changes in supply and demand; and
•	general economic conditions.

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Profitability and cash flow of our operations will be dependent upon the market price of oil and gas. Prices for oil and gas have fluctuated widely, particularly in recent years and are likely to continue to be volatile in the future.

Oil and gas prices fluctuate significantly in response to regional, national and global supply and demand factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas;
•	the actions of the Organization of Petroleum Exporting Countries;
•	the price and quantity of imports of foreign oil and gas;
•	political and economic conditions, including embargoes, in crude oil-producing countries or affecting other crude oil-producing activity;
•	the level of global oil and gas exploration and production activity;
•	the level of global oil and gas inventories;
•	weather conditions;
•	technological advances affecting energy consumption;
•	domestic and foreign governmental regulations;
•	proximity and capacity of oil and gas pipelines and other transportation facilities;
•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and
•	the price and availability of alternative fuels.

As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent on prevailing prices of natural gas, natural gas liquids and crude oil. Historically, the energy markets have been very volatile and it is likely that oil and gas prices will continue to be subject to wide fluctuations in the future. A substantial or extended decline in oil and gas prices could have a material adverse effect on our financial position, results of operations, cash flows and access to capital, and on the quantities of oil and gas reserves that can be economically produced.

Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plan.

Oil and gas exploration and development activities are dependent on the availability of drilling and related equipment and qualified personnel in the particular areas where such activities will be conducted. Demand for such equipment and qualified personnel may affect our access to such equipment and qualified personnel and may delay our exploration and development activities. In addition, the costs of qualified personnel and equipment in the area where our assets are located may be very high due to the availability of, and demands for, such qualified personnel and equipment in the area.

The possible reserves reported herein are estimates only and there is no certainty that it will be economically or technically viable to produce any portion of the reported possible reserves.

The possible reserves reported herein are estimates only and there is no certainty that any portion of the reported possible reserves will be discovered and that, if discovered, it will be economically viable or technically feasible to produce.

Reserve estimates are inherently uncertain, are based on a number of variables and actual production will vary from estimates.

There are numerous uncertainties inherent in estimating quantities of oil and gas reserves and cash flows to be derived therefrom, including many factors beyond our control. The information concerning reserves and associated cash flow set forth in this registration statement represents estimates only. In general, estimates of economically recoverable oil reserves and the future net cash flows therefrom are based upon a number of variable factors and assumptions, including the following, all of which may vary from actual results:

•	historical production from the properties,

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•	production rates,
•	ultimate reserve recovery,
•	timing and amount of capital expenditures,
•	marketability of oil and gas,
•	royalty rates, and
•	the assumed effects of regulation by governmental agencies and future operating costs.

For those reasons, estimates of the economically recoverable oil and gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom prepared by different engineers, or by the same engineers at different times, may vary. Our actual production, revenues, taxes and development and operating expenditures with respect to our reserves will vary from estimates thereof and such variations could be material. Further, evaluations are based, in part, on the assumed success of the exploitation activities intended to be undertaken in future years. The reserves and estimated cash flows to be derived therefrom contained in such evaluations will be reduced to the extent that such exploitation activities do not achieve the level of success assumed in the evaluation.

Estimates of proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history and production practices will result in variations in the estimated reserves and such variations could be material. Many of our producing wells have a limited production history and thus there is less historical production on which to base the reserves estimates. In addition, a significant portion of our reserves may be attributable to a limited number of wells and, therefore, a variation in production results or reservoir characteristics in respect of such wells may have a significant impact upon our reserves.

In accordance with applicable disclosure regulations of the SEC, Pinnacle Energy Services, L.L.C. (“Pinnacle”) has used forecast price and cost estimates in calculating reserve quantities. Actual future net cash flows will be affected by other factors such as actual production levels, supply and demand for oil and gas, curtailments or increases in consumption by oil and gas purchasers, changes in governmental regulation or taxation and the impact of inflation on costs. Actual production and cash flows derived therefrom will vary from the estimates contained in the Pinnacle Reserve Report, and such variations could be material. The Pinnacle Reserve Report is based in part on the assumed success of activities we intend to undertake in future years. The reserves and estimated cash flows to be derived therefrom contained in the Pinnacle Reserve Report will be reduced to the extent that such activities do not achieve the level of success assumed in the Pinnacle Reserve Report.

The Pinnacle Reserve Report sets forth estimates of our reserves as of January 1, 2012 and has not been updated and thus does not reflect changes in our resources since that date.

We are subject to complex laws and regulations, including environmental regulations, that can have a material adverse effect on the cost, manner and feasibility of doing business.

Oil and gas operations (exploration, production, pricing, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government and may be amended from time to time. Our operations may require licenses from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration and development at our projects.

The oil and gas industry is subject to environmental regulations pursuant to local, state and federal legislation. A breach of such legislation may result in the imposition of fines or other penalties. Should we be unable to fully fund the cost of remedying an environmental liability, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. Although we believe that we are in material compliance with current applicable environmental regulations, we can give no assurance that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect our financial condition, results of operations or prospects.

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The oil and gas industry is subject to regulation, enforcement and intervention by governments in such matters as:

•	awarding and licensing of exploration and production interests,
•	imposition of specific drilling obligations,
•	imposition of pollution controls and environmental protection,
•	regulation of health and safety effects and offshore activity and operations,
•	control over the development, decommissioning and abandonment of fields (including restrictions on production), and
•	cancellation of contract rights.

Governments may also regulate or intervene with respect to price, taxes, royalties and the exploration of oil and gas. Such regulation may be changed from time to time in response to economic or political conditions. The implementation of new legislation or regulations or the modification of existing legislation or regulations affecting the oil and gas industry could reduce demand for crude oil, increase costs and may have a material adverse impact on us. Export sales are subject to the authorization of government agencies and the corresponding governmental policies of foreign countries.

Competition in the oil and gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do, which may adversely affect our ability to compete.

Competition relating to all aspects of the oil and gas industry is intense. We will actively compete for capital, skilled personnel, access to rigs and other equipment, access to processing facilities and pipeline and refining capacity and in all other aspects of our operations with a substantial number of other organizations, many of which will have greater technical and financial resources.

Delays in business operations may reduce cash flows and subject us to credit risks.

In addition to the usual delays in payments by purchasers of oil and gas to us or to the operators, and the delays by operators in remitting payment to us, payments between these parties may be delayed due to restrictions imposed by lenders, accounting delays, delays in the sale of delivery of products, delays in the connection of wells to a gathering system, adjustment for prior periods, or recovery by the operator of expenses incurred in the operation of the properties. Any of these delays could reduce the amount of cash flow available for our business in a given period and expose us to additional third party credit risks.

Changes in legislation may adversely affect our operations and our financial performance.

Independent oil and gas exploration activities and access to capital have historically been dependant to some degree on the availability of intangible drilling cost deductions under existing tax laws. There can be no assurance that income tax laws, other laws or government incentive programs relating to the oil and gas industry will not be changed in a manner which will adversely affect us. There can be no assurance that tax authorities having jurisdiction will agree with our method of calculating our income for tax purposes or that such tax authorities will not change their administrative practices to our detriment.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

The level of activity in the oil and gas industry of the west and mid-west of the U.S. is influenced by seasonal weather patterns. In some climates, drilling and oil and gas activities cannot be conducted as effectively during the winter months. In other climates, a mild winter or wet spring may result in limited access and, as a result, reduced operations or a cessation of operations. Municipalities and state transportation departments enforce road bans that restrict the movement of drilling rigs and other heavy equipment during periods of wet weather, thereby reducing activity levels. Seasonal factors and unexpected weather patterns may lead to declines in exploration and production activity and corresponding declines in the demand for our oil and gas.

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Severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

Proposals to increase U.S. federal income taxation of independent producers may negatively affect our results.

Recently, U.S. federal budget proposals would potentially increase and accelerate the payment of federal income taxes of independent producers of oil and gas. Proposals that would significantly affect us would repeal the expensing of intangible drilling costs, repeal the percentage depletion allowance and increase the amortization period of geological and geophysical expenses. These changes, if enacted, will make it more costly to explore for and develop oil and gas resources. We are unable to predict whether any changes, or other proposals to such laws, ultimately will be enacted. Any such changes could negatively impact our cash flows and future operating results.

Possible regulation related to climate change and global warming could have a negative impact on our business.

Federal and state governments are considering enacting new legislation and promulgating new regulations governing or restricting the emission of greenhouse gases from certain stationary sources common in our industry. The EPA has made findings and issued proposed regulations that could lead to the imposition of restrictions on greenhouse gas emissions from certain stationary sources and that could require us to establish and report an inventory of greenhouse gas emissions. In addition, the U.S. Congress is in the process of considering various bills that would establish an economy-wide cap-and-trade program to reduce U.S. emissions of greenhouse gases, including carbon dioxide and methane. Such a program, if enacted, could require phased reductions in greenhouse gas emissions over a number of years and could result in the issuance of a declining number of tradable allowances to sources that emit greenhouse gases into the atmosphere. Legislation and regulatory proposals for restricting greenhouse gas emissions or otherwise addressing climate change could require us to incur additional operating costs and could adversely affect demand for our oil and gas. Potential increases in operating costs could include new or increased costs to obtain permits, operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for oil and gas.

Acreage must be drilled before lease expiration, generally within two to five years, in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

If we acquire leasehold interests that are not held by production, we must establish production prior to the expiration of the applicable lease or the lease for such acreage will expire. The cost to renew leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all.

Alternatives to and changing demand for petroleum products.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and gas and technological advances in fuel economy and energy generation devices could reduce the demand for crude oil and other liquid hydrocarbons. We cannot predict the impact of changing demand for oil and gas products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to our Common Stock

There is currently no public or private market for our common stock.

Our common stock is not currently publicly traded or quoted on any stock exchange or other electronic trading facility. While we aim to facilitate the development of a trading market in our common stock, we have no present proposals, arrangements or understandings with any person with regard to the development of a trading market in our common stock. We cannot assure you that a trading market for our common stock will develop. Our common stock has not been registered for resale under the federal securities laws or the securities laws of any state. The holders of shares of our common stock, and persons who may wish to purchase shares of our common stock in any trading market that might develop in the future, should be aware that significant federal and state securities laws and regulations may exist which could limit the ability of our stockholders to sell their shares.

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Shares of our common stock are subject to dilution.

As of February 27, 2012, 273,334,697 shares of our common stock were issued and outstanding, warrants to purchase approximately 13,870,750 shares of our common stock were outstanding and notes convertible into 13,404,681 shares of our common stock were outstanding. If we issue additional shares of common stock to new investors in the future, such issuance will result in dilution to each current stockholder by reducing the stockholder’s percentage ownership of the total outstanding shares of our common stock.

The value of our common stock may be affected by matters not related to our operating performance.

The value of our common stock may be affected by matters not related to our operating performance for reasons that may include the following:

•	U.S. and worldwide supplies and prices of and demand for oil and gas;
•	political conditions and developments in the United States;
•	political conditions in oil and gas producing regions;
•	investor perception of the oil and gas industry;
•	limited trading volume of our common stock;
•	change in environmental and other governmental regulations;
•	the prices of oil and gas;
•	announcements relating to our business or the business of our competitors;
•	our liquidity; and
•	our ability to raise additional funds.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and gas reserves that we are able to discover and develop, expenses that we incur, the prices of oil and gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

We have never paid a common stock dividend and will not pay any dividends for the foreseeable future.

We have never paid a dividend nor made a distribution on our common stock. Further, we may never achieve a level of profitability that would permit payment of dividends or making other forms of distributions to common stockholders. In any event, given the stage of our development, it will likely be a long period of time before we could be in a position to pay dividends or distributions to our investors. The payment of any future dividends will be at the sole discretion of the Board. In this regard, we currently intend to retain earnings to finance the expansion of our business and do not anticipate paying dividends in the foreseeable future.

We may issue additional stock without stockholder consent.

Our Board of Directors has authority, without action or vote of the stockholders, to issue all or part of our authorized but unissued shares. Additional shares may be issued in connection with future financing, acquisitions, employee stock plans, or otherwise. Any such issuance will dilute the percentage ownership of existing stockholders.

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If we were to issue preferred stock, the rights of holders of our common stock and the value of such common stock could be adversely affected.

Our Board of Directors is authorized to issue classes or series of preferred stock, without any action on the part of the stockholders. The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock, with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the value of the common stock would be adversely affected.

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ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements appearing in this Form 10.  This discussion contains forward-looking statements that involve risks and uncertainties because they are based on current expectations and relate to future events and future financial performance.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth in our “Risk Factors.”

Overview

We are an oil and gas exploration and production company with eight projects in Utah, Kansas and Oklahoma. We are currently producing oil from four projects in Kansas. In January 2012, we began drilling a well we refer to as the “Koelsch #25-1 Well” located in Stafford County, Kansas, which is currently in the completion stage of development. In April 2010, we began drilling a well we refer to as the “Liberty #1 Well” located in Juab County, Utah, which is also currently in the completion stage of development. The focus of our business is acquiring, retrofitting and operating or selling oil and gas production. We have two strategic directions:

a)	We used our research technology to identify properties in Kansas that were initially developed between the 1920s and 1950s. We identified significant oil and gas reserves from these early exploration properties, which were previously underdeveloped due to inefficient and antiquated exploration and production methods and low commodity prices. In most cases these wells were developed and left fallow by major oil and gas companies. Using current technology and methodologies, we successfully developed both production and proved reserves within these fields and others, and we intend to continue to develop our Kansas properties.

b)	We have conducted a limited amount of exploration for oil and gas reserves in the Utah Overthrust region, where we have accumulated 20,522 total acres since our inception. We lease 100% of the mineral rights on these properties, and we have not granted working interests or net royalty interests to any other parties with respect to these leases. We intend to conduct drilling operations on some of our Utah properties, and to conduct additional exploration activities.

We use a systematic approach for the acquisition of leases and development of drilling programs. Our approach focuses on three areas of development planning:

a)	Activities involving the identification, acquisition and development of leases of property in which oil or gas is known to exist. This represents approximately 20% of our development planning.

b)	Activities involving low or moderate exploration and development risk. These include leases of property where oil and gas has been produced in the past but there are no existing wells. This represents approximately 20% of our development planning.

c)	Activities involving the acquisition of projects where it is reasonably believed that potential hydrocarbon values exist based on analysis involving geochemical, radiometric, gravitational and supportable seismic data. This may include projects that have never been drilled or tested for oil and gas in the past. This represents approximately 60% of our development planning.

We have initiated the development of eight projects to date. We have four oil producing projects, and we are currently selling approximately, on a gross basis, 32 barrels of oil per day (net 23 barrels of oil per day). Subject to obtaining adequate financing, we intend to initiate drilling of 18 production wells during 2012. Our development plans may be delayed and are dependent on certain conditions, including, the receipt of necessary permits, the ability to obtain adequate financing and weather conditions. Uncertainties associated with these factors could result in unexpected delays. In addition, the feasibility of a number of the projects described below is still subject to further geological testing and/or drilling to determine whether commercial quantities of hydrocarbons are present.

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In addition to the projects currently under development, we intend to initiate the development of additional projects from time to time. However, the number of projects we initiate each year will depend on a number of factors, including the availability of adequate financing, the availability of mineral leases, the demand for oil and gas, the number of projects we have under development, and our available resources to devote to our project development efforts.

Production History

The following table presents information about our produced oil volumes during the year ended December 31, 2011 compared to the year ended December 31, 2010.  We did not produce natural gas during any of the years ended December 31, 2011 or 2010. As of December 31, 2011, we were selling oil from a total of 11 gross wells (approximately 10.5 net wells), compared to ten gross wells (seven net wells) at December 31, 2010.  All data presented below is derived from accrued revenue and production volumes for the relevant period indicated.

	Years Ended December 31,
	2011	2010
Net Production:
Oil (Bbl)	7,161	11,844
Natural Gas (Mcf)	-	-
Barrel of Oil Equivalent (Boe)	7,161	11,844

Average Sales Prices:
Oil (per Bbl)	$99.51	$61.96

Average Production Costs:
Oil (per Bbl)	$79.06	$14.27

Depletion of Oil and Gas Properties

Our depletion expense is driven by many factors, including certain exploration costs involved in the development of producing reserves, production levels and estimates of proved reserve quantities and future developmental costs.  The following table presents our depletion expenses per barrel of oil for the year ended December 31, 2011 compared to the year ended December 31, 2010.

	Years Ended December 31,
	2011	2010
Depletion of oil	$9.61	$18.80

Results of Operations

The following presents an overview of our results of operations for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

As of December 31, 2011, we had established oil production from 11 gross (10.5 net) wells in which we hold working interests compared to ten gross (seven net) wells which had established production as of December 31, 2010. Our oil production for 2011 averaged approximately 20 barrels of net crude oil per day after royalties compared to approximately 32 barrels of crude oil per day in 2010. The decrease in production in 2011 is primarily due to the sale of properties.

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Our revenues increased for the year ended December 31, 2011 compared to December 31, 2010, due to more favorable oil pricing.  Revenues for the year ended December 31, 2011 were $712,616 compared to $587,084 for the year ended December 31, 2010.  The increase in revenue was primarily due to an increase in our average realized crude oil prices period-over-period, partially offset by an approximate average of twelve boepd production decrease during the period.  During the year ended December 31, 2011, we realized a $99.51 average price per barrel of crude oil compared to a $64.48 average price per barrel of crude oil during the year ended December 31, 2010.

We realized a net loss of $9,613,034 (representing a net loss of approximately $(0.04) per basic and diluted share of common stock) for the year ended December 31, 2011 compared to a net loss of $6,657,743 (representing a net loss of approximately $(0.05) per basic and diluted share of common stock) for the year ended December 31, 2010.  The increase in net loss was primarily due to an increase in our operating expenses. The decrease in loss per share in 2011 is due to the increase of our shares of common stock outstanding.

Total operating expenses were $10,094,229 for the year ended December 31, 2011 compared to $7,005,822 for the year ended December 31, 2010.  The increase in operating expenses was due primarily to an increase in general and administrative expenses, which were $8,773,600 for the year ended December 31, 2011 compared to $5,852,235 for the year ended December 31, 2010. This 49.9% increase in general and administrative expenses was attributable to the post-closing costs associated with the Freedom Merger, the audit, legal and other costs associated with preparing to become a reporting issuer and costs relating to compensation of consultants and employees during 2011. For the years ended December 31, 2011 and 2010, total operating expenses included non-cash stock based compensation of $6,812,340 and $4,039,080, respectively. The production expenses for the year ended December 31, 2011 were $1,244,325 compared to $811,100 for the year ended December 31, 2010, which represents a 53.4% increase. The increase in production expenses associated with the Kansas properties was caused by general maintenance on wells, including work required by the Kansas Corporation Commission (“KCC”) and $356,915 of lease write downs in 2011 compared to $284,032 in 2010. During the year ended December 31, 2011, we incurred production taxes of $43,828 compared to production taxes of $35,400 during the year ended December 31, 2010. The increase in production taxes was due to the increase in oil sales. We recorded depletion, depreciation, amortization and accretion of $173,678 during the year ended December 31, 2011 compared to depletion, depreciation, amortization and accretion of $305,208 during the year ended December 31, 2010.  The decrease in depletion, depreciation, amortization and accretion was primarily due to the decrease in production for 2011 and the decrease in proven properties subject to the depletion calculation. Depletion expense for the year ended December 31, 2011 was $9.61 per BOE, compared to $18.80 per BOE for the year ended December 31, 2010.

The unfavorable increases in operating expenses discussed above were partially offset by a favorable gain on the sale of assets of $141,202 for the year ended December 31, 2011 compared to a loss on sale of assets of $1,879 in the year ended December 31, 2010.

Other expenses in 2011 were $237,824 compared to $241,995 in 2010, a decrease of $4,171 or 1.7%. The decrease relates to an increase of interest and finances charges of $443,005 and the balance of $75,481 relates to goodwill impairment in 2011 relating to the Freedom Merger; these expenses were offset by a gain on settlement of liabilities of $522,657 which was caused by a number of liabilities being negotiated down and paid off.

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to meet potential cash requirements.  We have historically met our capital requirements through the issuance of common stock, short-term borrowings and selling working interests in our oil and gas properties.  In the future, we expect to generate cash from sales of crude oil from our existing properties. Until cash provided by our operations is sufficient to cover our expenses and execute our development plans, we intend to continue to finance our operations through additional debt or equity financings, if available.

The following table summarizes our total current assets, total current liabilities and working capital deficiency as of December 31, 2011.

Current Assets	$690,799
Current Liabilities	$6,889,687
Working Capital Deficiency	$(6,198,888)

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Satisfaction of our cash obligations for the next 12 months and our ability to continue as a going concern

We need additional funding to continue as a going concern and to execute our business plan. Although we hope to generate cash from our operations and become profitable in the future, we will continue to depend on cash provided by equity financings and debt financings and/or credit facilities. In the event we cannot obtain the necessary capital to pursue our plans, we may have to cease or significantly curtail our operations, including our plans to acquire additional acreage positions and development activities. Our ability to raise additional capital is critical to our ability to continue to operate our business.

Since our inception, we have financed our cash flow requirements through the issuance of common stock, short-term borrowings and selling working interests in our oil and gas properties for cash and services. As we expand operational activities, we expect to continue to experience net negative cash flows from operations, pending the receipt of oil and gas sales or development fees. As a result, we will need to obtain additional financing to fund our operations. We intend to seek financing from time to time to provide working capital.

Our ability to secure liquidity in the form of additional financing or otherwise is crucial for the execution of our plans and our ability to continue as a going concern. Our current cash balance, together with cash anticipated to be provided by operations, will not be sufficient to satisfy our anticipated cash requirements for normal operations and capital expenditures for the foreseeable future. Economic conditions continue to be weak and global financial markets continue to experience significant volatility and liquidity challenges. These conditions may make it more difficult for us to obtain financing.

Our independent registered public accounting firm’s report on our financial statements expresses doubt about our ability to continue as a going concern. The report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern due to substantial losses from operations, negative working capital, negative cash flow, and the lack of sufficient capital, as of the date the report was issued, to support our planned capital expenditures to continue our drilling programs through 2012 or later. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

We are not currently generating significant revenues, and our cash and cash equivalents will continue to be depleted by our ongoing development efforts as well as our general and administrative expenses. Until we are in a position to generate significant revenues, we will need to continue to raise additional funds to continue operating as a going concern. We may seek this additional funding through the issuance of debt, preferred stock, equity or a combination of these instruments. We may also seek to obtain financing through the sale of working interests in one or more of our projects. We cannot be certain that funding from any of these sources will be available on reasonable terms or at all. If we are unable to secure adequate funds on a timely basis on terms acceptable to us, we may have to cease or significantly curtail our operations including our plans to acquire additional acreage positions and development activities.

Over the next twelve months, we do not expect our existing capital and anticipated funds from operations to be sufficient to sustain our planned expansion. Consequently, we intend to seek additional capital to fund growth and expansion through equity financings, debt financings or credit facilities. We have no assurance that such financing will be available, and if available, the terms under which such financing would be given.

We anticipate incurring operating losses over the next twelve months. Our lack of significant operating history makes predictions of future operating results difficult. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in the oil and gas exploration industry. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. We have no assurance that we will be successful in addressing such risks, and the failure to do so would have a material adverse effect on our business prospects, financial condition and results of operations.

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Effects of Inflation and Pricing

The oil and gas industry is very cyclical and the demand for goods and services by oil field companies, suppliers and others associated with the industry put significant pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil and gas increase all other associated costs increase as well. Conversely, in a period of declining prices, associated cost declines are likely to lag and may not adjust downward in proportion to the declining prices. Material changes in prices also impact our current revenue stream, estimates of future reserves, borrowing base calculations of bank loans, impairment assessments of oil and gas properties, and values of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and gas companies and their ability to raise capital, borrow money and retain personnel. While we do not currently expect business costs to materially increase, higher prices for oil and gas could result in increases in the costs of materials, services and personnel.

Critical Accounting Policies

The establishment and consistent application of accounting policies is a vital component of accurately and fairly presenting our consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”), as well as ensuring compliance with applicable laws and regulations governing financial reporting. While there are rarely alternative methods or rules from which to select in establishing accounting and financial reporting policies, proper application often involves significant judgment regarding a given set of facts and circumstances and a complex series of decisions.

Asset Retirement Obligations

We have significant obligations to plug and abandon our oil and gas wells and related equipment. Liabilities for asset retirement obligations are recorded at fair value in the period incurred. The related asset value is increased by the same amount. Asset retirement costs included in the carrying amount of the related asset are subsequently allocated to expense as part of our depletion calculation. Additionally, increases in the discounted asset retirement liability resulting from the passage of time are reported as accretion of discount on asset retirement obligations expense on our Statement of Operations.

Estimating future asset retirement obligations requires us to make estimates and judgments regarding timing, existence of a liability, as well as what constitutes adequate restoration. We use the present value of estimated cash flows related to our asset retirement obligations to determine the fair value. Present value calculations inherently incorporate numerous assumptions and judgments, which include the ultimate retirement and restoration costs, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of our existing asset retirement obligation liability, a corresponding adjustment will be made to the carrying cost of the related asset.

Revenue Recognition

Revenue from the sale of crude oil, natural gas and natural gas liquids is recorded when the significant risks and rewards of ownership of the product is transferred to the buyer, which is usually when legal title passes to the external party. For crude oil and natural gas liquids, delivery generally occurs upon pick up at the field tank battery and natural gas delivery occurs at the pipeline delivery point. Revenue is not recognized for the production in tanks, or oil in pipelines that has not been delivered to the purchaser. Revenue is measured net of discounts and royalties. Royalties and severance taxes are incurred based on the actual price received from the sales. We use the sales method of accounting for natural gas balancing of natural gas production, and we would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation. For all periods reported, we had no natural gas production.

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Stock-Based Compensation

We have accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718.   This standard requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate the value of options and warrants at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Stock Issuance

We record the stock-based awards issued to consultants and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50.

Income Taxes

We account for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

The tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. We have examined the tax positions taken in our tax returns and determined that there are no uncertain tax positions. As a result, we have recorded no uncertain tax liabilities in our consolidated balance sheet.

Oil and Gas Properties

We account for oil and gas properties by the successful efforts method. Under this method of accounting, costs relating to the acquisition of and development of proved areas are capitalized when incurred. The costs of development wells are capitalized whether productive or non-productive. Leasehold acquisition costs are capitalized when incurred. If proved reserves are found on an unproved property, leasehold costs are transferred to proved properties. Exploration dry holes are charged to expense when it is determined that no commercial reserves exist. Other exploration costs, including personnel costs, geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense when incurred. The costs of acquiring or constructing support equipment and facilities used in oil and gas producing activities are capitalized. Production costs are charged to expense as incurred and are those costs incurred to operate and maintain our wells and related equipment and facilities.

Depletion of producing oil and gas properties is recorded based on units of production. Acquisition costs of proved properties are depleted on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (wells and related equipment and facilities) are depleted on the basis of proved developed reserves. As more fully described below, proved reserves are estimated by our independent petroleum engineer and are subject to future revisions based on availability of additional information. Asset retirement costs are recognized when the asset is placed in service, and are depleted over proved reserves using the units of production method.

Oil and gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. We compare net capitalized costs of proved oil and gas properties to estimated undiscounted future net cash flows using management’s expectations of future oil and gas prices. These future price scenarios reflect our estimation of future price volatility. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, using estimated discounted future net cash flows based on management’s expectations of future oil and gas prices. We have recorded no impairment on any of our properties.

Unproven properties that are individually significant are assessed for impairment and if considered impaired are charged to expense when such impairment is deemed to have occurred.

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The sale of a partial interest in a proved oil and gas property is accounted for as normal retirement and no gain or loss is recognized as long as this treatment does not significantly affect the units-of-production depletion rate. If the units-of-production rate is significantly affected, then the sale is accounted for as the sale of an asset, and a gain or loss is recognized. The unamortized cost of the property or group of properties is apportioned to the interest sold and interest retained on the basis of the fair values of those interests. A gain or loss is recognized for all other sales of producing properties and is included in the results of operations. The sale of a partial interest in an unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to recovery of the cost applicable to the interest retained. A gain on the sale is recognized to the extent the sales price exceeds the carrying amount of the unproved property. A gain or loss is recognized for all other sales of nonproducing properties and is included in the results of operations.

Oil and Gas Reserves

The determination of depreciation, depletion and amortization expense as well as impairments that are recognized on our oil and gas properties are highly dependent on the estimates of the proved oil and gas reserves attributable to our properties. Our estimate of proved reserves is based on the quantities of oil and gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in the future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, we must estimate the amount and timing of future operating costs, production taxes and development costs, all of which may in fact vary considerably from actual results. In addition, as the prices of oil and gas and cost levels change from year to year, the economics of producing our reserves may change and therefore the estimate of proved reserves may also change. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves.

The information regarding present value of the future net cash flows attributable to our proved oil and gas reserves are estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties. Thus, such information includes revisions of certain reserve estimates attributable to our properties included in the prior year’s estimates. These revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in oil and gas prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects and the value of our common stock.

Use of Estimates

The preparation of financial statements under GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to proved oil and gas reserve volumes, certain depletion factors, future cash flows from oil and gas properties, estimates relating to certain oil and gas revenues and expenses, valuation of equity-based compensation, valuation of asset retirement obligations, estimates of future oil and gas commodity pricing and the valuation of deferred income taxes.  Actual results may differ from those estimates.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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ITEM 3.	PROPERTIES

Our offices are located at 15 W. South Temple, Suite 1050, Salt Lake City, Utah 84101. For a full description of the properties associated with our operating activities, see “Item 1. Business—Properties” and “Item 1. Business—Projects,” included elsewhere in this registration statement.

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ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 27, 2012, certain information regarding beneficial ownership of our common stock by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our current directors and executive officers as a group. As of February 27, 2012, we had one class of voting securities that consisted of 273,334,697 shares of our common stock issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. In computing the number and percentage of shares beneficially owned by a person, shares of common stock that a person has a right to acquire within sixty (60) days of February 27, 2012, pursuant to options, warrants or other rights are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. The following table is based upon information supplied by directors, officers and principal stockholders.

Name(1)	Number of Shares		Percent of Common Stock(2)
Certain Beneficial Owners:
J. David Gowdy	22,654,830	(3)	8.3%

Directors and Officers:
Douglas C. Hewitt, Sr.	93,384,527	(4)	34.1%
Glenn G. MacNeil	25,673,176	(5)	9.4%
John J. McFadden	723,238		0.3%
Michael A. Cederstrom	6,579,755		2.4%
Directors and Officers as a Group (4 persons)	126,360,696		46.2%

(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). Unless otherwise indicated, the address of each stockholder is 15 W. South Temple, Suite 1050, Salt Lake City, UT 84101.
(2)	Figures are rounded to the nearest tenth of one percent.
(3)	Consists of the following shares owned by J. David Gowdy, or of which Mr. Gowdy may be deemed to be the beneficial owner: (i) 5,145,285 shares held in the name of J. David Gowdy, (ii) 6,576,430 held in the name of J. David Gowdy and Norlene M. Gowdy, as joint tenants with rights of survivorship, (iii) 2,000,000 shares owned by his wife, Norlene M. Gowdy, (iv) 260,000 shares owned by his son Gregory D. Gowdy, who resides with J. David Gowdy, (v) 260,000 shares owned by his son Matthew G. Gowdy, who resides with J. David Gowdy, (vi) 3,000,000 shares held by The Chicago Basin Business Trust, by virtue of being the grantor and a trustee of the trust, (vii) 5,413,115 shares held by Mountain Home Petroleum Business Trust (“MHPBT”), by virtue of being a trustee and a beneficiary of the trust. The 5,413,115 shares of common stock held by MHPBT are also reported in the share total reported for Douglas C. Hewitt, Sr. MHPBT is located at 175 S. Main Street, Suite 1210, Salt Lake City, UT 84111. The address of each of J. David Gowdy, his spouse and sons, and the Chicago Basin Business Trust is 945 Sunbrook Circle, Alpine, UT 84004.
(4)	Consists of the following shares owned by Douglas C. Hewitt, Sr., or of which Mr. Hewitt may be deemed to be the beneficial owner: (i) 46,716,667 shares held in the name of Douglas C. Hewitt, Sr.; (ii) 40,000,000 shares held in the name of the D. Mack Trust by virtue of being the trustee of the trust; 1,000,000 shares held by the Laurie Barber Trust, by virtue of Mr. Hewitt’s spouse being the beneficiary of the trust; and 5,667,860 held in the name of MHPBT. The 5,667,860 shares of common stock held by MHPBT are also reported in the share total reported for J. David Gowdy. The address of the Laurie Barber Trust and the D. Mack Trust is 1775 Stone Ridge Drive, Bountiful, UT 84010.
(5)	Consists of the following shares owned by Glenn G. MacNeil, or of which Mr. MacNeil may be deemed to be the beneficial owner: (i) 13,183,176 shares held in the name of Glenn G. MacNeil, (ii) 9,990,000 shares held in the name of Carolyn Kovachik-MacNeil, Mr. MacNeil’s spouse, and (iii) 2,500,000 outstanding warrants exercisable within 60 days held by MacKov Investments Limited (“MacKov”). The address of Mr. MacNeil, his spouse and MacKov is 1554 Jarvie Crescent, Milton, Ontario, Canada, L9T 5Z3.

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ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our articles of incorporation and bylaws provide that the Company’s business is to be managed by or under the direction of our Board of Directors. Our bylaws provide that up to seven directors are elected at our annual meeting to serve until our next annual meeting of stockholders or until their earlier resignation or removal. There are currently four vacancies on our Board of Directors. Pursuant to our bylaws, the Board of Directors may fill these vacancies or, alternatively, may reduce the size of the Board of Directors to eliminate these vacancies. As of the date of this filing, the Board of Directors has not taken any action with respect to these vacancies. Our officers serve at the pleasure of our Board of Directors.

The following table sets forth the name, age as of February 27, 2012 and position of our directors and executive officers:

Name	Age	Position
Douglas C. Hewitt, Sr.	53	Executive Chairman of the Board, President and CEO
Glenn G. MacNeil	53	CFO, COO and Director
Michael A. Cederstrom	59	General Counsel and Corporate Secretary
John J. McFadden	67	Director

Douglas C. Hewitt, Sr. has served as Executive Chairman of our Board of Directors since our inception on May 18, 2008 and was appointed our President and Chief Executive Officer on December 15, 2011. Mr. Hewitt served as our Chief Operating Officer from March 31, 2011 to December 15, 2011. Mr. Hewitt served as President and Chief Executive Officer of HPI, the Company’s predecessor, from its inception on May 18, 2008 to March 31, 2011 and served as the President of Hewitt Energy Group, LLC from 2000 to 2008. Mr. Hewitt brings to our Board of Directors a depth of understanding of our business and operations, as well as the oil and gas industry. Mr. Hewitt has over 27 years of experience in managing all aspects of oil company development, including geological analysis, design and implementation of advanced engineering, field management and finance. In 1988 Mr. Hewitt founded Hewitt Energy Group, LLC (“HEGLLC”). In 1991, Mr. Hewitt founded Nemaha Services Inc., a field services group with more than 50 employees based in Blackwell, Oklahoma, to facilitate the drilling and field activities of his privately held oil and gas company. In 1995, Mr. Hewitt founded HEGCO Canada Inc. (“HEGCO”), where he served as Chairman and CEO from 1995 to 2000. Mr. Hewitt left HEGCO in 2000 to pursue other business activities, including securing a larger acreage position in the Utah Overthrust Belt. Mr. Hewitt attended Merritt Community College.

Glenn G. MacNeil has served as our Chief Financial Officer since April 1, 2011 and as a member of our Board of Directors since that time. Effective December 15, 2011, Mr. MacNeil was appointed as our Chief Operating Officer in addition to his roles as Chief Financial Officer and director. Mr. MacNeil brings to our Board of Directors over 30 years of international experience in chief financial officer and director roles in both the oil and gas and financial services industries. Mr. MacNeil is a Canadian Chartered Accountant (CA) and a U.S. Certified Public Accountant (CPA). Mr. MacNeil has been an officer and served as director for numerous private and publicly-held companies, some of which are as follows: President of MacKov Investments Limited, a Canadian investment company, from 2007 to the present; CFO and Executive Vice President of GCAN Insurance Company, a Canadian regulated insurance company, from 2008 to 2011; Finance Director of Nostra Terra Oil and Gas Company, PLC, a U.K. based LSE-AIM listed oil and gas company, from 2007 to 2009; Finance Director of CNA Insurance Company Limited, a European regulated insurance company, from 2004 to 2008; Chief Financial Officer and Executive Vice President of Continental Casualty Company, a Canadian regulated insurance company (also known as “CNA Canada”), from 1998 to 2004; and Vice President Finance, Canadian Operations of Everest Reinsurance Company and Vice President Finance and Director of Everest Insurance Company of Canada, Canadian regulated reinsurance and insurance companies, from 1988 to 1998. Mr. MacNeil has taken leading roles in acquisitions, divestitures, turnaround situations and start-up businesses. In addition to serving on our Board of Directors, Mr. MacNeil serves as a director of HEGCO Canada Inc., a TSX-V listed, non-trading company. Mr. MacNeil is a member of the Society of Management Accountants of Ontario (CMA), Ontario Institutes of Chartered Accountants (CA), and Certified Public Accountants of South Carolina (CPA). Mr. MacNeil received a bachelor of business administration degree (BBA) from the Cape Breton University, Nova Scotia.

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Michael A. Cederstrom has served as our General Counsel and Corporate Secretary since December 15, 2011. Mr. Cederstrom provided legal services to our Company as an independent contractor from March 2011 until December 15, 2011. Mr. Cederstrom served as General Counsel to Hewitt Petroleum, Inc. from May 2009 until March 2011. Mr. Cederstrom has over 31 years of experience as a corporate attorney representing businesses in various capacities, including SEC reporting and compliance. Mr. Cederstrom has represented oil and gas exploration and production companies for over 17 years in all areas including leasing, environmental and regulatory compliance and securities matters. Mr. Cederstrom practiced law with Dexter & Dexter Attorneys at Law from 2004 to 2008.  Mr. Cederstrom’s law practice specialized in business law, including initial organization of business entities, maintenance of the entity, employment matters and business tax matters. In 1997 Mr. Cederstrom organized and registered the shares of HEGCO Canada, Inc. on the CDNX, and served as its General Counsel and CFO from 1997 to 2002. Mr. Cederstrom has participated in the organization of a bank and registration of the bank's shares on the New York Stock Exchange, and has served on the Board of Directors of two banks and several other businesses. Mr. Cederstrom received a Bachelor of Science degree in Finance from the University of Utah and a Juris Doctorate degree from Southwestern University.  While at Southwestern University, Mr. Cederstrom earned two Jurisprudence Awards for exceptional achievement in the study of Tax and Estate Planning. On February 21, 2002, the Court of Queen’s Bench of Alberta Canada appointed a receiver and manager for HEGCO Canada, Inc. (“HEGCO”) and its Red Leaf Energy Inc. (“Red Leaf”) subsidiary, pursuant to a voluntary petition filed by the company. Richter, Allan & Taylor Inc. was appointed receiver-manager of HEGCO and Red Leaf to oversee restructuring efforts. The purpose of the appointment was to provide HEGCO with creditor protection in order to allow time for the sale of some of its assets during the restructuring process. On June 9, 2005, the Court of Queen’s Bench of Alberta, Canada approved a settlement agreement relating to the purchase of HEGCO from the receiver and issued a release order, which released HEGCO, then a shell company, to the HEGCO directors.

John J. McFadden has served on our Board of Directors since May 18, 2008. Mr. McFadden brings to our Board of Directors over 40 years of experience in the investment banking industry. Since 1998 Mr. McFadden has been self-employed as a consultant, providing consultation to his clients regarding both investment banking and energy matters. His clients include Equitable Gas, Select Energy and Optimira Energy. From 1996 until 1998, Mr. McFadden was employed as the Senior Managing Director of Cambridge Holding and Cambridge Partners, LLC, a private investment company based in New York, NY. From 1968 until 1996 Mr. McFadden was employed by The First Boston Corporation (later Credit Suisse First Boston) with a variety of responsibilities in corporate finance and public finance, including service as Vice President and Treasurer. In addition to Richfield Oil & Gas Company, Mr. McFadden currently is a director of Advanced Battery Technologies, Inc. and has previously served as a director of China Digital Animation, Inc. Mr. McFadden received a Bachelor of Arts degree from St. Bonaventure University.

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ITEM 6.	EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth compensation earned by our named executive officers in 2011 and 2010 for services rendered in all capacities to us and our subsidiaries.

		Fiscal	Base	Cash	Share	All Other Cash
Name		Year	Salary(1)	Bonus(1)	Awards(2)	Compensation(3)	Total

Douglas C. Hewitt, Sr.	(4)	2011	$348,557	$—	$1,100,000	$—	$1,448,557
Executive Chairman of the Board, President and Chief Executive Officer		2010	$62,000	$—	$1,065,000	$—	$1,127,000

Glenn G. MacNeil	(5)	2011	$—	$—	$1,564,487	$20,000	$1,584,487
Chief Financial Officer, Chief Operating Officer and Director		2010	$—	$—	$—	$—	$—

Michael A. Cederstrom	(6)	2011	$—	$—	$763,523	$82,500	$846,023
General Counsel and Corporate Secretary		2010	$3,750	$—	$785,000	$58,000	$846,750

J. David Gowdy	(7)	2011	$114,583	$—	$1,564,167	$13,554	$1,717,304
Former President and Chief Executive Officer		2010	$—	$—	$—	$—	$—

(1)	Salaries are reported on a fiscal year basis ending on December 31 of each year and consist of cash payments. We made no cash bonus payments in 2010 or 2011.
(2)	In accordance with applicable accounting standards, these amounts represent the aggregate fair value of each share award on the date of grant. The ultimate value realized by the executive officers may or may not equal the estimated fair value on the date of grant. The shares are restricted from sale and there is no established market for the shares. We determined the fair value of the shares on the date of grant based on the share price we received in share issuances for cash at or around the date of the share award grant.
(3)	Includes fees paid in cash to executives in compensation for consulting services, if applicable.
(4)	Effective March 31, 2011, Douglas C. Hewitt resigned his positions as President and Chief Executive Officer, but continued to serve as Executive Chairman of our Board of Directors and Chief Operating Officer of the Company. During 2010, Mr. Hewitt was awarded $65,000 value in restricted common shares for bonuses and was issued $1,000,000 value in restricted common shares as settlement of accrued compensation due him from the Company. In addition, in 2010 Mr. Hewitt was paid $62,000 in base salary cash compensation. In 2011, Mr. Hewitt was paid $348,557 in base salary cash compensation, of which $109,700 was paid in cash for 2011 services and $238,857 was for settlement of unpaid services from 2009 and 2010. Also for this 2011 period, Mr. Hewitt was issued $975,000 value for 2011 restricted common share bonus awards, which were established and approved by the Board of Directors. In addition, Mr. Hewitt was issued $100,000 value in restricted common shares in lieu of base salary cash compensation due him for the 2011 period. Mr. Hewitt was also issued $25,000 value in restricted common shares for director’s fees for the 2011 period. Effective December 15, 2011, Mr. Hewitt resigned as our Chief Operating Officer and was reappointed as President and Chief Executive Officer of the Company and continues to serve as Executive Chairman of the Board of Directors. Mr. Hewitt’s base salary for 2012 is $360,000 and he is employed with the Company pursuant to an employment agreement. In addition, Mr. Hewitt will be paid $50,000 per annum for services as a director of the Company.

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(5)	Effective April 1, 2011, Glenn G. MacNeil was appointed Chief Financial Officer and director of the Company, and on December 15, 2011, Mr. MacNeil was also appointed our Chief Operating Officer. During 2011, Mr. MacNeil’s services to the Company are governed by a financial services agreement between the Company and MacKov Investments Limited (“MacKov”), an Ontario, Canada incorporated private company that provides management services and holds investments. MacKov is wholly owned and controlled by Mr. MacNeil and his spouse, and Mr. MacNeil serves as MacKov’s President. Compensation to MacKov for services for the period from April 1, 2011 to December 31, 2011 was paid by the Company as follows: (i) a sign-on restricted common share bonus of $500,000; (ii) $184,487 value in restricted common shares as settlement of monthly compensation; (iii) $855,000 value in restricted common shares as a 2011 share bonus award, which was established and approved by the Board of Directors; and (iv) a $20,000 cash payment. In 2011, Mr. MacNeil also received $25,000 value in restricted common shares as director’s fees. In 2012, Mr. MacNeil’s services to the Company are governed by (i) an employment agreement relating to his services while in the United States, which calls for an annual base salary of $138,000; and (ii) a financial services agreement through MacKov relating to services performed while in Canada, which calls for compensation of $138,000 per annum, for an aggregate of $276,000 per annum. In addition, Mr. MacNeil will be paid $50,000 per annum for services as a director of the Company.
(6)	In October 2009, Michael A. Cederstrom was appointed General Counsel and Corporate Secretary of the Company. In February 2011, Mr. Cederstrom resigned as General Counsel and Corporate Secretary of the Company. Mr. Cederstrom became a consultant to the Company from February 2011 to December 2011. Effective December 15, 2011, Mr. Cederstrom was re-appointed as General Counsel and Corporate Secretary of the Company. In 2010, Mr. Cederstrom was paid $785,000 value in restricted common shares in bonus awards, $3,750 in base salary cash compensation and $58,000 cash compensation relating to consulting services performed. In 2011, Mr. Cederstrom was issued $655,000 value for 2011 restricted common share bonus awards, which were established and approved by the Board of Directors, and an additional $108,523 value in common shares as settlement of accrued 2009 and 2010 compensation due him from the Company. During the period January 1, 2011 to December 14, 2011, when Mr. Cederstrom was a consultant to the Company, he was paid $82,500 in cash compensation. On December 20, 2011, Mr. Cederstrom was issued $160,000 value in restricted common shares for 2011 share bonus awards. Mr. Cederstrom is employed by the Company pursuant to an employment agreement. Mr. Cederstrom’s base salary for 2012 is $216,000 and he will be paid $50,000 per annum for services as Corporate Secretary to the Board of Directors.
(7)	Effective March 31, 2011, J. David Gowdy was appointed President, Chief Executive Officer and a director of the Company. Mr. Gowdy was paid $114,583 in base salary cash compensation and was issued a sign-on bonus of $500,000 value in shares, $975,000 value in shares as 2011 share bonus awards, which were established and approved by the Board of Directors, and $89,167 value in shares as settlement of accrued base salary compensation due him from the Company. Also in 2011, Mr. Gowdy was issued $25,000 value in restricted common shares and was paid $10,054 in cash compensation for director’s fees. Effective December 15, 2011, Mr. Gowdy resigned as President, Chief Executive Officer and director of the Company. Subsequent to his resignation, pursuant to his separation agreement, Mr. Gowdy was paid $3,500 for consulting services rendered in 2011. As part of Mr. Gowdy’s resignation he voluntarily returned four million shares of his 2011 restricted common share bonus award, which were originally awarded on the assumption that Mr. Gowdy would continue services to the Company indefinitely.

Employment and Consulting Agreements

We have entered into written executive employment agreements with each of our named executive officers, other than J. David Gowdy, as well as a financial services agreement with MacKov relating to services provided by Glenn G. MacNeil (the “Executive Agreements”), each of which are effective as of January 1, 2012. The compensation payable to each named executive officer under such officer’s Executive Agreement is set forth in the footnotes to the Summary Compensation Table, above. Other than terms relating to each named executive officer’s compensation, the Executive Agreements contain identical terms and conditions, which are described below.

Each of the Executive Agreements provide that year-end cash and/or share bonuses are at the discretion of the compensation committee or Board of Directors, and are based on the Company’s achievement of specified predetermined and mutually agreed-upon performance objectives each year. Prior to January 1, 2012, Douglas C. Hewitt, Sr. had entered into an Employment Agreement with the Company to act as the Chairman of the Board of Directors and the Chief Operating Officer of the Company. Effective January 1, 2012, Mr. Hewitt’s new employment agreement superseded and replaced his prior employment agreement. The material changes to Mr. Hewitt’s employment arrangement with the Company include:

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a.	Mr. Hewitt’s position was changed from Chairman of the Board and Chief Operating Officer to Executive Chairman of the Board and President and Chief Executive Officer;
b.	Mr. Hewitt’s base salary was increased from $300,000 per year to $360,000 per year; and
c.	Mr. Hewitt was provided up to a 1% overriding royalty interest in new leases acquired by the Company.

The other executive officers, Glenn G. MacNeil and Michael A. Cederstrom did not have employment agreements with the Company prior to January 1, 2012.

Elements of Compensation

The total compensation and benefits program for the Company’s executives generally consists of the following components:

•	base salaries and/or consulting fees;
•	annual incentive bonuses;
•	discretionary bonuses;
•	long-term equity-based incentive compensation;
•	health and welfare benefits;
•	perquisites; and
•	severance payments/change of control.

Base Salaries

We provide base salaries to compensate our executive officers for services performed during the fiscal year. This provides a level of financial certainty and stability in an historically volatile and cyclical industry. Base salaries are designed to reflect the experience, education, responsibilities and contribution of each individual executive officer.

Glenn G. MacNeil is compensated for his services while in the United States through an employment agreement with the Company. Mr. MacNeil has agreed to spend 100-200 working days each year in the United States. The remainder of his working days throughout the year is expected to be performed while residing in Canada. Mr. MacNeil is compensated for his services while in Canada through a financial services agreement between the Company and MacKov Investments Limited, an entity wholly owned and controlled by Mr. MacNeil and his spouse.

Annual Incentive Bonuses

We provide annual stock incentive bonuses to our executive officers and other employees. These bonuses provide variable compensation earned only when performance goals established by our Board of Directors are achieved. Incentive bonuses are designed to reward executive officers and other employees for the achievement of certain corporate and executive performance objectives set by our Board of Directors and for contributions to the achievement of certain objectives of the Company.

Discretionary Bonuses

In addition to annual incentive bonuses discussed above, the compensation committee of our Board of Directors may also approve the payment of discretionary bonuses to officers and other employees in recognition of significant achievements.

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Health and Welfare Benefits

We offer health and welfare programs to all eligible employees.  Under the terms of their employment agreements, the named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include health, pharmacy, and dental.

Perquisites

Douglas C. Hewitt, Sr. is provided up to a 1% overriding royalty interest in new leases acquired by the Company.

Severance Payments/Change of Control

We have employment and/or consulting agreements in place with each of our executive officers providing for lump-sum severance compensation upon termination of the officer’s employment for a variety of reasons, including a change of control of the Company.

Director Compensation

The following table provides information concerning compensation paid to non-employee directors for the most recently completed fiscal year. The fees paid to directors in 2010 were paid in common stock of the Company and not in cash. In accordance with applicable accounting standards, these amounts represent the aggregate fair value of the awards on the date of grant. The ultimate value realized by the director may or may not equal the fair market value on the date of grant. The shares are restricted from sale and there is no established market for the shares. We determined the fair value of the shares on the date of grant based on the share price we received in share issuances for cash, settlement of debt or property acquisition at or around the date of grant. The non-employee directors do not participate in any non-equity incentive, retirement, pension, or nonqualified deferred compensation plans.

Name		Fiscal Year	Stock Awards ($)	All Other Compensation ($)	Total ($)
John J. McFadden	(1)	2011	$150,000	$—	$150,000
Paul S. Hewitt	(2)	2011	$173,750	$—	$173,750

(1)	John J. McFadden has served as one of our non-employee directors since May 2008. For the period from January 1, 2011 to September 30, 2011, for services as a Director, Mr. McFadden was issued $37,500 value for 2011 share bonus awards. Also in 2011, Mr. McFadden was issued $87,500 value in shares for 2009 and 2010 accrued director’s fees due to him and was issued $25,000 value in shares for 2011 director’s fees. Mr. McFadden will be paid $50,000 per annum for services as a director to the Company.
(2)	Paul S. Hewitt served as one of our non-employee directors from May 2008 through his resignation on March 31, 2011. At various times during his service to the Company, Mr. Hewitt also provided services as a contractor to the Company. In 2011, Mr. Hewitt was issued $93,750 value in shares in a settlement of 2009 and 2010 accrued consulting compensation due him from the Company and $80,000 value in shares for 2009 and 2010 accrued director’s fees.

Ongoing Director Compensation in 2012

Effective January 1, 2012, our directors and our Corporate Secretary will be compensated with an annual stipend of $50,000 paid in quarterly installments either in cash or common stock at the discretion of the Board of Directors. The independent directors are also eligible to be participants in the annual stock incentive program.

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ITEM 7.                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Effective January 1, 2009, our Company acquired the interest held by HEGLLC in the Liberty Project in Juab County, Utah. Other entities holding an interest in the Liberty Project include Freedom Oil & Gas, Inc. (“Freedom”), a company for which J. David Gowdy served as President and Chairman of the Board, HEGLLC, a company in which Douglas C. Hewitt, Sr. owned a controlling interest, Mountain Home Petroleum, Inc. (“MHP”), a company for which Douglas C. Hewitt, Sr. served as President and in which Mr. Hewitt owns a controlling interest and Mr. Gowdy owns a minority interest, and Zions Energy Corporation, a wholly owned subsidiary of MHP. We own a 28.15% working interest before payout (return of capital) and a 24.75% working interest after payout in the Liberty #1 Well, and a 55% working interest after payout in the remaining Liberty Project acreage. MHP owns a 4% carried interest before payout in the Liberty #1 Well, and a 24% working interest after payout in the Liberty #1 Well and 24.25% working interest after payout in the Liberty Project acreage. As of February 27, 2012, the Liberty Project remains undeveloped, and no revenues have been generated from the property.

MHP also owns a 6% overriding royalty interest and a 50% working interest in the shallow rights of the Fountain Green Project.

Effective January 1, 2011, The D. Mack Trust, a trust in which Douglas C. Hewitt, Sr. receives beneficial interests, is entitled to receive overriding royalty interests in all newly acquired leases. This benefit is included in Mr. Hewitt’s employment agreement with the Company as an element of his compensation. The D. Mack Trust currently owns overriding royalty interests in certain Kansas leases held by the Company. The overriding royalty interest which The D. Mack Trust receives ranges from 0.25% to 1.50%. Since May 18, 2008, The D. Mack Trust has received $5,625 in royalties relating to overriding royalty interests from the Kansas leases.

Douglas C. Hewitt, Sr. has personally guaranteed some of the debts of HEGLLC that were later assumed by the Company. These obligations include: U.S. Bank note, original amount $180,000; Zions Credit Company Lease, original amount $140,429; and a guarantee of an Oklahoma Operator Bond, original amount $25,000. The amounts of the Company’s obligations under these debts as of December 31, 2011 include $51,227 due on the Zions Credit Company Lease, and $25,000 due under the Oklahoma Operator Bond. The U.S. Bank loan has been repaid in full.

Effective January 1, 2009, the Company entered into a Purchase and Sale Agreement with HEGLLC, an entity then owned by Douglas C. Hewitt, Sr., to acquire Hewitt Energy Group, Inc., a Texas corporation (“HEGINC”), HOPIN, as well as certain leases, wells, contractual rights and equipment in the following projects (the “Subsidiary Acquisition”):

Name	Net Acreage	Working Interest	County	State
Bull Lease	160	95%	Kay	OK
Boyd Lease	320	100%	Barton	KS
Koelsch Project Leases	480	100%	Stafford	KS
Perth Project Leases	580	95%	Sumner	KS
South Haven Project Leases	400	100%	Sumner	KS
Trapp Project Leases	328	100%	Russell	KS
South Blackwell/West Braman Project	4,137	50%	Kay	OK
Fountain Green Project	13,921	44.03% Deep/ 25.015% Shallow	Sanpete	UT
Liberty Project	447	52.75% BPO/ 41.25% APO	Juab	UT
Total	20,773

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The Subsidiary Acquisition also included the acquisition of office equipment, furniture, office lease and automobiles. Both of HEGINC and HOPIN were under the control of Douglas C. Hewitt, Sr. Douglas C. Hewitt, Sr. owned a 99% membership interest in HEGLLC, and a 99.86% in Hewitt Petroleum, Inc. The purchase price included the issuance of 105,000,000 restricted common shares of the Company (valued at $105,000, or the $0.001 par value per share), as well as the assumption of certain obligations associated with the assets as of January 1, 2009. We accounted for assets and liabilities acquired at HEGLLC’s historical book values due to the common control of the entities involved in the transaction. The settlement of these assets purchased and liabilities assumed is as follows:

Assets
Accounts receivable	$215,542
Deposits and prepaid expenses	20,717
Proved properties including wells and related equipment	2,343,397
Unproved properties	1,004,094
Accumulated depletion, depreciation and amortization	(371,414)
Other properties	219,057
Accumulated depreciation	(68,192)
Total Assets	$3,363,201

Liabilities
Accounts payable	$983,346
Accrued expenses and other payables	2,366,184
Notes payable	1,906,949
Capital lease obligations	140,429
Asset retirement obligation	310,015
Deferred tax liability	1,048,958
Total Liabilities	$6,755,881

Retained deficit adjustment	$(3,405,432)

Cash and cash equivalents January 1, 2009	$(12,752)

In February 2012, the Company sold a 0.5% working interest in the Moroni #1 AXZH Well and the 320-acre leasehold prospect for cash proceeds of $38,780, to a related party, Zions Energy Corporation. This purchase was made on the same terms as other independent third party purchases that were completed in December 2011.

In February 2012, the Company sold a 0.25% working interest in the Moroni #1 AXZH Well and the 320-acre leasehold prospect for cash proceeds of $19,390, to a related party, Zions Energy Corporation. This purchase was made on the same terms as other independent third party purchases that were completed in December 2011.

In February 2012, the Company sold a 2.0% working interest in the Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, for cash proceeds of $6,060 to a related party, Zions Energy Corporation. This purchase was made on the same terms as other independent third party purchases that were completed in December 2011.

Prior to April 1, 2011, the Company issued 3,236,650 shares of common stock to Glenn G. MacNeil as a penalty for the Company’s sale of shares below $0.20 per share. The additional shares awarded were fully vested on the date of the grant.

MacKov Investments Limited (“MacKov”), a company in which Glenn G. MacNeil and his spouse own 100% of the ownership interests, has entered into certain related-party transactions with the Company prior to and since he became an officer and director of the Company on April 1, 2011. These transactions include the following:

a.	Prior to April 1, 2011, MacKov purchased overriding royalty interests in oil and gas properties located in Kansas. All purchases were made on the same terms and conditions as those made with third parties. The overriding royalty interest which MacKov will receive with respect to Kansas properties ranges from 0.25% to 2.25%. As of February 27, 2012, MacKov has received $2,809 in royalty payments with respect to its overriding royalty interest in the Kansas properties.

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b.	Also prior to April 1, 2011, MacKov purchased working interests, overriding royalty interests and carried working interests in oil and gas properties located in Utah. All purchases were made on the same terms and conditions as those made with other third parties at the time. MacKov’s interests in the Liberty #1 Well and the acreage related to the Liberty Project include: an overriding royalty interest of 1%; a carried working interest of 1%, before and after payout; and a working interest of 2.25% before payout and 1.75% after payout. In December 2011, MacKov purchased an additional 0.5% working interest before and after payout in the Liberty #1 Well and Nephi Prospect (see paragraph (k) below). MacKov’s interest in the Fountain Green Project includes a 0.5% working interest in the deep rights and 0.25% working interest in the shallow rights. MacKov has received no royalty payments with respect to its overriding royalty interests in the Utah properties.

c.	From April 1, 2011 to December 31, 2011, MacKov made various short-term loans to the Company totaling $460,800 in principal and $94,109 in interest and fees for the period. On June 30, 2011, MacKov converted $300,000 of principal, interest and finance fees owing under the short-term loans into 3,000,000 common shares at $0.10 per share, as per the applicable convertible loan agreement. As of December 31, 2011, $217,050 in principal and $37,859 in interest and finance fees remains owing to MacKov, for a total sum of $254,909, and bears interest at 2% per month and is due April 30, 2012. As of December 31, 2011, this amount is shown net of a debt discount of $52,476. Each of these loans was made on the same terms and conditions as those made with third parties and each was approved by the Board of Directors.

d.	In April 2011, the Company issued 5,000,000 shares of common stock, valued at $500,000 on the date of issuance, to MacKov as a sign-on bonus in connection with the execution of an agreement for consulting financial services which were fully performed as of December 31, 2011. The shares were fully vested on the date of grant.

e.	In June 2011, the Company issued 274,875 shares, valued at $54,975 on the date of issuance, to MacKov as compensation for financial consulting services which were fully performed as of December 31, 2011. The shares were fully vested on the date of the grant.

f.	In June 2011, the Company issued 400,000 shares of common stock, valued at $60,000 on the date of issuance, to MacKov as compensation for services rendered during the second quarter of 2011. The shares were fully vested on the date of the grant.

g.	In July 2011, the Company issued 63,413 shares, valued at $9,512 on the date of issuance, to MacKov as compensation for services. The shares were fully vested on the date of the grant.

h.	In September 2011, the Company issued 5,700,000 shares of common stock, valued at $855,000 on the date of issuance, to MacKov as compensation for the achievement goals established by the Board of Directors in March 2011. The shares were fully vested on the date of the grant.

i.	In September 2011, the Company issued 400,000 shares of common stock, valued at $60,000 on the date of issuance, to MacKov as compensation for financial consulting services rendered during the third quarter of 2011. The shares were fully vested on the date of the grant.

j.	As further consideration for a loan made to the Company in October 2011, the Company issued to MacKov 2,500,000 warrants to purchase shares of the Company’s common stock with an adjustable strike price of $0.16 per share, and an expiration date of October 20, 2012. If the warrants are not exercised by the October 20, 2012 deadline, the strike price adjusts to $0.25 and the expiration date of the warrants is extended to October 20, 2013. This warrant issuance was made on similar terms as another warrant issuance by the Company to a third party lender in October 2011.

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k.	In December 2011, MacKov purchased a 0.5% working interest before and after payout in Liberty #1 Well and Nephi Prospect for cash of $44,611. This purchase was made on the same terms as an independent third party purchase that the Company completed in December 2011.

l.	In December 2011, MacKov purchased a 3.5% working interest before and after payout in the Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, for $10,605 in cash. This purchase was made on the same terms as other independent third party purchases that the Company completed in December 2011.

m.	In December 2011, MacKov was paid $20,000 cash for financial consulting services rendered during the fourth quarter of 2011 and $40,000 of the fourth quarter billings that were unpaid and outstanding as of December 31, 2011. In addition, $3,307 of expense reimbursements was unpaid and outstanding as of December 31, 2011. A total of $43,307 is due to MacKov as of December 31, 2011 for these two items and this is in addition to the note payable amount of $254,909 that was outstanding at December 31, 2011.

n.	In February 2012, MacKov purchased a 1.5% working interest before and after payout in the Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, for $4,545 in cash. This purchase was made on the same terms as other independent third party purchases that were completed in December 2011.

All related-party transactions have been reviewed and approved by a majority vote of our Board of Directors. With respect to transactions in which the related party is also a member of our Board of Directors, such director is required to abstain from voting to approve the transaction.

Director Independence

Our common stock is not currently listed on any national securities exchange or quoted on any inter-dealer quotation service that imposes independence requirements on our Board of Directors or any committee thereof; however, we have elected to adopt the independence standards of the NASDAQ listing rules. NASDAQ listing rules require a majority of an issuer’s directors be “independent,” as defined by NASDAQ listing rules. Generally, a director does not qualify as an independent director under these rules if the director or a member of the director’s immediate family has had in the past three years certain relationships or affiliations with the issuer, the issuer’s external or internal auditors, or other companies that do business with the issuer. We intend to fill vacancies on our Board of Directors with persons considered independent under the objective standards of independence set forth in the NASDAQ listing rules. Our Board of Directors has determined that John J. McFadden is considered independent based on the NASDAQ listing rules. Our Board of Directors intends to organize audit, corporate governance and compensation committees, and to appoint only independent directors to each committee.

Douglas C. Hewitt, Sr. and Glenn G. MacNeil are considered inside directors due to their employment as executive officers of the Company.

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ITEM 8.	LEGAL PROCEEDINGS

TX Holdings, Inc. v. Hewitt Energy Group LLC

On January 10, 2012, TX Holdings, Inc. (“TX Holdings”) filed an amended complaint against HEGLLC, a predecessor of the Company, Douglas C. Hewitt, Dexter & Dexter Attorneys at Law, P.C. and Michael Cederstrom in the United States District Court for the District of Utah. The complaint arises out of a claimed agreement between HEGLLC and TX Holdings (the “Perth Sale Agreement”) pursuant to which HEGLLC agreed to sell to TX Holdings an interest in the Perth Field located in Kansas (the “Perth Interest”). TX Holdings’ complaint alleges certain causes of action, including, among others, unjust enrichment, breach of contract and breach of fiduciary duty. The complaint alleges that HEGLLC breached the Perth Sale Agreement by failing to deliver the Perth Interest to TX Holdings. TX Holdings seeks the Perth Interest and an unspecified amount of damages from the named parties. The Company does not believe it is obligated to deliver the Perth Interest to TX Holdings because it is the Company’s belief that TX Holdings breached the Perth Sale Agreement by, among other things, failing to pay the purchase price. A similar complaint was filed by TX Holdings in February 2010 in Florida State Court in the District of Miami, Dade County. On July 5, 2011, the Florida court dismissed the action for lack of personal jurisdiction. The Florida State Court action is currently on appeal in the State of Florida. The Company believes the claims alleged by TX Holdings in both proceedings are without merit and intends to vigorously defend against both actions.

Nostra Terra Oil & Gas Company v. Richfield Oil & Gas Company

On February 1, 2012, Nostra Terra Oil & Gas Company (“NTOG”) filed an action against the Company, HPI, HEGINC, and HEGLLC in the Twenty-Third Judicial District Court of Russell County, Kansas. The complaint alleges that the Company defaulted on its repayment obligations under a note and security agreement, dated April 13, 2011, in the principal amount of $1.3 million and accrued interest at 10% per annum. The complaint seeks foreclosure on two of the Company’s property leases located in Kansas. The note was due on January 31, 2012. On January 31, 2012, the Company requested the loan payoff and documents relating to the release of collateral from NTOG’s representatives. The Company followed up on this request with a written request on February 1, 2012. As of the date of this registration statement, NTOG’s representatives have failed to provide the payoff amount and documents relating to the release of the collateral, and the Company intends to file an answer to NTOG’s complaint on or before March 1, 2012. The Company intends to vigorously defend against this foreclosure action and repay any amount that is ultimately determined to be outstanding.

The obligations due and owing under this note and security agreement are fully accounted for in the Company’s financial statements.

Threatened Claim by Former Officer and Director of Freedom

A former officer and director of Freedom (the “Freedom Officer and Director”) has alleged certain claims against the Company in the amount of approximately $321,000. The Company believes that it has a strong defense against each of the alleged claims along with potential claims that could be brought by the Company against the Freedom Officer and Director if the parties are unable to reach an amicable resolution. The Company and the Freedom Officer and Director are currently in discussions as to how to best handle the alleged claims and the parties’ stated differences. As of the date of this registration statement, the Freedom Officer and Director has not filed any action against the Company in any jurisdiction.

Litigation in the Ordinary Course

We may become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of such claims would have a material effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition and cash flows.

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ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has not traded on any exchange or over-the-counter market. Management intends to pursue listing its shares for trading on the OTC Markets subsequent to the effectiveness of this registration statement. Presently there is no established public trading market for our securities and there can be no assurance that a public trading market for our securities will develop. As of February 27, 2012, (i) 273,334,697 shares of our common stock were outstanding, (ii) warrants to purchase 13,870,750 shares of our common stock were outstanding, and (iii) notes convertible into 13,404,681 shares of our common stock were outstanding.

Sale of Restricted Shares

All of our shares of common stock were issued and sold by us in private transactions and are only eligible for public sale if registered pursuant to the Securities Act of 1933, as amended, or sold in accordance with a valid exemption from registration, such as Rule 144. These shares are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933. As of February 27, 2012, a total of 114,557,155 shares of our common stock can be immediately sold pursuant to Rule 144.

Holders

As of February 27, 2012, we had 629 holders of record of our common stock and no holders of record of our preferred stock.

Dividends

We have not paid any dividends on our common stock in the past and we do not intend to pay any dividends on our common stock in the foreseeable future. If we pay any dividends in the future, the amount and timing will depend upon a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, general economic conditions and certain restrictions set forth in our bylaws.

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ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

The following summarizes all sales of our unregistered securities from the incorporation of our predecessor company, Hewitt Petroleum, Inc., through February 27, 2012. The securities listed in each of the below referenced transactions were (i) issued without registration and (ii) were issued in reliance on the private offering exemptions contained in Sections 4(2), 4(5) and/or 3(b) of the Securities Act and on Regulation D promulgated thereunder, and on reliance on similar exemptions under applicable state laws as a transaction not involving a public offering. No placement or underwriting fees were paid in connection with these transactions. Proceeds from the sales of these securities were used for general working capital purposes, including the repayment of indebtedness. The securities are deemed restricted securities for purposes of the Securities Act.

Sales and Redemptions of Preferred Stock

Between August and December of 2008, the Company issued 212,000 shares of preferred stock to five unaffiliated investors at an issue price of $2.00 per share for total cash consideration of $424,000.

In May 2009, the Company redeemed from an existing investor 72,000 shares of preferred stock, accrued dividends, warrants and consulting services totaling $42,839 in exchange for 1,050,000 shares of restricted common stock. The Company paid $144,000 to redeem the preferred shares, $13,161 for accrued dividends, and no value was given for the cancellation of warrants, for a total consideration of $200,000.

In October 2009, the Company redeemed from two existing investors 50,000 shares of preferred stock, accrued dividends and warrants in exchange for 220,318 shares of restricted common stock. The Company paid $100,000 to redeem the preferred shares, $10,159 for accrued dividends, and no value was given for the cancellation of warrants, for a total consideration of $110,159.

In March 2011, the Company redeemed from two existing investors 90,000 shares of preferred stock, and paid accrued dividends in exchange for 1,643,965 shares of common stock and the cancellation of warrants.  The Company paid $180,000 to redeem the preferred shares, $53,704 for accrued dividends, and no value was given for the cancellation of warrants, for total consideration of $233,704.

Sales of Common Stock

In September 2008, the Company issued 90,000 shares of common stock to an unaffiliated investor for the purchase of a working interest in an oil and gas field. The value of the shares was $135,000 or $1.50 per share, the negotiated value of a share of common stock on the date the stock was issued.

In October 2008, the Company issued 10,000 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $15,000 or $1.50 per share, the negotiated value of the shares of common stock on the date of issuance. The consultant was fully vested in the shares on the date of grant and the fair value was expensed in the year ended December 31, 2008.

In December 2008, the Company issued 105,000,000 shares in a related-party transaction for the purchase of certain assets from HEGLLC a company owned by Douglas C. Hewitt, Sr. (see “Item 7. Certain Relationships and Related Transactions, and Director Independence”). The value of the shares was $105,000 or $0.001 per share which was the par value of the Company’s common stock.

In January 2009, the Company issued 125,000 shares of common stock to a creditor of the Company to satisfy an accrued interest liability of $40,625 related to a $325,000 loan.

In April 2009, the Company issued 50,000 shares of common stock to a creditor of the Company to satisfy an accrued interest liability of $16,250 related to the $325,000 loan received.

In May 2009, the Company issued 1,000,000 shares of common stock to a note holder to satisfy a note payable. The value of the stock issued was $300,000 or $0.30 per share, which was the principal amount of the outstanding note payable.

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In May 2009, the Company issued 1,050,000 shares of common stock to an existing investor in exchange for 72,000 preferred stock, accrued dividends and warrants (See Sales and Redemptions of Preferred Stock, above).

In June 2009, the Company issued 246,400 shares of common stock, including 26,400 to a director and 220,000 to two unaffiliated investors, for the purchase of a working interest in an oil and gas field. The value of the shares was $73,920 or $0.30 per share, the fair market value of a share of common stock on the date the stock was issued.

In September 2009, the Company issued 2,000,000 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $500,000 or $0.25 per share, the fair market value of the shares of common stock on the date of issuance. The consultant was fully vested in the shares on the date of grant and the fair value was expensed in the year ended December 31, 2009.

In September 2009, the Company issued 6,000,000 shares of common stock to an unaffiliated investor for the purchase of a 12% working interest in the HUOP. The value of the shares was $1,500,000 or $0.25 per share, the fair market value of a share of common stock on the date the stock was issued.

In October 2009, the Company sold 649,889 shares of common stock to an existing investor for total cash proceeds of $146,000 or $0.225 per share.

Also in October 2009, the Company issued 220,319 shares of common stock to an existing investor related the conversion of 50,000 shares of outstanding preferred stock, warrants and accrued dividends. (See Sales and Redemptions of Preferred Stock, above).

In November 2009, the Company issued 500,000 shares of common stock to an existing investor for the purchase of 0.5% working interest in the HUOP. The value of the shares was $125,000 or $0.25 per share, the fair market value of a share of common stock on the date the stock was issued.

In December 2009, the Company issued 750,000 shares of common stock to an unaffiliated investor related to the settlement of a $375,000 obligation related to acquisition of the Perth Field by HEGLLC.

In late 2009, the Company completed the private placement offering of 1,640,000 shares of common stock, including 240,000 to an existing investor and 1,400,000 to an unaffiliated investor, at a subscription price of $0.25 per share for total cash proceeds of $410,000.

In December 2009, the Company issued 640,230 shares of common stock, including 320,000 to three officers of the Company, 99,750 to five consultants of the Company, 110,480 to four employees of the Company, and 110,000 to two directors of the Company, each as compensation for services. The shares were fully vested on the date of the grant. The fair value of the stock issued was $160,058 or $0.25 per share, the fair market value of a share of common stock on the date the stock was issued.  The entire amount of this stock award was expensed in the year ended December 31, 2009.

In January 2010, the Company issued 50,000 shares of common stock to an officer of the Company for the payment of rent on New York offices valued at $25,000 or $0.50 per share.

In February 2010, the Company issued 800,000 shares of common stock to an existing investor as payment of $400,000 or $0.50 per share on a settlement of a purchase obligation incurred in 2009.

In March 2010, the Company issued 424,000 shares of common stock to consulting engineers as compensation for services.  These shares were valued at $212,000 or $0.50 per share, the fair market value of the shares of common stock on the date of issuance. The consultant engineer was fully vested in the shares on the date of the grant and the fair value was expensed the year ended December 31, 2010.

In March 2010, the Company issued 500,000 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $250,000 or $0.50 per share, the fair market value of the shares of common stock on the date of issuance. The consultant was fully vested in the shares on the date of grant and the fair value was expensed in the year ended December 31, 2010.

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In March 2010, the Company issued 800,000 shares of common stock to an existing investor as payment for $160,000 on a note payable and $240,000 for consulting services for total consideration of $400,000 or $0.50 per share.

In June 2010, the Company issued 900,000 shares of common stock to consultants as payment of $450,000 or $0.50 per share for consulting services and expenses.

In July 2010, the Company issued an aggregate of 5,000,000 shares of common stock to three executives of the Company as compensation for their services. The shares were fully vested on the date of the grant.  The fair value of the stock issued was $2,500,000 or $0.50 per share, the fair market value of a share of common stock on the date the stock was issued.  The entire amount of this stock award was expensed in the year ended December 31, 2010.

In July 2010, the Company issued 64,000 shares of common stock to a consultant for expenses.  These shares were valued at $16,000 or $0.25 per share, which was a negotiated amount to settle an existing liability. The consultants were fully vested in the shares on the date of grant and the fair value was expensed in the year ended December 31, 2010.

In August 2010, the Company issued 596,438 shares of common stock to a note holder as settlement for $160,000 on a note payable and accrued interest of $138, 219 for total consideration of $298,219 or $0.50 per share.

In August 2010, the Company issued 45,200 shares of common stock to a note holder as settlement for $20,000 on a note payable and accrued interest of $2,600 for total consideration of $22,600 or $0.50 per share.

In September 2010, the Company issued 56,660 shares of common stock to consultants pursuant to consulting agreements.  These shares were valued at $28,330 or $0.50 per share, the fair market value of the shares of common stock on the date of issuance. The consultants were fully vested in the shares on the date of grants and the fair value was expensed in the year ended December 31, 2010.

In December 2010, the Company issued 200,000 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $50,000 or $0.25 per share, the fair market value of the shares of common stock on the date of issuance. The consultant was fully vested in the shares on the date of grant and the fair value was expensed in the year ended December 31, 2010.

Also in December 2010, the Company issued 1,235,000 shares of common stock, including 580,000 to three officers of the Company, 256,000 to six employees of the Company, 155,000 to two directors of the Company, and 244,000 to three consultants of the Company, as compensation for services. The shares were fully vested on the date of the grant. The fair value of the stock issued was $308,750 or $0.25 per share, the fair market value of a share of common stock on the date the stock was issued.  The entire amount of this stock award was expensed in the year ended December 31, 2010.

At various times during 2010, the Company issued 9,351,125 shares of common stock, including 5,965,750 to ten existing investors and 3,210,375 to 49 unaffiliated investors, for the acquisition of oil and gas properties. Included in these acquisitions are commissions totaling 175,000 shares of common stock. The value of the shares was $3,644,313 which was capitalized.

At various times during 2010, the Company issued 28,103 shares of common stock to note holders related to the satisfaction of interest obligations on notes payable.

During 2010, the Company sold 1,193,442 shares of common stock, including 738,000 to five existing investors and 455,442 to nine unaffiliated investors, at a per share price of between $0.20 and $0.50 per share for total cash proceeds of $471,221.

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On March 2, 2011, the Company purchased Freedom Oil and Gas, Inc. (“Freedom”) pursuant to a share purchase agreement. Our purchase of Freedom provides us with additional oil exploitation opportunities in our Utah core area, including increased ownership in certain of our existing projects. The Company purchased all of the assets of Freedom including the following oil and gas assets:

Name	Approximate Acres	Number of Wells	Working Interest	County	State
Liberty #1 Well (See Nephi Lease)		1	13%	Juab	UT
Nephi Lease	447	0	15%	Juab	UT
Moroni	4,680	0	20%	Sanpete	UT
HUOP Deep	17,000	0	20%	Sanpete	UT
HUOP Shallow (same acreage as HUOP Deep)		0	13%	Sanpete	UT
Chad Wood Lease	52	0	100%	Sanpete	UT
Spring Valley Lease	320	0	20%	Sanpete	UT
Totals	22,499	1

We acquired 100% of all outstanding common stock of Freedom in exchange for 59,738,189 shares of our restricted common shares, as well as 2,000,000 warrants for the purchase of our common stock exercisable at $0.25 per share through September 30, 2012.

The purchase price of $5,983,819 was determined based upon the fair market value of $0.10 per share of common stock of the Company as of April 8, 2011. Goodwill has been recorded based on the amount by which the purchase price exceeds the fair value of the net assets acquired. The allocation of the purchase price is subject to adjustment for a 12 month period that will end on March 31, 2012. As of December 31, 2011, the preliminary allocation of the purchase price is estimated as follows:

Assets:
Cash	$1,485
Receivables	164,171
Property and Equipment
Oil and Gas Properties	6,904,067
Other	6,750
Goodwill	75,481
Liabilities Assumed:
Current Liabilities	(1,156,158)
Total Purchase Price	$5,995,796

Value of 2,000,000 New Warrants Issued	$11,977
Value of 59,738,189 New Common Stock Issued	5,983,819
Total Consideration	$5,995,796

In March 2011, the Company issued 1,150,000 shares of common stock to four existing investors for cash proceeds of $115,000 or $0.10 per share.

In March 2011, the Company issued 283,700 shares of common stock as additional consideration to certain existing investors for the failure of the Company to become publicly tradable by January 31, 2011 and the new stock that issued was valued at $28,370 or $0.10 per share which was the fair value of the stock at the time the performance commitment was reached. The new shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

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In March 2011, the Company issued 3,236,650 shares of common stock to an existing investor as a penalty for selling shares below $0.20 per share in several transactions with other existing and unaffiliated investors. The additional shares awarded were fully vested on the date of the grant and were based on the fair value of the stock as of the measurement date. This negotiated price adjustment resulted in a $323,665 charge and was expensed in the year ended December 31, 2011.

In March 2011, the Company issued 9,148,935 shares of common stock, including 5,620,000 to two executives of the Company, 1,977,863 to five consultants of the Company, 1,123,872 to two directors of the Company, and 437,000 to two employees of the Company, each as compensation for services, valued at $1,400,206 or an average price of $0.15 per share which was the negotiated pricing to satisfy existing liabilities. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In March 2011, the Company issued 1,000,000 shares of common stock for the settlement of all sums due to a consultant and the cancellation of 3,000,000 warrants which were exercisable at $0.25 per warrant with an expiration date of August 1, 2014. The shares were fully vested on the date of the grant. The entire amount of this stock award was valued at $200,000 or $0.20 per share, which was the negotiated price.

In March 2011, the Company issued 196,353 shares of common stock to a note holder as a negotiated settlement for the payment of a $25,000 note payable and interest of $10,044 for total consideration of $35,044 or $0.18 per share.

In March 2011, the Company issued 250,000 shares of common stock to a creditor of the Company as payment of $50,000 or $0.25 per share. This was a negotiated settlement of a payable.

In March 2011, the Company issued 200,000 shares of common stock to a creditor of the Company as payment of $50,000 or $0.20 per share. This was a negotiated settlement of a payable.

In March 2011, the Company issued 371,704 shares of common stock to an officer of the Company as payment of $92,927 or $0.20 per share. This was a negotiated settlement of a payable.

In March 2011, the Company issued 1,134,000 shares of common stock valued at $226,800 or $0.20 per share to a note holder. This was a negotiated settlement of interest on a note payable.

In March 2011, the Company issued 40,000 shares of common stock to a consultant engineer for consideration of $10,000 or $0.25 per share pursuant to certain agreements.  The consultant engineer was fully vested in the shares on the date of grant and the value of the services received was expensed in the year ended December 31, 2011.

In March 2011, the Company purchased a 1.97% working interest for $295,500, or $0.30 per share, in the HUOP project located in Sanpete County, Utah by the issuance of 1,000,000 shares of common stock to an existing investor. The Company capitalized this property at the fair value of the assets received. The value of this transaction was determined based on similar third-party sales of working interests in the HUOP project on or around the date of this transaction, each of which was valued at $150,000 per percentage point.

In April 2011, the Company issued 5,000,000 shares of common stock to a consultant of the Company as compensation for their services valued at $500,000 or an average price of $0.10 per share which was the fair value of the stock as of the measurement date.  The shares were fully vested on the date of the grant.  The entire amount of this stock award was expensed in the year ended December 31, 2011.

In April 2011, the Company sold 2,826,750 shares of common stock, including 1,092,500, to an officer of the Company, 1,664,250 to 17 unaffiliated investors, and 70,000 to three existing investors, for total cash proceeds of $282,675 or $0.10 per share.

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In April 2011, the Company issued 350,000 shares of common stock to consultants of the Company for services of $50,000 or $0.14 per share, valued using the fair value of the services rendered. The shares were fully vested on the date of the grant. The value of the shares was expensed in the year ended December 31, 2011.

In April 2011, the Company purchased the right of first refusal to participate in the acquisition of acreage surrounding the Independence Project located in Sanpete County, Utah by the issuance of 100,000 shares of common stock to an existing investor for $25,000 or $0.25 per share, which was a negotiated price and was expensed.

In April 2011, the Company issued 2,500,000 shares of common stock to a consultant geologist for services pursuant to certain agreements for $250,000 or $0.10 per share, which was the fair value of the stock as of the measurement date. The $250,000 was expensed in the year ended December 31, 2011. The shares issued were fully vested on the date of the grant.

In May 2011, the Company issued 10,000 shares of common stock to a consultant for services for $2,000 or $0.20 per share, which was a negotiated price. The shares were fully vested on the date of the grant. The value of the shares was expensed in the year ended December 31, 2011.

In June 2011, the Company sold 1,925,000 shares of common stock, including 1,910,000 to 13 new investors and 15,000 to an existing investor, for total cash proceeds of $325,669 or an average price of $0.17 per share.

In June 2011, the Company issued 150,000 shares of common stock to an employee for a discretionary bonus. The shares were fully vested on the date of the grant. The entire amount of this stock award was valued at $30,000 or $0.20 per share and was expensed in the year ended December 31, 2011.

In June 2011, the Company issued 1,000,000 shares of common stock to a creditor of the Company for the settlement of a payable for $200,000 or $0.20 per share, which is a negotiated price.

In June 2011, the Company issued 286,178 shares of common stock to a note holder as payment of interest on a note payable of $42,927 or $0.15 per share, which was a negotiated price.

In June 2011, the Company issued 3,000,000 shares of common stock to a note holder who is also a related party in exchange for the conversion of a $300,000 convertible note payable, upon maturity of the convertible note. The shares were fully vested on the date of grant.

In June 2011, the Company issued 63,000 shares of common stock to a consultant as compensation for services. The entire amount of this stock award was valued at $25,000 or $0.40 per share, valued using the fair value of the services rendered, and the amount was expensed in the year ended December 31, 2011. The shares were fully vested on the date of the grant.

In June 2011, the Company issued 1,325,664 shares of common stock, including 622,222 to two officers of the Company and 703,442 to two consultants of the Company as compensation for their services valued at $212,593 or $0.16 per share, which was the fair value of the stock as of the measurement date. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In June 2011, the Company issued 480,770 shares of common stock, including 384,616 to four directors of the Company and 96,154 to a consultant of the Company as compensation for services valued at $62,500 or $0.13 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In July 2011, the Company sold 1,006,000 shares of common stock, including 276,000 to existing investors and 730,000 to unaffiliated investors, for total cash proceeds of $162,400 or $0.16 per share.

In July 2011, the Company issued 63,413 shares of common stock to a consultant as compensation for services valued at $9,512 or $0.15 per share, the fair value of the stock as of the measurement date. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

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In September 2011, the Company issued 333,336 shares of common stock to four directors of the Company as compensation for services valued at $50,000 or $0.15 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 24,010,000 shares of common stock, including 13,000,000 to two officers of the Company, 9,410,000 to six consultants to the Company, 1,350,000 to four employees of the Company, 250,000 to a director of the Company, valued at $3,601,500, or $0.15 per share, the fair value as of the measurement date, to employees and consultants of the Company as compensation for achieving goals established by the Board of Directors in March 2011. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 200,000 shares of common stock to a creditor of the Company, which was negotiated, for partial payment of $30,000, or $0.15 per share, on a payable for an oil and gas lease obligation located in Sanpete County, Utah containing 52 acres known as the Chad Wood lease.

In September 2011, the Company issued 500,000 shares of common stock to an existing investor as a share price adjustment for selling shares below $0.20 per share. The additional shares awarded were fully vested on the date of the grant. This negotiated price adjustment resulted in a $50,000 charge and was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 638,890 shares of common stock to two officers of the Company as compensation for services valued at $95,834 or $0.15 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 400,000 shares of common stock to a consultant as compensation for services valued at $60,000 or $0.16 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 100,000 shares of common stock to a consultant of the Company as compensation for services valued at $15,000, or $0.15 per share, which was a negotiated price. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company amended its promissory note in the amount of $700,000 with a note holder to extend the maturity of the note until January 31, 2012. The Company agreed to pay late fees and extension fees totaling $47,500 which consisted of $40,000 cash and a negotiated award of 50,000 shares of common stock valued at $7,500 or $0.15 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 5,000,000 shares of common stock to HEGCO Canada, Inc. as a break-up fee for cancelling a merger agreement of $750,000 or $0.15 per share which was expensed in the year ended December 31, 2011.

In October 2011, the Company issued 325,000 shares of common stock to consultants to the Company for cash of $52,000 or $0.16 per share. In addition, the Company granted warrants to purchase up to 162,500 shares of common stock with an exercise price of $0.25 per share which expire on November 1, 2012. As part of this transaction, the Company also issued 10,000 shares in compensation for consulting services performed that were valued at $1,600 or $0.16 per share. The shares issued to the consultants were fully vested on the date of the grant.

In November 2011, the Company issued 37,500 shares of common stock to an unaffiliated investor for cash of $6,000 or $0.16 per share. In addition, the Company granted warrants to purchase up to 18,750 shares of common stock with an exercise price of $0.25 per share which expire on November 1, 2012.

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In December, 2011, as part of an agreement prepared at the time of J. David Gowdy’s resignation as President and CEO, Mr. Gowdy returned 4,000,000 shares of common stock that were previously awarded to him. The return of these shares had no additional income statement impact but reduced the number of shares outstanding as the shares were cancelled upon receipt by the Company.

In December 2011, the Company issued 78,125 shares of common stock to an unaffiliated investor for cash of $12,500 or $0.16 per share. In addition, the Company granted warrants to purchase up to 39,063 with an exercise price of $0.30 per share which expire on December 1, 2013.

In December 2011, the Company issued 468,750 shares of common stock to an unaffiliated investor for cash of $75,000 valued at $0.16 per share. In addition, the Company granted warrants to purchase up to 234,375 shares of common stock with an exercise price of $0.25 per share which expire on December 4, 2012. As part of this transaction, the Company also issued 23,438 shares of common stock as consultant fees that were valued at $3,750 or $0.16 per share. The shares issued to the consultant were fully vested on the date of the grant.

In December 2011, the Company issued 62,500 shares of common stock to an unaffiliated investor for cash of $10,000 or $0.16 per share. In addition, the Company granted warrants to purchase up to 31,250 shares of common stock with an exercise price of $0.25 per share, which expire on December 6, 2012.

In December 2011, the Company issued 200,000 shares of common stock to an existing investor for cash of $32,000 or $0.16 per share. In addition, the Company granted warrants to purchase up to 100,000 shares of common stock with an exercise price of $0.30 per share which expire on December 8, 2013. As part of this transaction, the Company also issued 10,000 shares of common stock as consultant fees that were valued at $1,600 or $0.16 per share. The shares issued to the consultant were fully vested on the date of the grant.

In December 2011, the Company issued 78,125 shares of common stock to an existing investor for cash of $12,500 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 39,063 shares of common stock with an exercise price of $0.30 per share, which expire on December 8, 2013.

In December 2011, the Company issued 31,250 shares of common stock to an existing investor for cash of $5,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 15,625 shares of common stock with an exercise price of $0.30 per share, which expire on December 11, 2013.

In December 2011, the Company issued 162,000 shares of common stock to a note holder for a value of $32,400 or $0.20 per share, which was a negotiated price, to prepay interest on a note payable.

In December 2011, the Company issued 66,738 shares of common stock to a note holder for a value of $13,347 or $0.20 per share, which was a negotiated price, to prepay interest on a note payable.

In December 2011, the Company issued 15,000 shares of common stock to a note holder for a value of $3,000 or $0.20 per share, which was a negotiated price, to pay interest on a note payable.

In December 2011, the Company issued 62,603 shares of common stock to a note holder for a value of $12,521 or $0.20 per share, which was a negotiated price, to prepay interest on a note payable.

In December 2011, the Company issued 1,440,000 shares of common stock for a value of $230,400, or $0.16 per share, to four employees as discretionary bonuses for services. The shares issued were fully vested on the date of the grant.

In December 2011, the Company issued 23,438 shares of common stock to an unaffiliated investor for a consulting fee valued at $3,750 or $0.16 per share. The shares were fully vested on the date of the grant.

In December 2011, the Company issued 112,500 shares of common stock to an unaffiliated investor for a value for cash proceeds of $18,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 56,250 shares of common stock with an exercise price of $0.25 per share, which expire on December 29, 2012.

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In December 2011, the Company issued 10,000 shares of common stock to an existing investor for a consulting fee valued at $1,600 or $0.16 per share. The shares were fully vested on the date of the grant.

In December 2011, the Company issued 300,000 shares of common stock to a note holder for a value of $75,000 or $0.25 per share, which was a negotiated price, as a finance fee to extend the maturity date on a convertible note payable to January 31, 2012 which was expensed in the year ended December, 31 2011. The shares issued were fully vested on the date of the grant.

In December 2011, the Company issued 15,281 shares of common stock to an existing investor for consultant fees that were valued at $2,445 or $0.16 per share. The shares issued to the consultant were fully vested on the date of the grant.

In January 2012, the Company issued 468,750 shares of common stock to an unaffiliated investor for cash of $75,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 234,375 shares of common stock with an exercise price of $0.25 per share, which expire on January 13, 2013.

In January 2012, the Company issued 1,875,000 shares of common stock to an unaffiliated investor for cash of $300,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 937,500 shares of common stock with an exercise price of $0.25 per share, which expire on January 17, 2013.

In January 2012, the Company issued 100,000 shares of common stock to a consultant for a value of $16,000 or $0.16 per share for services rendered.

In February 2012, the Company issued 4,000 shares of common stock to an unaffiliated investor for cash of $1,000 or $0.25 per share.  In addition, the Company granted warrants to purchase up to 2,000 shares of common stock with an exercise price of $0.40 per share, which expire on February 5, 2013.

Convertible Note Issuances

The Company began issuing convertible notes in 2010 convertible into the Company’s common stock. A description of the Convertible Notes Payable as of February 27, 2012 is as follows:

	February 27,	Shares
	2012	Conversion
Note Payable, held by an existing shareholder, interest at 8.0%, due June 2012, convertible into common shares of the Company at a conversion rate of $0.25 per common share, secured with a 1% working interest in HUOP Utah leases	$367,500	1,470,000

Note Payable, held by an existing shareholder, interest at 12.0%, due June 2012, convertible into common shares of the Company at a conversion rate of $0.25 per common share, unsecured	52,560	210,240

Note Payable, held by NTOG, interest at 10.0%, due on demand, convertible into common shares of the Company at a conversion rate of $0.25 per common share, secured by certain Kansas leases and 10.0% working interest in HUOP Utah leases	1,300,000	5,200,000

Note Payable, held by an existing shareholder, interest at 10.0%, due June 2012, convertible into common shares of the Company at a conversion rate of $0.25 per common share, unsecured	100,000	400,000

Note Payable, held by a creditor to the Company, interest at 5.0%, due February 2012, convertible into common shares of the Company at a conversion rate of CAD $0.16 (which was USD $0.167 at the time of loan) per common share, unsecured	50,000	299,402

Note Payable, held by an existing shareholder, interest at 5.0%, due February 2012, convertible into common shares of the Company at a conversion rate of CAD $0.16 (which was USD $0.167 at the time of loan) per common share, unsecured	50,000	299,402

Note Payable, held by a creditor of the Company, interest at 0.0%, due April 2012, convertible into common shares of the Company at a conversion rate of $0.22 per common share, unsecured	25,000	113,637

Note Payable, held by an existing shareholder, interest at 12.0%, due June 2012, convertible into common shares of the Company at a conversion rate of $0.25 per common share, secured by 10% working interest in HUOP Utah leases (amendment to the note to provide for the right of conversion at $0.25 per share until the note is paid in full, made effective January 2012)	1,080,000	4,420,000

Note Payable, held by an existing shareholder, interest at 10.0%, due June 2012, convertible into common shares of the Company at a conversion rate of $0.25 per common share, unsecured (amendment to the note to provide for the right of conversion at $0.25 per share until the note is paid in full, made effective January 2012)	248,000	992,000

Totals	$3,273,060	13,404,681

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Warrant Issuances

The Company has issued warrants at various times since our inception on May 18, 2008. A description of the warrants outstanding as of February 27, 2012 is as follows:

			Weighted
			Average
		Weighted	Remainder
		Average	Contractual
	Warrants	Exercise Price	Term in Years
Warrants outstanding as of May 18, 2008	-	$-	-
Granted	212,000	2.00	2.50
Exercised	-	-	-
Forfeited/Expired	-	-	-
Warrants outstanding as of December 31, 2008	212,000	2.00	2.50
Granted	5,522,000	0.25	-
Exercised	-	-	-
Forfeited/Expired	122,000	-	-
Warrants outstanding as of December 31, 2009	5,612,000	0.29	2.23
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	2,522,000	-	-
Warrants outstanding as of December 31, 2010	3,090,000	0.30	3.40
Granted	12,696,875	0.22	1.63
Exercised	-	-	-
Forfeited/Expired	3,090,000	-	-
Warrants outstanding as of December 31, 2011	12,696,875	0.22	1.63
Granted	1,173,875	0.25	1.00
Exercised	-	-	-
Forfeited/Expired	-	-	-
Warrants outstanding as of February 27, 2012	13,870,750	0.23	0.80

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Between August and December of 2008, the Company issued stock warrants to five unaffiliated investors to purchase a total of 212,000 shares of common stock exercisable at $2.00 per share for a period of two and one-half years. These warrants were forfeited on or before March 31, 2011.

On August 1, 2009, the Company granted a consultant warrants to purchase a total of 3,000,000 shares of common stock exercisable at $0.25 per share, with an expiration date of August 1, 2014. All of these warrants were forfeited on March 31, 2011.

On November 17, 2009, the Company granted a consultant warrants to purchase a total of 2,522,000 shares of common stock exercisable at $0.25 per share, with an expiration date of May 17, 2010. These warrants expired unexercised.

On March 31, 2011, the Company granted warrants to purchase a total of 6,000,000 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of September 30, 2013. These warrants were fully vested at the time of the grant and remain outstanding.

Also on March 31, 2011, the Company granted warrants to purchase a total of 2,000,000 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of September 30, 2012. These warrants were totally vested at the time of the grant and remain outstanding.

On October 20, 2011, the Company granted warrants to purchase 4,000,000 shares of common stock, including 2,500,000 shares to an existing investor and 1,500,000 shares to an unaffiliated investor exercisable at $0.16 per share until October 20, 2012, at which time the exercise price will increase to $0.25 until the warrants expire on October 20, 2013. These warrants were totally vested at the time of the grant and remain outstanding.

On October 28, 2011, the Company granted warrants to purchase a total of 162,500 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of October 27, 2012. The warrants were totally vested at the time of the grant and remain outstanding.

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On November 2, 2011, the Company granted warrants to purchase a total of 18,750 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of November 1, 2012. The warrants were totally vested at the time of the grant and remain outstanding.

On December 2, 2011, the Company granted warrants to purchase a total of 39,063 shares of common stock to an unaffiliated investor exercisable at $0.30 per share, with an expiration date of December 1, 2013. The warrants were totally vested at the time of the grant and remain outstanding.

On December 5, 2011, the Company granted warrants to purchase a total of 234,375 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of December 4, 2012. The warrants were totally vested at the time of the grant and remain outstanding.

On December 6, 2011, the Company granted warrants to purchase a total of 31,250 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of December 5, 2012. The warrants were totally vested at the time of the grant and remain outstanding.

On December 9, 2011, the Company granted warrants to purchase a total of 100,000 shares of common stock to an unaffiliated investor exercisable at $0.30 per share, with an expiration date of December 8, 2013. The warrants were totally vested at the time of the grant and remain outstanding.

On December 9, 2011, the Company granted warrants to purchase a total of 39,062 shares of common stock to an unaffiliated investor exercisable at $0.30 per share, with an expiration date of December 8, 2013. The warrants were totally vested at the time of the grant and remain outstanding.

On December 11, 2011, the Company granted warrants to purchase a total of 15,625 shares of common stock to an unaffiliated investor exercisable at $0.30 per share, with an expiration date of December 11, 2013. The warrants were totally vested at the time of the grant and remain outstanding.

On December 29, 2011, the Company granted warrants to purchase a total of 56,250 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of December 29, 2012. The warrants were totally vested at the time of the grant and remain outstanding.

On January 13, 2012, the Company granted warrants to purchase a total of 234,375 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of January 13, 2013. The warrants were totally vested at the time of the grant and remain outstanding.

On January 17, 2012, the Company granted warrants to purchase a total of 937,500 shares of common stock to an unaffiliated investor exercisable at $0.25 per share, with an expiration date of January 17, 2013. The warrants were totally vested at the time of the grant and remain outstanding.

On February 5, 2012, the Company granted warrants to purchase a total of 2,000 shares of common stock to an unaffiliated investor exercisable at $0.40 per share, with an expiration date of February 5, 2013. The warrants were totally vested at the time of the grant and remain outstanding.

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ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of February 27, 2012, there were 273,334,697 shares of common stock held by 629 stockholders of record. There were no shares of preferred stock outstanding as of that date.

Common Stock

Dividend Rights. Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of our common stock will be entitled to receive dividends out of any of our funds legally available when and if declared by the Board of Directors.

Voting Rights. Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The common stock has cumulative voting rights for the election of the Board of Directors. At each election for directors every shareholder entitled to vote, in person or by proxy, shall have the right to vote at such election the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or to cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principle among any number of candidates.

Liquidation. If we liquidate, dissolve or wind up our affairs, holders of our common stock are entitled to share proportionately in the assets of the Company available for distribution to stockholders, subject to the rights, if any, of the holders of any outstanding series of our preferred stock.

Other Rights. All of our outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Under our Articles of Incorporation and subject to the limitations prescribed by law, our Board of Directors may issue preferred stock in one or more series, and may establish from time to time the number of shares to be included in such series and may fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. Our preferred stock will, if issued, be fully paid and non-assessable. When and if we issue preferred stock, we will establish the applicable preemptive rights, dividend rights, voting rights, conversion privileges, redemption rights, sinking fund rights, rights upon voluntary or involuntary liquidation, dissolution or winding up and any other relative rights, preferences and limitations for the particular series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by stockholders and could adversely affect the rights and powers, including the voting rights, of the holders of our common stock. In certain circumstances, the issuance of preferred stock could depress the market price of our common stock.

Warrants

For a description of the warrants issued by the Company since its inception on May 18, 2008, see “Item 10. Recent Sales of Unregistered Securities—Warrant Issuances.”

Convertible Notes

For a description of the convertible notes issued by the Company since its inception on May 18, 2008, see “Item 10. Recent Sales of Unregistered Securities—Convertible Note Issuances.”

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ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada General Corporation Law provides that any director or officer of a Nevada corporation may be indemnified against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding in which he or she is a party by reason of his or her position, so long as it shall be determined that he or she is not liable for the alleged claim and that he or she acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reason to believe the conduct was unlawful. In cases where indemnification is sought for any claim, issue or matter as to which a director or officer has been found to be liable to the corporation, he or she may not be indemnified for such claim, issue or matter unless the court determines that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Pursuant to our articles of incorporation, the Company has agreed to indemnify members of its board of directors against personal liability to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Nevada Code (relating to the Nevada General Corporation Law) or any amendment thereto or successor provision thereto as shall be liable for reason that, in addition to any and all other requirements for such liability he: (i) shall have breached his duty of loyalty to the Company or its stockholders; (ii) shall not have acted in good faith, or in failing to act, shall not have acted in good faith; (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) shall have derived an improper impersonal benefit.

In addition, under our articles of incorporation, the Board of Directors may exercise the Company’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the articles of incorporation.

The indemnification rights provided above are not exclusive of any other rights to which those seeking indemnification may be entitled under the Company’s articles of incorporation, bylaws, agreements, vote of the Company’s stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of the heirs and personal representatives of such person.

We currently maintain directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance is subject to coverage amounts, exceptions, deductibles and other conditions set forth in the policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the SEC is of the opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our financial statements, notes thereto and the related independent registered accounting firm’s report are set forth immediately following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

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ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING AND FINANCIAL DISCLOSURE

During our two most recent fiscal years ended December 31, 2011 and 2010 and through the date of this registration statement: (i) there were no disagreements between us and Mantyla McReynolds LLC (“Mantyla”), our independent registered public accounting firm, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mantyla, would have caused Mantyla to make reference to the subject matter of the disagreement in its report on our consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

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ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements:

   See “Index to Financial Statements” set forth on page F-1.

(b)	Exhibits:

   The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description

2.1†	Letter Agreement, dated March 4, 2011, between Freedom Oil & Gas, Inc. and Hewitt Petroleum, Inc.

2.2†	Closing Agreement, dated March 31, 2011, between Freedom Oil & Gas, Inc. and Hewitt Petroleum, Inc.

2.3†*	Agreement and Plan of Merger between Hewitt Petroleum, Inc. and Richfield Oil & Gas Company, dated March 31, 2011.

2.4†	Articles of Merger, dated June 16, 2011, by and between Richfield Oil & Gas Company and Freedom Oil & Gas, Inc.

3.1†	Articles of Incorporation of Richfield Oil & Gas Company, dated March 31, 2011.

3.2†	Amended and Restated By-laws of Richfield Oil & Gas Company, dated April 8, 2011.

4.1†	Form of Subscription Agreement (including warrant to purchase shares at $0.25 per share).

4.2†	Form of Subscription Agreement (including warrant to purchase shares at $0.30 per share).

4.3†	Warrant to Purchase 6,000,000 Shares of Common Stock, Par Value $0.001 Per Share, dated April 13, 2011, granted by Richfield Oil & Gas Company to Nostra Terra Oil & Gas Company, PLC.

4.4†	Convertible Promissory Note, dated February 2, 2009, between Freedom Oil & Gas, Inc. and Quantum Energy & Technologies, LLC.

4.5†	Extension and Restatement of Convertible Promissory Notes, dated March 31, 2011, between Freedom Oil & Gas, Inc. and Quantum Energy & Technologies, LLC.

4.6†	Amendment to Extension and Restatement of Convertible Promissory Notes, dated July 20, 2011, between Freedom Oil & Gas, Inc. and Quantum Energy & Technologies, LLC.

4.7†	Second Amendment to Extension and Restatement of Convertible Promissory Notes, dated September 30, 2011, between Richfield Oil & Gas Company and Quantum Energy & Technologies, LLC.

4.8†	Convertible Promissory Note, dated April 13, 2011, among Hewitt Petroleum, Inc., Hewitt Energy Group, Inc. and Nostra Terra Oil & Gas Company, PLC.

4.9†	Convertible Promissory Note, dated April 29, 2011, between Richfield Oil & Gas Company and MacKov Investments Limited.

4.10†	Amendment to Convertible Promissory Note, dated June 3, 2011, between Richfield Oil & Gas Company and MacKov Investments Limited.

4.11†	Convertible Promissory Note, dated June 14, 2011, between Richfield Oil & Gas Company, MacKov Investments Limited and Peter Lazarevski.

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4.12†	Amendment to Convertible Promissory Note, dated June 28, 2011, between Richfield Oil & Gas Company, MacKov Investments Limited and Peter Lazarevski.

4.13†	Second Amendment to Convertible Promissory Note, dated July 18, 2011, between Richfield Oil & Gas Company, MacKov Investments Limited and Peter Lazarevski.

4.14†	Third Amendment to Promissory Note, dated September 28, 2011, between Richfield Oil & Gas Company, MacKov Investments Limited and Peter Lazarevski.

4.15†	Replacement Promissory Note, dated October 20, 2011, between Richfield Oil & Gas Company and MacKov Investments Limited.

4.16†	Promissory Note, dated August 12, 2010, between Hewitt Petroleum, Inc. and Jupiter LP.

4.17†	Amended Promissory Note, dated August 12, 2010, between Hewitt Petroleum, Inc. and Scott West.

4.18†	Lease Financing Agreement, dated October 22, 2010, between Hewitt Petroleum, Inc. and Jupiter LP.

4.19†	Amendment to Convertible Promissory Notes, dated December 15, 2011, between Richfield Oil & Gas Company and Jupiter LP.

4.20†	Promissory Note, dated August 12, 2010, between Hewitt Petroleum, Inc. and Sally West.

4.21†	Convertible Promissory Note, dated July 15, 2011, between Richfield Oil & Gas Company and Bruce Bent.

4.22†	Convertible Promissory Note, dated July 15, 2011, between Richfield Oil & Gas Company and Randy Pilon.

4.23†	Convertible Promissory Note, dated October 11, 2007, between Freedom Oil & Gas, Inc. and David R. Brallier and/or Cheryl P. Brallier, Trustees of the Revocable Trust of David R. Brallier.

4.24†	Amendment to Restated Convertible Promissory Note, dated March 24, 2011, between Freedom Oil & Gas, Inc. and David R. Brallier and/or Cheryl P. Brallier, Trustees of the Revocable Trust of David R. Brallier.

4.25†	Amendment to Restated Convertible Promissory Note, dated December 15, 2011, between Richfield Oil & Gas Company and David R. Brallier and/or Cheryl P. Brallier, Trustees of the Revocable Trust of David R. Brallier.

4.26†	Form of Common Stock Certificate of Richfield Oil & Gas Company.

10.1†	Operating Agreement, Liberty # 1 Well, Nephi Project, dated March 25, 2010, between Hewitt Operating, Inc., as Operator, and the signatory parties thereto, as Non-Operators.

10.2†	Letter Agreement, dated January 26, 2011, between Freedom Oil & Gas, Inc. and Skyline Oil, LLC.

10.3†	Letter Agreement, dated August 31, 2011, between Richfield Oil & Gas Company and Skyline Oil, LLC.

10.4†	Letter Agreement, dated December 16, 2010, between Hewitt Petroleum, Inc. and Glenn MacNeil.

10.5†	Letter Agreement, dated March 4, 2011, between Hewitt Petroleum, Inc. and Glenn MacNeil.

10.6†	Letter Agreement re Stock Reconciliation, dated March 28, 2011, between Hewitt Petroleum, Inc. and MacKov Investments Limited.

10.7†	Letter Agreement re Purchase of Overriding Royalty Interest, dated March 28, 2011, between Hewitt Petroleum, Inc. and MacKov Investments Limited.

73

10.8†	Financial Services Agreement, dated April 1, 2011, between Hewitt Petroleum, Inc. and MacKov Investments Limited.

10.9†	Promissory Note, dated September 7, 2011, between Richfield Oil & Gas Company and MacKov Investments Limited.

10.10†	Amendment to Promissory Note, dated September 28, 2011, between Richfield Oil & Gas Company and MacKov Investments Limited.

10.11†	Letter Agreement, dated December 6, 2011, between Richfield Oil & Gas Company and Glenn MacNeil.

10.12†	Settlement and Mutual Release Agreement, dated March 31, 2011, between Douglas C. Hewitt, Sr. and Hewitt Petroleum Inc.

10.13†	Settlement and Mutual Release Agreement, dated March 31, 2011, between John McFadden and Hewitt Petroleum Inc.

10.14†	Settlement and Mutual Release Agreement, dated March 31, 2011, between Paul S. Hewitt and Hewitt Petroleum, Inc. (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form 10-12G filed on December 30, 2011).

10.15†	Letter Agreement, dated March 31, 2011 between Hewitt Petroleum, Inc. and J. David Gowdy.

10.16†	Executive Agreement, dated March 31, 2011, between Hewitt Petroleum, Inc. and J. David Gowdy.

10.17†	Executive Employment Agreement, dated March 31, 2011, between Hewitt Petroleum, Inc. and Douglas C. Hewitt, Sr.

10.18†	Termination of Executive Employment Agreement and Release, dated March 1, 2011, between Michael A. Cederstrom and Hewitt Petroleum, Inc.

10.19†	Termination of Executive Employment Agreement and Release, dated March 1, 2011, between R. Charles Muchmore and Hewitt Petroleum, Inc.

10.20†	Executive Employment Agreement, effective as of January 1, 2012, between Richfield Oil & Gas Company and Douglas C. Hewitt, Sr.

10.21†	Executive Employment Agreement, effective as of January 1, 2012, between Richfield Oil & Gas Company and Glenn G. MacNeil.

10.22†	Financial Services Agreement, effective as of January 1, 2012, between Richfield Oil & Gas Company and MacKov Investments Limited.

10.23†	Executive Employment Agreement, effective as of January 1, 2012, between Richfield Oil & Gas Company and Michael A. Cederstrom.

10.24†	Letter Agreement, dated December 12, 2011, between Richfield Oil & Gas Company and J. David Gowdy.

10.25†	Settlement Agreement, dated March 31, 2011, among Nostra Terra Oil & Gas Company, Hewitt Petroleum, Inc. and Hewitt Energy Group, Inc.

10.26†	Settlement Agreement, dated March 31, 2011, among Tim J. Mahoney, Bloomfield LLC, M.I.C. Inc., Mahoney Investment Corporation, Inc., EC Services, LLC, Hewitt Energy Group, Inc., Hewitt Operating, Inc. and Hewitt Petroleum, Inc. (incorporated by reference to Exhibit 10.26 to our Registration Statement on Form 10-12G filed on December 30, 2011).

74

10.27†	Addendum to Settlement Agreement, dated May 17, 2011, among Tim J. Mahoney, Bloomfield LLC, M.I.C. Inc., Hewitt Energy Group, Inc., Hewitt Operating, Inc. and Hewitt Petroleum, Inc.

10.28†	Second Addendum to Settlement Agreement, dated July 7, 2011, among Tim J. Mahoney, Bloomfield LLC, M.I.C. Inc., Hewitt Energy Group, Inc., Hewitt Operating, Inc., Richfield Oil & Gas Company (formerly Hewitt Petroleum, Inc.).

21.1†	Subsidiaries of Richfield Oil & Gas Company.

23.1**	Consent of Pinnacle Energy Services, L.L.C.

99.1†	Report of Pinnacle Energy Services, L.L.C., dated December 15, 2011.

99.2**	Report of Pinnacle Energy Services, L.L.C., dated January 18, 2012.

†	Previously filed.

*	Schedules and certain exhibits to this Exhibit 2.2 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of the omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

**	Filed herewith.

75

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

RICHFIELD OIL & GAS COMPANY

February 27, 2012	By:	/s/ Douglas C. Hewitt, Sr.
Douglas C. Hewitt, Sr.
President and Chief Executive Officer

76

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and the Board of Directors

Richfield Oil & Gas Company

We have audited the accompanying consolidated balance sheets of Richfield Oil & Gas Company (“the Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richfield Oil & Gas Company as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred substantial losses from operations causing negative working capital and negative operating cash flows. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, UT

February 27, 2012

F-2

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$37,157	$31,333
Accounts receivables	341,568	1,390,111
Deposits and prepaid expenses	295,829	64,435
Other current assets	16,245	300
Total current assets	690,799	1,486,179

Properties and equipment, at cost - successful efforts method:
Proved properties, including wells and related equipment	3,998,069	3,391,878
Unproved properties	11,936,824	4,555,219
Accumulated depletion, depreciation, and amortization	(702,982)	(581,216)
	15,231,911	7,365,881

Other properties and equipment	197,615	197,615
Accumulated depreciation	(156,565)	(124,451)
	41,050	73,164

Other assets	30,018	50,000
Total assets	$15,993,778	$8,975,224

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,478,493	$2,830,556
Accrued expenses and other payables	879,484	2,959,326
Current portion of notes payable, net	2,277,497	380,707
Current portion of convertible notes payable	1,945,060	397,824
Current portion of capital leases	35,479	32,184
Due to director	27,934	-
Due to related party, net	245,740	-
Total current liabilities	6,889,687	6,600,597

Long-term liabilities
Notes payable, net of current portion	30,143	1,117,586
Convertible notes payable, net of current portion	-	17,500
Capital lease obligation,net of current portion	15,748	51,479
Asset retirement obligations	350,243	348,742
Total long-term liabilities	396,134	1,535,307

Total liabilities	$7,285,821	$8,135,904

Stockholders' equity
Preferred stock, par value $.001; 50,000,000 authorized, 90,000 shares outstanding	$-	$90
Additional paid-in capital - preferred stock	-	179,910
Common stock, par value $.001; 450,000,000 authorized, (12/31/2011 – 270,886,947
shares outstanding and 12/31/2010 -141,135,991 shares outstanding)	270,887	141,136
Additional paid-in capital - common stock	30,988,536	13,451,288
Accumulated deficit	(22,551,466)	(12,933,104)
Total stockholders' equity	$8,707,957	$839,320

Total liabilities and stockholders' equity	$15,993,778	$8,975,224

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Year Ended
	December 31,
	2011	2010
Revenues
Oil and natural gas sales	$712,616	$587,084
Other	6,403	2,990
Total revenues	719,019	590,074

Operating expenses
Production expenses	1,244,325	811,100
Production taxes	43,828	35,400
General and administrative expenses	8,773,600	5,852,235
Depletion, depreciation, amortization and accretion	173,678	305,208
Loss (gain) on sale of assets	(141,202)	1,879
Total expenses	10,094,229	7,005,822

Loss from operations	(9,375,210)	(6,415,748)

Other income (expenses)
Gain on settlement of liabilities	522,657	-
Interest and finance charges	(685,000)	(241,995)
Goodwill impairment	(75,481)	-
	(237,824)	(241,995)

Loss before income taxes	(9,613,034)	(6,657,743)

Income tax benefit	-	-

Net loss	$(9,613,034)	$(6,657,743)

Net loss per common share - basic and diluted	-0.04	-0.05

Weighted average shares outstanding – basic and diluted	221,759,779	128,874,329

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Preferred Stock			Common Stock
			Additional			Additional		Total
			Paid-In			Paid-In	Accumulated	Stockholders'
	Shares	Par	Capital	Shares	Par	Capital	Deficit	Equity

Balance - December 31, 2009	90,000	$90	$179,910	119,971,838	$119,972	$4,421,874	$(6,253,761)	$(1,531,915)

Issued 309,741 common stock for payment of interest on notes payable				309,741	310	154,561	-	154,870

Issued 360,000 common stock as payments on notes payable	-	-	-	360,000	360	179,640	-	180,000

Issued 9,351,125 common stock for oil and gas properties
(valued between $0.25 and $0.50 per share)	-	-	-	9,351,125	9,351	3,634,962	-	3,644,312

Issued 8,795,660 common stock for employees and consultants' compensation (valued between $0.25 and $0.50 per share)	-	-	-	8,795,660	8,796	4,030,284	-	4,039,080

Sale of 1,193,442 common stock for $0.20 to $.0.50 per share	-	-	-	1,193,442	1,193	470,028	-	471,221

Issued 1,120,000 common stock as settlement of other payables	-	-	-	1,120,000	1,120	558,880	-	560,000

Issued 114,000 common stock for other expenses	-	-	-	114,000	114	40,886	-	41,000

Purchase of 79,815 treasury stock	-	-	-	(79,815)	(80)	(39,826)	-	(39,906)

Preferred stock dividends for year	-	-	-	-	-	-	(21,600)	(21,600)

Net income (loss) for year	-	-	-	-	-	-	(6,657,743)	(6,657,743)

Balance - December 31, 2010	90,000	$90	$179,910	141,135,991	$141,136	$13,451,288	$(12,933,104)	$839,320

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Preferred Stock			Common Stock
			Additional			Additional		Total
			Paid-In			Paid-In	Accumulated	Stockholders'
	Shares	Par	Capital	Shares	Par	Capital	Deficit	Equity

Issued 2,695,294 common stock for payment of interest on notes payable	-	-	-	2,695,294	2,695	477,093	-	479,788

Issued 2,577,578 common stock as payments on notes payable	-	-	-	2,577,578	2,578	266,172	-	268,750

Issued 1,100,000 common stock for oil and gas properties (valued between $0.25 and $0.30 per share)	-	-	-	1,100,000	1,100	319,400	-	320,500

Warrants granted in exchange for oil and gas properties	-	-	-	-	-	173,621	-	173,621

Issued 43,112,527 common stock for employees and consultants' compensation	-	-	-	43,112,527	43,113	6,769,227	-	6,812,340

Sale of 8,301,500 common stock for $0.10 to $.0.18 per share	-	-	-	8,301,500	8,302	1,100,442	-	1,108,744

Issued 1,821,704 common stock as settlement of other payables	-	-	-	1,821,704	1,821	371,105	-	372,926

Issued 4,020,350 common stock as penalty for selling shares below $.20 per share and not being publicly trading by an agreed date	-	-	-	4,020,350	4,020	398,015	-	402,035

Issued 5,200,000 common stock for other expenses	-	-	-	5,200,000	5,200	794,800	-	800,000

Issued 59,738,189 common stock relating to the acquisition of Freedom Oil & Gas, Inc.	-	-	-	59,738,189	59,738	5,914,081	-	5,973,819

Issued 1,266,273 common stock in exchange for preferred stock and warrants redemption	(90,000)	(90)	(179,910)	1,266,273	1,266	178,734	-	-

Issued 377,692 common stock in exchange for preferred stock accrued dividends	-	-	-	377,692	378	53,326	-	53,704

Issued warrants with debt as debt discount	-	-	-	-	-	132,860	-	132,860

Settlement of liabilities, related parties	-	-	-	-	-	633,927	-	633,927

Retirement of 460,151 treasury stock	-	-	-	(460,151)	(460)	(45,555)	-	(46,015)

Preferred stock dividends for year	-	-	-	-	-	-	(5,328)	(5,328)

Net income (loss) for year	-	-	-	-	-	-	(9,613,034)	(9,613,034)

Balance - December 31, 2011	-	$-	$-	270,886,947	$270,887	$30,988,536	$(22,551,466)	$8,707,957

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2011 AND 2010

	Year Ended
	December, 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(9,613,034)	$(6,657,743)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	173,678	305,208
Goodwill impairment	75,481	-
Gain on settlement of liabilities	(522,657)	-
Capitalized interest on notes payable	168,966	-
Lease impairments	356,915	284,032
Loss (gain) on sale of assets	(141,202)	1,879
Issuance of common stock for other expenses	1,681,823	195,870
Amortization of debt discount	49,564	-
Issuance of common stock for services	6,812,340	4,039,080
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivables	251,902	(446,375)
Decrease (increase) in deposits and prepaid expenses	(231,394)	55,083
Decrease (increase) in other assets	(45,963)	36,150
Increase (decrease) in accounts payable	(217,334)	435,905
Increase (decrease) in accrued expenses and other payables	(449,024)	351,897
Increase (decrease) in due to related party	43,307
Net cash provided by (used in) operating activities	(1,606,632)	(1,399,014)

Cash flows from investing activities:
Cash received in acquisition of subsidiary	1,485	-
Investment in oil & gas properties, including wells and related equipment	(514,720)	(302,932)
Proceeds from sale of assets	434,934	136,991
Net cash provided by (used in) investing activities	(78,301)	(165,941)

Cash flows from financing activities:
Proceeds from notes payable	126,250	-
Payments on notes payable	(125,535)	(405,757)
Proceeds from convertible notes payable	125,000	17,500
Proceeds from director loans	27,934	-
Proceeds from related party notes payable	460,800	-
Payments on capital lease obligation	(32,436)	(29,655)
Proceeds from issuance of common stock and warrants - net of issuance costs	1,108,744	471,221
Net cash provided by financing activities	1,690,757	53,309

Net increase (decrease) in cash and cash equivalents	5,824	(1,511,646)

Cash and cash equivalents - beginning of period	31,333	1,542,979

Cash and cash equivalents - end of period	$37,157	$31,333

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$39,301	$22,203

Non-cash financing and investing activities:
Redemption of preferred stock and payment of preferred stock dividends through issuance of common stock	$233,704	$-
Purchase of oil and gas properties through issuance of common stock and warrants	494,121	3,644,313
Purchase of oil and gas properties included in notes payable	1,151,479	187,671
Payment of employees and consultants compensation through issuance of common stock	6,812,340	4,039,080
Payment of other expenses through issuance of common stock	1,681,823	195,870
Retirement of treasury shares	46,015	-
Conversion of notes payable and other payables through issuance of common stock	641,676	740,000
Capitalized asset retirement obligations	106,508	7,823
Acquisition of Freedom Oil & Gas, Inc. in exchange for common stock	5,973,819	-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1     ORGANIZATION AND NATURE OF BUSINESS

Richfield Oil & Gas Company (the “Company,” “Richfield” or “RFO”) is a Nevada corporation headquartered in Salt Lake City, Utah which was incorporated on April 8, 2011.   The Company is engaged in the exploration for and development and production of oil and gas in the states of Kansas, Oklahoma and Utah.

Contemporaneously with the its incorporation, the Company merged (the “HPI Merger”) with its predecessor company, Hewitt Petroleum, Inc., a Delaware corporation which was incorporated on May 17, 2008 (“HPI”). In connection with the HPI Merger, HPI was merged out of existence and the Company assumed all of the assets and liabilities of HPI. The Plan of Merger required that all HPI common stock be exchanged on a one-for-one basis for RFO common stock and that RFO assume all of the liabilities of HPI as of the effective date of the HPI Merger. As a result, the Company’s historical financial statements are a continuation of the financial statements of HPI. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Hewitt Energy Group, Inc., a Texas corporation (“HEGINC”) and Hewitt Operating, Inc., a Utah corporation (“HOPIN”). All significant intercompany transactions and balances have been eliminated in consolidation.

The Company has been involved in leasing, exploration and drilling in the Central Utah Overthrust Belt since its formation. The Company has over 20,000 acres of leasehold, seismic surveys, and numerous drilling projects in Utah, Kansas and Oklahoma.  The Company uses proven technologies and drilling and production methods that are both efficient and environmentally sound.

NOTE 2     GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company has incurred substantial losses from operations causing negative working capital, in that current liabilities far exceed current assets, and the Company has negative operating cash flows, which raise substantial doubt about the Company’s ability to continue as a going concern. The Company sustained a net loss for the year ended December 31, 2011 of $9,613,034 and a net loss for the year ended December 31, 2010 of $6,657,743 and has an accumulated deficit of $22,551,466, at December 31, 2011.

The Company intends to make its planned capital expenditures in order to continue its drilling programs, but does not have sufficient realized revenues in order to finance these activities internally. As a result, the Company intends to seek financing in order to fund its working capital and capital expenditure needs.

The Company has been able to meet its short-term needs through loans from officers and third parties; sales of working interest in its oil and gas properties; and private placements of equity securities.  The Company is actively seeking a loan secured by the Company’s oil and gas properties, as well as additional equity private placements of equity securities.  The expected loan and equity private placements will provide the needed funds for continued operations and drilling programs. The Company is also seeking partners for participation in Company owned projects to assist in the funding of the development of each project.  The Company can provide no assurance that it will be able to obtain sufficient additional financing that it needs to develop its properties and alleviate doubt about its ability to continue as a going concern. If the Company is able to obtain sufficient additional financing proceeds, the Company cannot be certain that this additional financing will be available on acceptable terms, if at all. To the extent the Company raises additional funds by issuing equity securities the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-8

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 3     SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Principles of Consolidation and Presentation

The Company was incorporated in Nevada on April 8, 2011. Contemporaneously with the incorporation, the Company merged with its predecessor company, HPI. In connection with the HPI Merger, HPI was merged out of existence and the Company assumed all of the assets and liabilities of HPI. As a result, the Company’s historical financial statements are a continuation of the financial statements of HPI. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, HEGINC and HOPIN. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.  Cash equivalents consist primarily of cash on hand, interest-bearing bank accounts and money market funds.  The Company’s cash positions represent assets held in checking and money market accounts.  These assets are generally available on a daily or weekly basis and are highly liquid in nature.   If the balances are greater than $250,000, the Company does not have FDIC coverage on the entire amount of bank deposits.  The Company believes this risk is minimal.

Accounts Receivable

Trade accounts receivable, which are primarily from oil and gas sales, are recorded at the invoiced amount and do not bear interest.  The Company routinely reviews outstanding accounts receivable balances and assesses the financial strength of its customers and records a reserve for amounts not expected to be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2011 and 2010, the Company had no allowance for doubtful accounts.

Other Property and Equipment

Property and equipment that are not oil and gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of five to seven years.  Expenditures for replacements, renewals, and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.  The Company has not recognized any impairment losses on non oil and gas long-lived assets.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is not amortized, but is tested for impairment annually or when a triggering event or other circumstances indicate that there may be a potential impairment. A fair-value-based test is applied at the overall Company level, which represents the Company’s only reporting unit. This test requires various judgments and estimates. The fair value of the Company is primarily determined using the market value of the Company’s common stock, economic projections, anticipated future cash flows, business trends, and market conditions. For impairment analysis purposes, the fair value of the Company is allocated to the Company’s assets and liabilities based on their fair values with excess fair value compared to goodwill. An impairment of goodwill is measured as the excess of the carrying amount of goodwill over the determined fair value. During the years ended December 31, 2011 and 2010 the Company recognized goodwill impairment of $75,481 and $0, respectively.

F-9

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Asset Retirement Obligations

Asset retirement obligation relates to future costs associated with plugging and abandonment of crude oil and natural gas wells, removal of equipment and facilities from leased acreage and returning the land to its original condition. Estimates are based on historical experience of plugging and abandoning wells, estimated remaining lives of those wells based on reserves estimates, external estimates to plug and abandon the wells in the future and federal and state regulatory requirements. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset.  The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Revenue Recognition

Revenue from the sale of crude oil, natural gas and natural gas liquids is recorded when the significant risks and rewards of ownership of the product is transferred to the buyer, which is usually when legal title passes to the external party. For crude oil and natural gas liquids delivery generally occurs upon pick up at the field tank battery and for natural gas delivery occurs at the pipeline delivery point. Revenue is not recognized for the production in tanks, or oil in pipelines that has not been delivered to the purchaser.  Revenue is measured net of discounts and royalties. Royalties and severance taxes are incurred based upon the actual price received from the sales. The Company uses the sales method of accounting for natural gas balancing of natural gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation.  As of December 31, 2011 and 2010, the Company’s natural gas production was in balance, meaning its cumulative portion of natural gas production taken and sold from wells in which it has an interest equaled its entitled interest in natural gas production from those wells.

Stock-Based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718.   This standard requires the Company to record an expense associated with the fair value of stock-based compensation.  The Company uses the Black-Scholes option valuation model to calculate the value of options and warrants at the date of grant.  Option and warrant pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Stock Issuance

The Company records the stock-based awards issued to consultants and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50.

Income Taxes

The Company accounts for income taxes under FASB ASC 740.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

The tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. The Company has examined the tax positions taken in its tax returns and determined that there are no uncertain tax positions. As a result, the Company has recorded no uncertain tax liabilities in its consolidated balance sheet.

F-10

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Loss Per Common Share

Basic earnings per share (“EPS”) are computed by dividing net income (loss) (the numerator) by the weighted average number of common shares outstanding for the period (the denominator).  Diluted EPS is computed by dividing net income (loss) by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period.  Potential common shares include stock options, warrants, and restricted stock.  The number of potential common shares outstanding relating to stock options, warrants, and restricted stock is computed using the treasury stock method.

As the Company has incurred losses for the years ended December 31, 2011 and 2010, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations. As of December 31, 2011 and 2010, there were 19,429,376 and 3,557,824 potentially dilutive shares, respectively.

Oil and Natural Gas Properties

The Company accounts for oil and natural gas properties by the successful efforts method. Under this method of accounting, costs relating to the acquisition and development of proved areas are capitalized when incurred. The costs of development wells are capitalized whether productive or non-productive. Leasehold acquisition costs are capitalized when incurred. If proved reserves are found on an unproved property, leasehold cost is transferred to proved properties. Exploration dry holes are charged to expense when it is determined that no commercial reserves exist. Other exploration costs, including personnel costs, geological and geophysical expenses and delay rentals for oil and natural gas leases, are charged to expense when incurred. The costs of acquiring or constructing support equipment and facilities used in oil and natural gas producing activities are capitalized. Production costs are charged to expense as incurred and are those costs incurred to operate and maintain the Company’s wells and related equipment and facilities.

Depletion of producing oil and gas properties is recorded based on units of production. Acquisition costs of proved properties are depleted on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (wells and related equipment and facilities) are depleted on the basis of proved developed reserves. As more fully described below, proved reserves are estimated by the Company’s independent petroleum engineer and are subject to future revisions based on availability of additional information.  As discussed in Note 12, asset retirement costs are recognized when the asset is placed in service, and are depleted over proved reserves using the units of production method.

Oil and gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. The Company compares net capitalized costs of proved oil and gas properties to estimated undiscounted future net cash flows using management’s expectations of future oil and gas prices. These future price scenarios reflect the Company’s estimation of future price volatility. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, using estimated discounted future net cash flows based on management’s expectations of future oil and gas prices. The Company recorded no impairment for the years ended December 31, 2011 and 2010.

Unproven properties that are individually significant are assessed for impairment and if considered impaired are charged to expense when such impairment is deemed to have occurred. We perform periodic assessment of individually significant unproved crude oil and natural gas properties for impairment on a quarterly basis and we would recognize a loss at the time if there was an impairment by providing an impairment allowance. In determining whether a significant unproved property is impaired we consider numerous factors including, but not limited to, current exploration plans, favorable or unfavorable exploratory activity on adjacent leaseholds, our management and geologists’ evaluation of the lease, and the remaining months in the lease term. As of December 31, 2011 and 2010, the Company does not have unproved properties whose acquisition costs are not significant. Thus all unproven properties were assessed for impairment and the Company recorded no impairment for the years ended December 31, 2011 and 2010.

The sale of a partial interest in a proved oil and gas property is accounted for as normal retirement and no gain or loss is recognized as long as this treatment does not significantly affect the units-of-production depletion rate. If the units-of-production rate is significantly affected, then the sale shall be accounted for as the sale of an asset, and a gain or loss shall be recognized. The unamortized cost of the property or group of properties shall be apportioned to the interest sold and the interest retained on the basis of the fair values of those interests. A gain or loss is recognized for all other sales of producing properties and is included in the results of operations. The sale of a partial interest in an unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to recovery of the cost applicable to the interest retained. A gain on the sale is recognized to the extent the sales price exceeds the carrying amount of the unproved property. A gain or loss is recognized for all other sales of nonproducing properties and is included in the results of operations.

F-11

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Use of Estimates

The preparation of financial statements under GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to proved oil and gas reserve volumes, certain depletion factors, future cash flows from oil and gas properties, estimates relating to certain oil and gas revenues and expenses, valuation of share based compensation, valuation of asset retirement obligations, estimates of future oil and gas commodity pricing and the valuation of deferred income taxes.  Actual results may differ from those estimates.

Impairment

FASB ASC 360-10 requires long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  There was no impairment identified at December 31, 2011 and 2010.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

NOTE 4     OIL AND NATURAL GAS PROPERTIES

Acquisitions

On March 4, 2011, HPI entered into a Stock Exchange Agreement with Freedom Oil & Gas, Inc., a Nevada corporation (“Freedom”), which called for the exchange of stock in HPI for all of the outstanding stock of Freedom (the “Freedom Acquisition”).  The Freedom Acquisition was approved by HPI’s Board of Directors and a majority of the stockholders of Freedom as required by Nevada law, and the exchange took place effective March 31, 2011. The Freedom Acquisition was subject to HPI completing a merger into a newly-formed Nevada corporation, and as a result, on April 8, 2011, HPI merged with and into the Company. The Freedom Acquisition provided the Company with additional oil exploitation opportunities through its ownership of complimentary properties in the Company’s Utah core area. Pursuant to the Stock Exchange Agreement, the Company owns all of Freedom’s assets, including the following oil and gas assets:

Name	Approximate Acres	Number of Wells	Working Interest	County	State
Liberty #1 Well (See Nephi Lease)		1	13%	Juab	UT
Nephi Lease	447	0	15%	Juab	UT
Moroni	4,680	0	20%	Sanpete	UT
HUOP Deep	17,000	0	20%	Sanpete	UT
HUOP Shallow (same acreage as HUOP Deep)		0	13%	Sanpete	UT
Chad Wood Lease	52	0	100%	Sanpete	UT
Spring Valley Lease	320	0	20%	Sanpete	UT
Totals	22,499	1

F-12

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The Company acquired 100% of all outstanding common stock of Freedom in exchange for 59,738,189 shares of restricted common stock of the Company, plus 2,000,000 warrants for the purchase of the Company’s common stock valued at $11,977 (based on the Black-Scholes modeling used by the Company to value warrants, see Note 11) for the purchase of the Company’s common stock exercisable at $0.25 per share to expire January 31, 2013.

The total purchase price of $5,995,796 was determined based upon the fair market value of $0.10 per share of common stock plus the $11,977 value for the warrants effective as of March 31, 2011. Goodwill has been recorded based on the amount by which the purchase price exceeded the fair value of the net assets acquired. The allocation of the purchase price is subject to adjustment for a 12-month period that will end on March 31, 2012. As of December 31, 2011, the preliminary allocation of the purchase price is estimated as follows:

Assets Acquired:
Cash	$1,485
Receivables	164,171
Oil and Gas Properties	6,904,067
Other	6,750
Goodwill	75,481
Liabilities Assumed:
Current Liabilities	(1,156,158)
Total	$5,995,796

Value of 2,000,000 New Warrants Issued	$11,977
Value of 59,738,189 New Common Stock Issued	5,983,819
Total Consideration	$5,995,796

Upon the acquisition, Freedom became a wholly-owned subsidiary of the Company. On June 20, 2011, Freedom was merged into the Company with the Company being the surviving entity.

On March 29, 2011, the Company purchased a lease identified as the Prescott lease containing 80 acres and three well bores located in Stafford County, Kansas for $50,000.

On March 31, 2011, the Company entered into a settlement agreement resolving litigation that had been filed in Rice County, Kansas District Court identified as Nostra Terra Oil and Gas Company, PLC v Hewitt Petroleum, Inc et al, case number 10 CV 49(2010) (the “Nostra Settlement”). The Nostra Settlement divided all jointly owned oil and gas properties with equalizing payments to be made by the Company and eliminated certain amounts due to and from the parties to the litigation.  Pursuant to the settlement agreement the Company transferred the following properties, including all equipment and working interests:

Name	Approximate Acres	Number of Wells	Working Interest	County	State
Bloom (Chase Silica)	400	10	50%	Rice	KS
Wilson B Lease	160	1	50%	Rice	KS
Totals	560	11

Pursuant to the Nostra Settlement the following properties, including all equipment and working interests, were transferred to the Company:

F-13

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Name	Approximate Acres	Number of Wells	Working Interest	County	State
Boxberger	160	10	50%	Russell	KS
Hoffman	160	6	25%	Russell	KS
Koelsch	640	0	50%	Russell	KS
Prescott	80	3	50%	Stafford	KS
Wilson B Offset Lease	160	0	50%	Rice	KS
Nephi	447	1	5%	Juab	UT
Stoskopf	140	4	50%	Barton	KS
Dietz	0	0	50%	Russell	KS
Top of Trapp	0	0	50%	Russell	KS
Totals	1,787	24

The Company made equalizing payments of $100 at closing of the Nostra Settlement and executed a convertible note payable in the sum of $1,300,000 that is due and payable by the Company to Nostra Terra Oil and Gas Company, PLC. The conversion rate of the convertible note is $0.25 per share.  In addition, the Company issued to Nostra Terra Oil and Gas Company, PLC warrants to purchase up to 6,000,000 shares of the Company’s common stock at an exercise price of $0.25 per share.  The warrants expire one year after the Company becomes listed for trading on a stock exchange for public trading or September 30, 2013, whichever occurs first.

On June 14, 2011, the Company purchased a lease identified as the Ehrlich Field containing 105 net acres and two well bores located in Russell County, Kansas for the sum of $35,000.

On July 1, 2011, the Company purchased a 50% share of the following oil and gas assets: 458 gross acres valued at $6,870; Moroni #1 – AXZH Well and equipment valued at $35,000; and oil inventory located in a tank valued at $8,122 for a total purchase price of $49,992, which was paid in cash.   The well and acreage are located in Sanpete County, Utah.

Divestitures

On March 10, 2011, the Company sold a 0.5% working interest in the HUOP project located in Sanpete County, Utah for cash of $25,000.

On December 2, 2011, the Company sold a 0.5% working interest in the Liberty #1 Well and Nephi Prospect for cash of $44,611 to a related party, MacKov Investments Limited (see Note 6).

On December 5, 2011, the Company sold a 3% working interest in the Liberty #1 Well and Nephi Prospect for cash of $267,668 to an unaffiliated investor.

On December 28, 2011, the Company transferred a 2% carried working interest in Koelsch #25-1 Well to a consultant for services that were valued at $9,090.

On December 29, 2011, the Company sold a 21% working interest in the Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, to five investors for cash proceeds of $63,630. MacKov Investments Limited participated as one of the five investors, securing a 3.5% working interest in exchange for cash of $10,605 (see Note 6).

NOTE 5     PREFERRED AND COMMON STOCK

On April 8, 2011, the Company merged with Hewitt Petroleum, Inc. (“HPI”). The merger changed the Company’s domicile from Delaware to Nevada and changed its name from HPI to Richfield Oil & Gas Company. The merger also increased the Company’s authorized preferred stock from 20,000,000 shares of preferred stock to 50,000,000 shares of preferred stock and increased its authorized common stock from 200,000,000 shares of common stock to 450,000,000 shares of common stock.

F-14

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Preferred Stock

As of December 31, 2011, the Company had 50,000,000 shares of preferred stock authorized at a par value of $0.001 per share.  Any issued preferred stock has a semi-annual dividend preference of 12% of the subscription price which is cumulative.  Preferred stock is convertible into common stock at a rate to be set by the Board of Directors upon the issuance of the preferred stock. The Board of Directors has the right to require mandatory conversion of preferred stock upon the Company being listed on a stock exchange for the public trading of its common stock.  Preferred stock is nonvoting unless the Company fails to pay the dividend for three semi-annual periods.  If this occurs, preferred stockholders have the right to elect two directors to the Company’s Board of Directors.  There are no stated redemption rights for the preferred stock.

In March 2011, the Company redeemed from two existing investors 90,000 shares of preferred stock, and paid accrued dividends in exchange for 1,643,965 shares of common stock and the cancellation of warrants.  The Company paid $180,000 to redeem the preferred shares, $53,704 for accrued dividends, and no value was given for the cancellation of warrants, for total consideration of $233,704.

As of December 31, 2011, the Company had no shares of preferred stock issued or outstanding.

Common Stock

In March 2011, the Company issued 59,738,189 share of restricted common stock to an unaffiliated Freedom shareholders valued at $5,983,819 or $0.10 per share, and 2,000,000 warrants with an exercise price of $0.25 per share, which expire on January 31, 2013 related to the acquisition of Freedom Oil & Gas, Inc. (see Note 4).

In March 2011, the Company issued 1,150,000 shares of common stock to four existing investors for cash proceeds of $115,000 or $0.10 per share.

In March 2011, the Company issued 283,700 shares of common stock as additional consideration to certain existing investors for the failure of the Company to become publicly tradable by January 31, 2011 and the new stock that issued was valued at $28,370 or $0.10 per share which was the fair value of the stock at the time the performance commitment was reached. The new shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In March 2011, the Company issued 3,236,650 shares of common stock to an existing investor as a penalty for selling shares below $0.20 per share in several transactions with other existing and unaffiliated investors. The additional shares awarded were fully vested on the date of the grant and were based on the fair value of the stock as of the measurement date. This negotiated price adjustment resulted in a $323,665 charge and was expensed in the year ended December 31, 2011.

In March 2011, the Company issued 9,148,935 shares of common stock, including 5,620,000 to two executives of the Company, 1,977,863 to five consultants of the Company, 1,123,872 to two directors of the Company, and 437,000 to two employees of the Company, each as compensation for services, valued at $1,400,206 or an average price of $0.15 per share which was the negotiated pricing to satisfy existing liabilities. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In March 2011, the Company issued 1,000,000 shares of common stock for the settlement of all sums due to a consultant and the cancellation of 3,000,000 warrants which were exercisable at $0.25 per warrant with an expiration date of August 1, 2014.  The shares were fully vested on the date of the grant.  The entire amount of this stock award was valued at $200,000 or $0.20 per share, which was the negotiated price.

F-15

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In March 2011, the Company issued 196,353 shares of common stock to a note holder as a negotiated settlement for the payment of a $25,000 note payable and interest of $10,044 for total consideration of $35,044 or $0.18 per share.

In March 2011, the Company issued 250,000 shares of common stock to a creditor of the Company as payment of $50,000 or $0.25 per share. This was a negotiated settlement of a payable.

In March 2011, the Company issued 200,000 shares of common stock to a creditor of the Company as payment of $50,000 or $0.20 per share. This was a negotiated settlement of a payable.

In March 2011, the Company issued 371,704 shares of common stock to an officer of the Company as payment of $92,927 or $0.20 per share. This was a negotiated settlement of a payable.

In March 2011, the Company issued 1,134,000 shares of common stock valued at $226,800 or $0.20 per share to a note holder. This was a negotiated settlement of interest on a note payable.

In March 2011, the Company issued 40,000 shares of common stock to a consultant engineer for consideration of $10,000 or $0.25 per share pursuant to certain agreements.  The consultant engineer was fully vested in the shares on the date of grant and the value of the services received was expensed in the year ended December 31, 2011.

In March 2011, the Company purchased a 1.97% working interest for $295,500, or $0.30 per share, in the HUOP project located in Sanpete County, Utah by the issuance of 1,000,000 shares of common stock to an existing investor. The Company capitalized this property at the fair value of the assets received. The value of this transaction was determined based on similar third-party sales of working interests in the HUOP project on or around the date of this transaction, each of which was valued at $150,000 per percentage point.

In April 2011, the Company issued 5,000,000 shares of common stock to a consultant of the Company as compensation for their services valued at $500,000 or an average price of $0.10 per share which was the fair value of the stock as of the measurement date.  The shares were fully vested on the date of the grant.  The entire amount of this stock award was expensed in the year ended December 31, 2011.

In April 2011, the Company sold 2,826,750 shares of common stock, including 1,092,500, to an officer of the Company, 1,664,250 to 17 unaffiliated investors, and 70,000 to three existing investors, for total cash proceeds of $282,675 or $0.10 per share.

In April 2011, the Company issued 350,000 shares of common stock to consultants of the Company for services of $50,000 or $0.14 per share, valued using the fair value of the services rendered. The shares were fully vested on the date of the grant. The value of the shares was expensed in the year ended December 31, 2011.

In April 2011, the Company purchased the right of first refusal to participate in the acquisition of acreage surrounding the Independence Project located in Sanpete County, Utah by the issuance of 100,000 shares of common stock to an existing investor for $25,000 or $0.25 per share, which was a negotiated price and was expensed.

In April 2011, the Company issued 2,500,000 shares of common stock to a consultant geologist for services pursuant to certain agreements for $250,000 or $0.10 per share, which was the fair value of the stock as of the measurement date. The $250,000 was expensed in the year ended December 31, 2011. The shares issued were fully vested on the date of the grant.

In May 2011, the Company issued 10,000 shares of common stock to a consultant for services for $2,000 or $0.20 per share, which was a negotiated price. The shares were fully vested on the date of the grant.  The value of the shares was expensed in the year ended December 31, 2011.

F-16

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In June 2011, the Company sold 1,925,000 shares of common stock, including 1,910,000 to 13 new investors and 15,000 to an existing investor, for total cash proceeds of $325,669 or an average price of $0.17 per share.

In June 2011, the Company issued 150,000 shares of common stock to an employee for a discretionary bonus.  The shares were fully vested on the date of the grant.  The entire amount of this stock award was valued at $30,000 or $0.20 per share and was expensed in the year ended December 31, 2011.

In June 2011, the Company issued 1,000,000 shares of common stock to a creditor of the Company for the settlement of a payable for $200,000 or $0.20 per share, which is a negotiated price.

In June 2011, the Company issued 286,178 shares of common stock to a note holder as payment of interest on a note payable of $42,927 or $0.15 per share, which was a negotiated price.

In June 2011, the Company issued 3,000,000 shares of common stock to a note holder who is also a related party in exchange for the conversion of a $300,000 convertible note payable, upon maturity of the convertible note. The shares were fully vested on the date of grant.

In June 2011, the Company issued 63,000 shares of common stock to a consultant as compensation for services. The entire amount of this stock award was valued at $25,000 or $0.40 per share, valued using the fair value of the services rendered, and the amount was expensed in the year ended December 31, 2011. The shares were fully vested on the date of the grant.

In June 2011, the Company issued 1,325,664 shares of common stock, including 622,222 for two officers of the Company and 703,442 to two consultants of the Company as compensation for their services valued at $212,593 or $0.16 per share, which was the fair value of the stock as of the measurement date. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In June 2011, the Company issued 480,770 shares of common stock, including 384,616 to four directors of the Company and 96,154 to a consultant of the Company as compensation for services valued at $62,500 or $0.13 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In July 2011, the Company sold 1,006,000 shares of common stock, including 276,000 to existing investors and 730,000 to unaffiliated investors, for total cash proceeds of $162,400 or $0.16 per share.

In July 2011, the Company issued 63,413 shares of common stock to a consultant as compensation for services valued at $9,512 or $0.15 per share, the fair value of the stock as of the measurement date. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 333,336 shares of common stock to four directors of the Company as compensation for services valued at $50,000 or $0.15 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 24,010,000 shares of common stock, including 13,000,000 to two officers of the Company, 9,410,000 to six consultants to the Company, 1,350,000 to four employees of the Company, 250,000 to a director of the Company, valued at $3,601,500, or $0.15 per share, the fair value as of the measurement date, to employees and consultants of the Company as compensation for achieving goals established by the Board of Directors in March 2011. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

F-17

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In September 2011, the Company issued 200,000 shares of common stock to a creditor of the Company, which was negotiated, for partial payment of $30,000, or $0.15 per share, on a payable for an oil and gas lease obligation located in Sanpete County, Utah containing 52 acres known as the Chad Wood lease.

In September 2011, the Company issued 500,000 shares of common stock to an existing investor as a share price adjustment for selling shares below $0.20 per share. The additional shares awarded were fully vested on the date of the grant. This negotiated price adjustment resulted in a $50,000 charge and was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 638,890 shares of common stock to two officers of the Company as compensation for services valued at $95,834 or $0.15 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 400,000 shares of common stock to a consultant as compensation for services valued at $60,000 or $0.16 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 100,000 shares of common stock to a consultant of the Company as compensation for services valued at $15,000, or $0.15 per share, which was a negotiated price. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company amended its promissory note in the amount of $700,000 with a note holder to extend the maturity of the note until January 31, 2012. The Company agreed to pay late fees and extension fees totaling $47,500 which consisted of $40,000 cash and a negotiated award of 50,000 shares of common stock valued at $7,500 or $0.15 per share. The shares were fully vested on the date of the grant. The entire amount of this stock award was expensed in the year ended December 31, 2011.

In September 2011, the Company issued 5,000,000 shares of common stock to HEGCO Canada, Inc. as a break-up fee for cancelling a merger agreement of $750,000 or $0.15 per share which was expensed in the year ended December 31, 2011.

In October 2011, the Company issued 325,000 shares of common stock to consultants to the Company for cash of $52,000 or $0.16 per share. In addition, the Company granted warrants to purchase up to 162,500 shares of common stock with an exercise price of $0.25 per share which expire on November 1, 2012. As part of this transaction, the Company also issued 10,000 shares in compensation for consulting services performed that were valued at $1,600 or $0.16 per share. The shares issued to the consultants were fully vested on the date of the grant.

In November 2011, the Company issued 37,500 shares of common stock to an unaffiliated investor for cash of $6,000 or $0.16 per share. In addition, the Company granted warrants to purchase up to 18,750 shares of common stock with an exercise price of $0.25 per share which expire on November 1, 2012.

In December, 2011, as part of an agreement prepared at the time of J. David Gowdy’s resignation as President and CEO, Mr. Gowdy returned 4,000,000 shares of common stock that were previously awarded to him. The return of these shares had no additional income statement impact but reduced the number of shares outstanding as the shares were cancelled upon receipt by the Company.

In December 2011, the Company issued 78,125 shares of common stock to an unaffiliated investor for cash of $12,500 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 39,063 shares of common stock with an exercise price of $0.30 per share, which expire on December 1, 2013.

F-18

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In December 2011, the Company issued 468,750 shares of common stock to an unaffiliated investor for cash of $75,000 valued at $0.16 per share.  In addition, the Company granted warrants to purchase up to 234,375 shares of common stock with an exercise price of $0.25 per share, which expire on December 4, 2012. As part of this transaction, the Company also issued 23,438 shares of common stock as consultant fees that were valued at $3,750 or $0.16 per share. The shares issued to the consultant were fully vested on the date of the grant.

In December 2011, the Company issued 62,500 shares of common stock to an unaffiliated investor for cash of $10,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 31,250 shares of common stock with an exercise price of $0.25 per share, which expire on December 6, 2012.

In December 2011, the Company issued 200,000 shares of common stock to an existing investor for cash of $32,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 100,000 shares of common stock with an exercise price of $0.30 per share, which expire on December 8, 2013. As part of this transaction, the Company also issued 10,000 shares of common stock as consultant fees that were valued at $1,600 or $0.16 per share. The shares issued to the consultant were fully vested on the date of the grant.

In December 2011, the Company issued 78,125 shares of common stock to an existing investor for cash of $12,500 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 39,063 shares of common stock with an exercise price of $0.30 per share, which expire on December 8, 2013.

In December 2011, the Company issued 31,250 shares of common stock to an existing investor for cash of $5,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 15,625 shares of common stock with an exercise price of $0.30 per share, which expire on December 11, 2013.

In December 2011, the Company issued 162,000 shares of common stock to a note holder for a value of $32,400 or $0.20 per share, which was a negotiated price, to prepay interest on a note payable.

In December 2011, the Company issued 66,738 shares of common stock to a note holder for a value of $13,347 or $0.20 per share, which was a negotiated price, to prepay interest on a note payable.

In December 2011, the Company issued 15,000 shares of common stock to a note holder for a value of $3,000 or $0.20 per share, which was a negotiated price, to pay interest on a note payable.

In December 2011, the Company issued 62,603 shares of common stock to a note holder for a value of $12,521 or $0.20 per share, which was a negotiated price, to prepay interest on a note payable.

In December 2011, the Company issued 1,440,000 shares of common stock for a value of $230,400, or $0.16 per share, to four employees as discretionary bonuses for services. The shares issued were fully vested on the date of the grant.

In December 2011, the Company issued 23,438 shares of common stock to an unaffiliated investor for a consulting fee valued at $3,750 or $0.16 per share. The shares were fully vested on the date of the grant.

In December 2011, the Company issued 112,500 shares of common stock to an unaffiliated investor for a value for cash proceeds of $18,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 56,250 shares of common stock with an exercise price of $0.25 per share, which expire on December 29, 2012.

In December 2011, the Company issued 10,000 shares of common stock to an existing investor for a consulting fee valued at $1,600 or $0.16 per share. The shares were fully vested on the date of the grant.

In December 2011, the Company issued 300,000 shares of common stock to a note holder for a value of $75,000 or $0.25 per share, which was a negotiated price, as a finance fee to extend the maturity date on a convertible note payable to January 31, 2012 which was expensed in the year ended December, 31 2011. The shares issued were fully vested on the date of the grant.

F-19

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In December 2011, the Company issued 15,281 shares of common stock to an existing investor for consultant fees that were valued at $2,445 or $0.16 per share. The shares issued to the consultant were fully vested on the date of the grant.

Treasury Stock

As of December 31, 2011, the Company had no shares of common stock held as treasury stock. During the years ended December 31, 2011 and December 31, 2010, the Company acquired 460,151 and 0 shares valued at cost, for $46,015 and $0, respectively. The Company retired 460,151 of treasury shares valued at $46,015 during the year ended December 31, 2011. The Company accounts for treasury stock within the cost method.

NOTE 6     RELATED PARTY TRANSACTIONS

Effective January 1, 2009, the Company acquired the interest held by HEGLLC in the Liberty Project in Juab County, Utah.  Other entities holding an interest in the Liberty Project include Freedom Oil & Gas, Inc. (“Freedom”), a company for which J. David Gowdy served as President and Chairman of the Board, HEGLLC, a company in which Douglas C. Hewitt, Sr. owned a controlling interest, Mountain Home Petroleum, Inc. (“MHP”), a company for which Douglas C. Hewitt, Sr. served as President and in which Mr. Hewitt owns a controlling interest and Mr. Gowdy owns a minority interest, and Zions Energy Corporation, a wholly owned subsidiary of MHP.  The Company owns a 28.15% working interest before payout (return of capital) and a 24.75% working interest after payout in the Liberty #1 Well, and a 55% working interest after payout in the remaining Liberty Project acreage.  MHP owns a 4% carried interest before payout in the Liberty #1 Well, and a 24% working interest after payout in the Liberty #1 Well and 24.25% working interest after payout in the Liberty Project acreage. As of February 27, 2012, the Liberty Project remains undeveloped, and no revenues have been generated from the property.

MHP also owns a 6% overriding royalty interest and a 50% working interest in the shallow rights of the Fountain Green Project.

Effective January 1, 2011, The D. Mack Trust, a trust in which Douglas C. Hewitt, Sr. receives beneficial interests, is entitled to receive overriding royalty interests in all newly acquired leases.  This benefit is included in Mr. Hewitt’s employment agreement with the Company as an element of his compensation.  The D. Mack Trust currently owns overriding royalty interests in certain Kansas leases held by the Company.  The overriding royalty interest which The D. Mack Trust receives ranges from 0.25% to 1.50%. Since May 18, 2008, The D. Mack Trust has received $5,625 in royalties relating to overriding royalty interests from the Kansas leases.

Douglas C. Hewitt, Sr. has personally guaranteed some of the debts of HEGLLC that were later assumed by the Company. These obligations include: U.S. Bank note, original amount $180,000; Zions Credit Company Lease, original amount $140,429; and a guarantee of an Oklahoma Operator Bond, original amount $25,000. The amounts of the Company’s obligations under these debts as of December 31, 2011 include $51,227 due on the Zions Credit Company Lease, and $25,000 due under the Oklahoma Operator Bond. The U.S. Bank loan has been repaid in full.

Effective January 1, 2009, the Company entered into a Purchase and Sale Agreement with HEGLLC, an entity then owned by Douglas C. Hewitt, Sr., to acquire Hewitt Energy Group, Inc., a Texas corporation (“HEGINC”), HOPIN, as well as certain leases, wells, contractual rights and equipment in the following projects (the “Subsidiary Acquisition”):

F-20

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Name	Net Acreage	Working Interest	County	State
Bull Lease	160	95%	Kay	OK
Boyd Lease	320	100%	Barton	KS
Koelsch Project Leases	480	100%	Stafford	KS
Perth Project Leases	580	95%	Sumner	KS
South Haven Project Leases	400	100%	Sumner	KS
Trapp Project Leases	328	100%	Russell	KS
South Blackwell/West Braman Project	4,137	50%	Kay	OK
Fountain Green Project	13,921	44.03% Deep/ 25.015% Shallow	Sanpete	UT
Liberty Project	447	52.75% BPO/ 41.25% APO	Juab	UT
Total	20,773

The Subsidiary Acquisition also included the acquisition of office equipment, furniture, office lease and automobiles.  Both of HEGINC and HOPIN were under the control of Douglas C. Hewitt, Sr.  Douglas C. Hewitt, Sr. owned a 99% membership interest in HEGLLC, and a 99.86% in Hewitt Petroleum, Inc.  The purchase price included the issuance of 105,000,000 restricted common shares of the Company (valued at $105,000, or the $0.001 par value per share), as well as the assumption of certain obligations associated with the assets as of January 1, 2009.  The Company accounted for assets and liabilities acquired at HEGLLC’s historical book values due to the common control of the entities involved in the transaction. The settlement of these assets purchased and liabilities assumed is as follows:

Assets
Accounts receivable	$215,542
Deposits and prepaid expenses	20,717
Proved properties including wells and related equipment	2,343,397
Unproved properties	1,004,094
Accumulated depletion, depreciation and amortization	(371,414)
Other properties	219,057
Accumulated depreciation	(68,192)
Total Assets	$3,363,201

Liabilities
Accounts payable	$983,346
Accrued expenses and other payables	2,366,184
Notes payable	1,906,949
Capital lease obligations	140,429
Asset retirement obligation	310,015
Deferred tax liability	1,048,958
Total Liabilities	$6,755,881

Retained deficit adjustment	$(3,405,432)

Cash and cash equivalents January 1, 2009	$(12,752)

In February 2012, the Company sold a 0.5% working interest in the Moroni #1 AXZH Well and the 320-acre leasehold prospect for cash proceeds of $38,780, to a related party, Zions Energy Corporation. This purchase was made on the same terms as other independent third party purchases that the Company completed in December 2011.

In February 2012, the Company sold a 0.25% working interest in the Moroni #1 AXZH Well and the 320-acre leasehold prospect for cash proceeds of $19,390, to a related party, Zions Energy Corporation. This purchase was made on the same terms as other independent third party purchases that the Company completed in December 2011.

F-21

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In February 2012, the Company sold a 2.0% working interest in the Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, for cash proceeds of $6,060 to a related party, Zions Energy Corporation. This purchase was made on the same terms as other independent third party purchases that the Company completed in December 2011.

Prior to April 1, 2011, the Company issued 3,236,650 shares of common stock to Glenn G. MacNeil as a penalty for the Company’s sale of shares below $0.20 per share. The additional shares awarded were fully vested on the date of the grant.

MacKov Investments Limited (“MacKov”), a company in which Glenn G. MacNeil and his spouse own 100% of the ownership interests, has entered into certain related-party transactions with the Company prior to and since he became an officer and director of the Company on April 1, 2011.  These transactions include the following:

a.	Prior to April 1, 2011, MacKov purchased overriding royalty interests in oil and gas properties located in Kansas. All purchases were made on the same terms and conditions as those made with third parties. The overriding royalty interest which MacKov will receive with respect to Kansas properties ranges from 0.25% to 2.25%. As of February 27, 2012, MacKov has received $2,809 in royalty payments with respect to its overriding royalty interest in the Kansas properties.

b.	Also prior to April 1, 2011, MacKov purchased working interests, overriding royalty interests and carried working interests in oil and gas properties located in Utah. All purchases were made on the same terms and conditions as those made with other third parties at the time. MacKov’s interests in the Liberty #1 Well and the acreage related to the Liberty Project include: an overriding royalty interest of 1%; a carried working interest of 1%, before and after payout; and a working interest of 2.25% before payout and 1.75% after payout. In December 2011, MacKov purchased an additional 0.5% working interest before and after payout in the Liberty #1 Well and Nephi Prospect (see paragraph (k) below). MacKov’s interest in the Fountain Green Project includes a 0.5% working interest in the deep rights and 0.25% working interest in the shallow rights. MacKov has received no royalty payments with respect to its overriding royalty interests in the Utah properties.

c.	From April 1, 2011 to December 31, 2011, MacKov made various short-term loans to the Company totaling $460,800 in principal and $94,109 in interest and fees for the period. On June 30, 2011, MacKov converted $300,000 of principal, interest and finance fees owing under the short-term loans into 3,000,000 common shares at $0.10 per share, as per the applicable convertible loan agreement. As of December 31, 2011, $217,050 in principal and $37,859 in interest and finance fees remains owing to MacKov, for a total sum of $254,909, and bears interest at 2% per month and is due April 30, 2012. As of December 31, 2011, this amount is shown net of a debt discount of $52,476. Each of these loans was made on the same terms and conditions as those made with third parties and each was approved by the Board of Directors.

d.	In April 2011, the Company issued 5,000,000 shares of common stock, valued at $500,000 on the date of issuance, to MacKov as a sign-on bonus in connection with the execution of an agreement for consulting financial services which were fully performed as of December 31, 2011. The shares were fully vested on the date of grant.

e.	In June 2011, the Company issued 274,875 shares, valued at $54,975 on the date of issuance, to MacKov as compensation for financial consulting services which were fully performed as of December 31, 2011. The shares were fully vested on the date of the grant.

f.	In June 2011, the Company issued 400,000 shares of common stock, valued at $60,000 on the date of issuance, to MacKov as compensation for services rendered during the second quarter of 2011. The shares were fully vested on the date of the grant.

F-22

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

g.	In July 2011, the Company issued 63,413 shares, valued at $9,512 on the date of issuance, to MacKov as compensation for services. The shares were fully vested on the date of the grant.

h.	In September 2011, the Company issued 5,700,000 shares of common stock, valued at $855,000 on the date of issuance, to MacKov as compensation for the achievement goals established by the Board of Directors in March 2011. The shares were fully vested on the date of the grant.

i.	In September 2011, the Company issued 400,000 shares of common stock, valued at $60,000 on the date of issuance, to MacKov as compensation for financial consulting services rendered during the third quarter of 2011. The shares were fully vested on the date of the grant.

j.	As further consideration for a loan made to the Company in October 2011, the Company issued to MacKov 2,500,000 warrants to purchase shares of the Company’s common stock with an adjustable strike price of $0.16 per share, and an expiration date of October 20, 2012. If the warrants are not exercised by the October 20, 2012 deadline, the strike price adjusts to $0.25 and the expiration date of the warrants is extended to October 20, 2013 (see Note 7). This warrant issuance was made on similar terms as another warrant issuance by the Company to a third party lender in October 2011.

k.	In December 2011, MacKov purchased a 0.5% working interest before and after payout in Liberty #1 Well and Nephi Prospect for cash of $44,611. This purchase was made on the same terms as an independent third party purchase that the Company completed in December 2011.

l.	In December 2011, MacKov purchased a 3.5% working interest before and after payout in the Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, for $10,605 in cash. This purchase was made on the same terms as other independent third party purchases that the Company completed in December 2011.

m.	In December 2011, MacKov was paid $20,000 cash for financial consulting services rendered during the fourth quarter of 2011 and $40,000 of the fourth quarter billings that were unpaid and outstanding as of December 31, 2011. In addition, $3,307 of expense reimbursements was unpaid and outstanding as of December 31, 2011. A total of $43,307 is due to MacKov as of December 31, 2011 for these two items and this is in addition to the note payable amount of $254,909 that was outstanding at December 31, 2011.

n.	In February 2012, MacKov purchased a 1.5% working interest before and after payout in the Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, for $4,545 in cash. This purchase was made on the same terms as other independent third party purchases that were completed in December 2011.

All related-party transactions have been reviewed and approved by a majority vote of our Board of Directors. With respect to transactions in which the related party is also a member of our Board of Directors, such director is required to abstain from voting to approve the transaction.

F-23

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 7     NOTES PAYABLE

Notes Payable consists of the following notes:

	December 31,	December 31,
	2011	2010
Note Payable interest at 12.0%, due June 2012, secured by 5% working interest in HUOP Utah leases	$1,080,000	$1,080,000

Note Payable interest at 18.0%, due on demand, secured by Mai, Johnson and Gorham, Kansas leases	90,000	90,000

Note Payable to Land Rover Capital Group, monthly payments of $1,949 including interest at 7.5% through November 2013, secured by vehicle	43,650	57,344

Note Payable interest at 10.0%, due on demand, unsecured	-	10,550

Note Payable interest of 10.0%, due June 2012, unsecured	248,000	-

Note Payable interest of 10.0%, due on demand, secured by 10% working interest in HUOP Utah leases	700,000	-

Note Payable for $152,514 with interest of 2.0% monthly, due April 2012, unsecured – net of discount	121,694	-

Note Payable, monthly payments of $1,500 with interest of 0%, due May 2013, unsecured	24,296	-

Note Payable to U.S. Bank, monthly payments of $467 including interest at 7.5%, due November 2011, secured by vehicle	-	4,593

Note Payable to U.S. Bank, monthly payments of $8,266 including interest at 6.5% due on May 2011, unsecured	-	43,135

Note Payable interest of 9.0%, due on demand, unsecured	-	25,000

Note Payable for Gorham, Chase Silica and Top of Trapp, no interest, all due March 2011, unsecured	-	69,178

Note Payable for Boxberger II, interest at 6.0%, due March 2011, secured by well equipment	-	53,190

Note Payable for Gorham-Benz, interest 6.0% due March 2011, unsecured	-	65,303

Total Notes Payable	2,307,640	1,498,293
Less: Current Portion (includes demand notes)	2,277,497	380,707
Long-Term Portion	$30,143	$1,117,586

Estimated annual future maturities of Notes Payable are as follows:

Year	Amount
2012 (includes demand notes)	$2,277,497
2013	30,143
Thereafter	-
Total	$2,307,640

F-24

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On October 20, 2011, in conjunction with the issuance of $407,423 notes payable ($254,909 note payable to a related party and $152,514 to an unaffiliated investor) the Company granted warrants to purchase 4,000,000 shares of common stock, exercisable at $0.16 per share until October 20, 2012, at which time the exercise price will increase to $0.25 until the warrants expire on October 20, 2013.  These warrants were totally vested at the time of the grant and remain outstanding as December 31, 2011.  The Company has determined the fair value of the issued warrants to be $197,151 and allocated the debt proceeds in accordance with the relative fair value method.  The $132,860 relative fair value of the warrants has been reported as a debt discount and netted against the amount due on the notes payable and is being amortized over the term of notes payable.  The Company has recorded interest expense of $49,564 as accretion of the notes payable as of December 31, 2011.

NOTE 8     CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable consists of the following:

	December 31,	December 31,
	2011	2010
Note Payable interest at 8.0%, due June 2012, convertible into common shares of the Company at a $350,000 of the loan has a conversion rate of $1.00 per common share and $17,500 of the loan has a conversion rate of $0.25 per common share, and 1.0% working interest in HUOP Utah leases	$367,500	$350,000

Note Payable interest at 12.0%, due June 2012, convertible into common shares of the Company at a conversion rate of $1.00 per common share, unsecured	52,560	47,824

Note Payable interest at 10.0%, due on demand, convertible into common shares of the Company at a conversion rate of $0.25 per common share, secured by certain Kansas leases and 10.0% working interest in HUOP Utah leases. See subsequent events (Note 18)	1,300,000	-

Note Payable interest at 5.0%, due April 2012, convertible into common shares of the Company at a conversion rate of $0.50 per common share or $0.25 per common share if the Company stock becomes tradable in a public market, unsecured	-	17,500

Note Payable interest at 10.0%, due June 2012, convertible into common shares of the Company at a conversion rate of $0.25 per common share, unsecured	100,000	-

Note Payable interest at 5.0%, due February 2012, convertible into common shares of the Company at a conversion rate of CAD $0.16 (which was USD $0.167 at the time of loan) per common share, unsecured	50,000	-

Note Payable interest at 5.0%, due February 2012, convertible into common shares of the Company at a conversion rate of CAD $0.16 (which was USD $0.167 at the time of loan) per common share, unsecured	50,000	-

Note Payable interest at 0%, due April 2012, convertible into common shares of the Company at a conversion rate of $0.22 per common share, unsecured	25,000	-

Total Convertible Notes Payable	1,945,060	415,324
Less: Current Portion	1,945,060	397,824
Long-Term Portion	$-	$17,500

F-25

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Estimated annual future maturities of Convertible Notes Payable are as follows:

Year	Amount
2012	$1,945,060
2013	-
Thereafter	-
Total	$1,945,060

NOTE 9     DUE TO RELATED PARTY

As of December 31, 2011, the Company had a related party payable of $245,740 to MacKov Investments Limited, which is controlled by Glenn G. MacNeil, a director and officer of the Company, and his wife. This amount is net of a debt discount of $52,476 and consists of a $202,433 short-term note payable which is due April 2012 and bears monthly interest of 2.0% and $43,307 for outstanding consulting fees and unreimbursed business related expenses that is non-interest bearing and has not set terms of repayment.

NOTE 10     DUE TO DIRECTOR

As of December 31, 2011, the Company has $27,934 due to one of the Company’s director, Douglas C. Hewitt, Sr. The amount is non-interest bearing and has no set terms of repayment.

NOTE 11     WARRANTS TO PURCHASE COMMON STOCK

The Company accounts for stock-based compensation under the provisions of FASB ASC 718. This standard requires the Company to record an expense associated with the fair value of stock-based compensation.  The Company uses the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant.  Warrant pricing models require the input of highly subjective assumptions, including the expected price volatility.  For the warrants granted in 2011, the Company used a variety of comparable and peer companies to determine the expected volatility.  The Company believes the use of peer company data fairly represents the expected volatility it would experience if the Company was publicly traded in the oil and gas industry over the contractual term of the warrants. Changes in these assumptions can materially affect the fair value estimate.  The total fair value or relative fair value of the warrants issued for services and debt holders is recognized as an expense over the vesting period.  There were warrants to purchase 12,696,875 shares of common stock exercisable as of December 31, 2011 at $0.16 to $0.30 per share and expire at various times in between October 20, 2012 and December 11, 2013.

During the year 2011, 3,090,000 of warrants that were previously issued in 2008 and 2009 were forfeited or expired.

Warrants to Purchase Common Stock Granted in 2011

On March 31, 2011, the Company granted warrants to purchase up to 6,000,000 shares of common stock exercisable at $0.25 per share to Nostra Terra Oil & Gas, PLC pursuant to the Nostra Settlement. The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were granted. The warrants were fully vested at the time of the grant.

F-26

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The following assumptions were used for the Black-Scholes model:

March 31, 2011
Risk free rates	1.05%
Dividend yield	0%
Expected volatility	83%
Contractual term	2.5 Years

The "fair market value" at the date of grant for warrants granted is as follows:

Fair value per warrant	$0.027
Total warrants granted	6,000,000
Total fair value of warrants granted	$161,644

Also, on March 31, 2011, the Company granted warrants to purchase up to 2,000,000 shares of common stock exercisable at $0.25 per share to Quantum Energy & Technologies LLC as per a certain loan agreement. The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were granted. The warrants were fully vested at the time of the grant.

The following assumptions were used for the Black-Scholes model:

March 31, 2011
Risk free rates	0.80
Dividend yield	0
Expected volatility	55%
Contractual term	1.84 Years

The "fair market value" at the date of grant for warrants granted is as follows:

Fair value per warrant	$0.006
Total warrants granted	2,000,000
Total fair value of warrants granted	$11,977

On October 20, 2011, the Company granted warrants to purchase up to 4,000,000 shares (2,500,000 of which were granted to a related party, MacKov, see Note 6 and Note 7) of common stock adjustable exercisable price starting at $0.16 that expires October 20, 2012 and if not exercised it adjusts to $0.25 and expires on October 20, 2013.

The following assumptions were used for Black-Scholes model:

October 20, 2011
Risk free rates	0.28
Dividend yield	0
Expected volatility	56%
Contractual term	2 Years

Fair value per warrant	$0.05
Total warrants granted	4,000,000
Total fair value of warrants granted	$197,151

Between October 28, 2011 and December 29, 2011, the Company issued warrants to purchase 696,875 shares of common stock, at the time it issued certain common stock for cash proceeds during the year (see Note 5) of which 503,125 had an exercisable price of $0.25 that expires one year from date of issue and 193,750 has an exercisable price of $0.30 that expires two years from date of issue.

F-27

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The total outstanding warrants for the period of December 31, 2010 through December 31, 2011 are as follows:

	Warrants	Weighted- Average Exercise Price	Weighted- Average Remainder Contractual Term in Years
Warrants outstanding as of December 31, 2010	3,090,000	$0.30	3.40
Granted	12,696,875	0.22	1.63
Exercised	-	-	-
Forfeited/Expired	3,090,000	-	-
Warrants outstanding as of December 31, 2011	12,696,875	0.22	1.63

NOTE 12      ASSET RETIREMENT OBLIGATIONS

FASB ASC 410 requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable. Under this method, when liabilities for dismantlement and abandonment costs, excluding salvage values, are initially recorded, the carrying amount of the related oil and gas properties is increased. The fair value of the ARO asset and liability is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted using the units of production method. Should either the estimated life or the estimated abandonment costs of a property change materially upon the Company’s periodic review, a new calculation is performed using the same methodology of taking the abandonment cost and inflating it forward to its abandonment date and then discounting it back to the present using the Company’s credit-adjusted-risk-free rate. The carrying value of the asset retirement obligation is adjusted to the newly calculated value, with a corresponding offsetting adjustment to the asset retirement cost.

The following table summarizes the Company’s asset retirement obligation transactions recorded in accordance with the provisions of FASB ASC 410 during the years ended December 31, 2011 and December 31, 2010:

	December 31, 2011	December 31, 2010
Beginning Asset Retirement Obligation	$348,742	$362,344
Liabilities Incurred for New Wells Placed in Production	106,507	7,822
Liabilities Decreased for Wells Sold or Plugged	(109,620)	(25,060)
Accretion of Discount on Asset Retirement Obligations	4,614	3,636
Ending Asset Retirement Obligation	$350,243	$348,742

NOTE 13     INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB ASC 740. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-28

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The income tax benefit for the years ended December 31, 2011 and 2010 consists of the following:

	2011	2010
Current Income Taxes	$-	$-
Deferred Income Taxes	-	-
Provision for Income Taxes	$-	$-

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2011 and 2010 to the amount of income tax expenses that would result from applying the statutory rate to pretax income.

Reconciliation of reported amount of income tax expense:

	2011	2010
Income (Loss) Before Taxes and NOL	$(9,613,034)	$(6,657,743)
Federal Statutory Rate	x34%	x 34%
Taxes (Benefit) Computed at Federal Statutory Rates	(3,268,432)	(2,263,633)
State Taxes (Benefit), Net of Federal Taxes	(317,230)	(219,706)
Effects of:
Permanent Differences	172,258	997
Freedom Acquisition	(1,855,416)
Increase in Valuation Allowance	5,268,820	2,482,342

Reported Benefit	$-	$-

At December 31, 2011 and 2010, the Company has a net operating loss carry forward for Federal income tax purposes of $18,273,879 and $4,339,648, respectively, which expires in varying amounts during the tax years 2023 and 2031. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. A change in ownership occurred as a result of the merger with Freedom during 2011 resulting in possible limitations on the future use of net operating loss carry forwards.

The components of the Company’s deferred tax assets were as follows:

	Year Ended December 31,
	2011	2010
Deferred Tax Assets (Liability)
Current:
Accrued Payroll	43,115	290,931
Current	43,115	290,931

Non-Current:
Net Operating Loss Carry Forwards (NOLs)	6,816,157	1,618,688
Fixed Assets	(19,661)	(18,534)
Oil & Gas Properties	(2,283,365)	(714,579)
Share Based Compensation (Warrants)	73,537	123,028
Share Based Compensation (Restricted Shares)	3,498,278	1,561,306
Other	5,848	4,249
Non-Current	8,090,794	2,574,158

Total Deferred Tax Assets	8,133,909	2,865,089
Less: Valuation Allowance	(8,133,909)	(2,865,089)
Net Deferred Tax Asset	$-	$-

Under FASB ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement.  Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2011 and 2010, the Company has no liabilities for unrecognized tax benefit.

F-29

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense.  For the years ended December 31, 2011, and 2010, the Company did not recognize any interest or penalties in its consolidated statement of operations, nor did it have any interest or penalties accrued in its consolidated balance sheet at December 31, 2011 and 2010 relating to unrecognized benefits.

The tax years 2011, 2010, 2009 and 2008 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject. In addition, due to the fact the Company merged with Freedom, Freedom’s tax returns, prior to the merger, for years 2003 to 2011 also remain open.

NOTE 14     CAPITAL LEASE OBLIGATION

The Company leased well equipment under an agreement which is classified as a capital lease.  The term of the capital lease is for 5 years with monthly payments of $3,200 per month with the final payment due on May 20, 2013.  At December 31, 2011 and December 31, 2010, the remaining capital lease obligation was $51,227 and $83,663, respectively.

At December 31, 2011 and December 31, 2010, well equipment acquired under capital leases totaled $154,155 and accumulated depreciation was $84,418 and $62,396, respectively.

Estimated annual future maturities of capital leases are as follows:

Year	Amount
2012	$35,479
2013	15,748
Thereafter	-
Total	$51,227

NOTE 15     OPERATING LEASES

The Company leases office space in Salt Lake City, Utah (“Premises Lease”) which consists of approximately 3,903 square feet.  The Company has a prepaid security deposit of $8,954.  The lease was originally for the term of three years beginning June 1, 2005. On June 1, 2008, the lease was extended for an additional 3 years until May 31, 2011, and amended on April 1, 2011 to extend the Premises Lease until August 31, 2011. A new one-year lease agreement was effective as of September 1, 2011 with the option to renew annually for two additional years. For the year 2011, the Premises Lease payments were $90,290 and $121,622 for the year 2010. Beginning September 1, 2011, the Company is on an annualized obligation of $107,470, or $8,956 per month. The option to renew for the period September 1, 2012 to August 31, 2013 is an annualized obligation of $110,167 and for the period September 1, 2013 to August 31, 2014 is an annualized obligation of $112,902.

The Company leases a printer, copier and fax machine from Revco Leasing Company. The term of the lease is for 37 months commencing March 23, 2010.  The monthly lease payment is $255. For the year 2011 the lease payments were $3,061 and $3,061 for the year 2010.

NOTE 16     FAIR VALUE

FASB ASC 820 defines fair value, establishes a framework for measuring fair value under U.S. generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under FASB ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under FASB ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, with the first two inputs considered observable and the last input considered unobservable, that may be used to measure fair value as follows:

F-30

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As required by ASC 820 financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the nonfinancial assets and liabilities and their placement in the fair value hierarchy levels. The fair value of the Company’s asset retirement obligations are determined using discounted cash flow methodologies based on inputs that are not readily available in public markets.

The Company follows the provisions of ASC 820 for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis. As it relates to the Company, the statement applies to the initial recognition of asset retirement obligations for which fair value is used.

The asset retirement obligation estimates are derived from historical costs as well as management’s expectation of future cost environments. As there is no corroborating market activity to support the assumptions used, the Company has designated these liabilities as Level 3. A reconciliation of the beginning and ending balances of the Company’s asset retirement obligation is presented in Note 12.

NOTE 17     FINANCIAL INSTRUMENTS AND CONCENTRATION RISKS

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of their immediate or short-term maturities.

Substantially all of the Company’s accounts receivable result from oil and gas sales or joint interest billings to third parties in the oil and gas industry.  This concentration of customers and joint interest owners may impact the Company’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. As of December 31, 2011, 49% of the accounts receivable balance resulted from two entities.  As of December 31, 2010, 59% of the accounts receivable balances were also resulting from two entities.  Historically, the Company has not experienced significant credit losses on such receivables.  No bad debt was recorded for the year ended December 31, 2011 and 2010.  The Company cannot ensure that such losses will not be realized in the future.  For the year ended December 31, 2011 and 2010, all of the revenues resulted from producing wells in Kansas.

NOTE 18     SUBSEQUENT EVENTS

On January 1, 2012, an agreement was reached with holders of two convertible notes payable, one for $367,500 and the other for $52,560, wherein the conversion price was reduced from $1.00 per share to $0.25 per share of common stock.

F-31

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On January 1, 2012, an agreement was reached with holders of two notes payable, one for $1,080,000 and the other for $248,000, wherein the notes became convertible at $0.25 per share.

On January 13, 2012, the Company issued 468,750 shares of common stock to an unaffiliated investor for cash of $75,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 234,375 shares of common stock with an exercise price of $0.25 per share, which expire on January 13, 2013.

On January 17, 2012, the Company issued 1,875,000 shares of common stock to an unaffiliated investor for cash of $300,000 or $0.16 per share.  In addition, the Company granted warrants to purchase up to 937,500 shares of common stock with an exercise price of $0.25 per share, which expire on January 17, 2013.

On January 23, 2012, the Company issued 100,000 shares of common stock to a consultant for a value of $16,000 or $0.16 per share for services rendered.

On January 30, 2012, the Company sold a 1.0% working interest in the Moroni #1 AXZH Well and the 320-acre leasehold prospect for cash proceeds of $77,561.

On February 1, 2012, Nostra Terra Oil & Gas Company (“NTOG”) filed an action against the Company, HPI, HEGINC, and HEGLLC in the Twenty-Third Judicial District Court of Russell County, Kansas. The complaint alleges that the Company defaulted on its repayment obligations under a note and security agreement, dated April 13, 2011, in the principal amount of $1.3 million and accrued interest at 10% per annum. The complaint seeks foreclosure on two of the Company’s property leases located in Kansas. The note was due on January 31, 2012. On January 31, 2012, the Company requested the loan payoff and documents relating to the release of collateral from NTOG’s representatives. The Company followed up on this request with a written request on February 1, 2012. As of the date of this registration statement, NTOG’s representatives have failed to provide the payoff amount and documents relating to the release of the collateral, and the Company intends to file an answer to NTOG’s complaint on or before March 1, 2012. The Company intends to vigorously defend against this foreclosure action and repay any amount that is ultimately determined to be outstanding.

On February 5, 2012, the Company issued 4,000 shares of common stock to an unaffiliated investor for cash of $1,000 or $0.25 per share.  In addition, the Company granted warrants to purchase up to 2,000 shares of common stock with an exercise price of $0.40 per share, which expire on February 5, 2013.

On February 10, 2012, the Company sold a 0.5% working interest in the Moroni #1 AXZH Well and the 320-acre leasehold prospect for cash proceeds of $38,780, to a related party, Zions Energy Corporation (see Note 6).

On February 21, 2012, the Company sold a 0.25% working interest in the Moroni #1 AXZH Well and the 320-acre leasehold prospect for cash proceeds of $19,390, to a related party, Zions Energy Corporation (see Note 6).

On February 22, 2012, the Company sold 3.5% working interest in its Koelsch Field, including the requirement to participate in the Koelsch #25-1 Well, to two investors for cash proceeds of $10,605 of which 1.5% working interest and $4,545 is to a related party, MacKov Investment Limited and 2% working interest and $6,060 is to another related party, Zions Energy Corporation (see Note 6).

NOTE 19     SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

Oil and Natural Gas Reserves and Related Financial Data

Information with respect to the Company's crude oil and natural gas producing activities is presented in the following tables. Reserve quantities, as well as certain information regarding future production and discounted cash flows, were determined by Pinnacle Energy Services L.L.C., independent petroleum consultants based on information provided by the Company. Our first full-year reserve report in sufficient detail under SEC standards is as of December 31, 2011, and as a result, we are not able to complete either opening year balances, or a comparative to year-end 2010 information.

F-32

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Oil and Natural Gas Reserve Data

The following tables present the Company's independent petroleum consultants' estimates of our proved oil and natural gas reserves, as of December 31, 2011. The Company emphasizes that reserves are approximations and are expected to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

	Natural Gas (MCF)	Oil (BLS)
Net Production 2011	-	7,161
Net Proved Developed and Undeveloped Reserves at December 31, 2011	348,500	851,200
Net Proved Developed Reserves at December 31, 2011	-	106,100

Proved reserves are estimated quantities of oil and natural gas, which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are included for reserves for which there is a high degree of confidence in their recoverability and they are scheduled to be drilled within the next five years.

Standardized Measure of Discounted Future Net Cash Inflows and Changes Therein

The following table presents a standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas were prepared in accordance with the provisions of ASC 932-235-50. Future cash inflows were computed by applying oil and natural gas prices that were calculated by using the unweighted arithmetic average of the first-day-of-the-month price for each month of the 12-month beginning January 1, 2012, to estimated future production. Future production and development costs were computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Future income tax expenses were calculated by applying appropriate year-end tax rates to future pretax cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved and tax credits and loss carry forwards relating to oil and natural gas producing activities. Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted future cash flows. Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the Company's oil and natural gas reserves.

2011
Future Net Cash Inflows	$79,898,990
Future Production Costs	(24,361,460)
Future Development Costs	(7,636,380)
Future Severance Tax Expense	(9,851,540)
Future Net Cash Inflows	$38,049,610
10% Annual Discount for Estimated Timing of Cash Flows	(20,287,450)
Measure of Discounted Future Net Cash Flows Before Income Taxes	$17,762,160
Income Taxes	(6,625,285)
Measure of Discounted Future Net Cash Flows	$11,136,875

F-33

RICHFIELD OIL & GAS COMPANY

Formerly Hewitt Petroleum, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Oil and natural gas prices that were calculated by using the unweighted arithmetic average of the first-day-of-the-month price for each month of the 12-month beginning January 1, 2012, and were adjusted to reflect applicable transportation and quality differentials on a well-by-well basis to arrive at realized sales prices used to estimate the Company's reserves. The prices for the Company's reserve estimates were as follows:

	Natural Gas MCF	Oil Bbl
January 1, 2012	$4.163	$96.19

F-34